As filed with the Securities and Exchange Commission on February 12, 2003
================================================================================

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ------------

         NEVADA            IVP TECHNOLOGY CORPORATION        65-6998896
    (State or Other           (Name of Registrant         (I.R.S. Employer
    Jurisdiction of              in Our Charter)         Identification No.)
     Incorporation
    or Organization)

2275 LAKESHORE BLVD. WEST,            7372            2275 LAKESHORE BLVD. WEST,
        SUITE 401              (Primary Standard               SUITE 401
TORONTO, ONTARIO M8V 3Y3           Industrial          TORONTO, ONTARIO M8V 3Y3
         CANADA                  Classification                 CANADA
     (416) 255-7578               Code Number)              (416) 255-7578

(Address and telephone                                    (Name, address and
  number of Principal                                     telephone number of
 Executive Offices and                                     agent for service)
  Principal Place of
       Business)
                                   Copies to:
       Clayton E. Parker, Esq.                      Troy J. Rillo, Esq.
      Kirkpatrick & Lockhart LLP                 Kirkpatrick & Lockhart LLP
201 S. Biscayne Boulevard, Suite 2000      201 S. Biscayne Boulevard, Suite 2000
         Miami, Florida 33131                       Miami, Florida 33131
            (305) 539-3300                             (305) 539-3300
    Telecopier No.: (305) 358-7095             Telecopier No.: (305) 358-7095

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
                                                     Proposed
 Title of Each                      Proposed          Maximum
    Class of                         Maximum         Aggregate       Amount of
 Securities to    Amount to be   Offering Price   Offering Price   Registration
 be Registered     Registered     Per Share (1)        Price            Fee
 -------------     ----------     -------------        -----            ---

Common stock
par value $0.001
Per share          95,360,913         $0.16         $15,257,746       $1,403.71

TOTAL              95,360,913         $0.16         $15,257,746       $1,403.71
                   ==========         =====         ===========       =========



--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Exchange Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of February 10, 2003.

                                   PROSPECTUS

                                 Subject to completion, dated February 12, 2003


                           IVP TECHNOLOGY CORPORATION
                        95,360,913 SHARES OF COMMON STOCK

        This prospectus relates to the sale of up to 95,360,913 shares of IVP Technology's common stock by certain persons who are, or will become, stockholders of IVP Technology. Please refer to "Selling Stockholders" beginning on page 14. IVP Technology is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. IVP Technology will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by IVP Technology. IVP Technology has agreed to allow Cornell Capital Partners, L.P. to retain 3% of the proceeds raised under the Equity Line of Credit.

        The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On February 3, 2003 the last reported sale price of our common stock was $0.15 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "TALL." These prices will fluctuate based on the demand for the shares of common stock.

        The selling stockholders consist of:

        o Cornell Capital Partners, who intends to sell up 33,297,000 shares of common stock.

        o Other selling stockholders, who intend to sell up to 62,063,913 shares of common stock.

        Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay IVP Technology 92% of the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date, plus a retainage of 3%, payable to Cornell Capital Partners, L.P., of the amount of each advance. In addition, IVP Technology has paid Cornell Capital Partners a one-time commitment fee payable in 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. The 8% discount, the one-time commitment fee and the 3% retainage are underwriting discounts payable to Cornell Capital Partners L.P..

        Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

        THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

        PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.

        With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February __, 2003.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................2
THE OFFERING..................................................................3
RISK FACTORS..................................................................6
FORWARD-LOOKING STATEMENTS...................................................12
SELLING STOCKHOLDERS.........................................................13
USE OF PROCEEDS..............................................................17
DILUTION.....................................................................18
EQUITY LINE OF CREDIT........................................................19
PLAN OF DISTRIBUTION.........................................................21
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................23
DESCRIPTION OF BUSINESS......................................................38
MANAGEMENT...................................................................46
DESCRIPTION OF PROPERTY......................................................50
LEGAL PROCEEDINGS............................................................50
PRINCIPAL STOCKHOLDERS.......................................................51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................52
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
 EQUITY AND OTHER STOCKHOLDER MATTERS........................................54
DESCRIPTION OF SECURITIES....................................................59
EXPERTS......................................................................61
LEGAL MATTERS................................................................61
HOW TO GET MORE INFORMATION..................................................61
FINANCIAL STATEMENTS........................................................F-1

--------------------------------------------------------------------------------

        Our audited financial statements for the fiscal year ended December 31, 2001, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

        IVP Technology Corporation is a Toronto headquartered commercial and consumer software developer, licensor, publisher, marketer, and distributor that has operations in the United Kingdom, Canada and the United States. IVP also provides information technology services to corporations and institutions in the United States and Canada. IVP Technology operates an enterprise and a consumer divisions. The enterprise division markets general data management products and services, web and other information technology services. The consumer division develops, licenses, markets, publishes and distributes mobile device entertainment systems, video game software and accessories in Europe and the United States.

        Since July 1, 2002, IVP has been concentrating on expanding its customer base and its distribution capacity in the consumer and enterprise divisions. In the consumer division, IVP is searching for additional third party video game titles to fill its release schedule for publication and distribution for 2003 and 2004. This may entail completing strategic alliances with or acquiring development companies, as well as licensing completed products/titles for publication and distribution rights in certain geographical territories or for certain hardware platforms. In the enterprise division, IVP is looking to acquire distribution rights for additional software products to round out its software offerings, as well as to add more IT service personnel and obtain new IT service contracts.

        In 2002, IVP Technology did not earn any revenue from the licensing or the sale of software products by its enterprise division, including the PowerAudit, I-Bos, Classifier, Viper and Vaayu products. Significantly all of IVP Technology's revenue in 2002 was earned from the sale of video games made by its wholly owned subsidiary, Ignition Entertainment.

GOING CONCERN

        As reflected in IVP Technology's unaudited financial statements for the nine months ended September 30, 2002, IVP Technology's accumulated deficit of $20,302,083 and its working capital deficiency of $9,518,833 raise doubt about its ability to continue as a going concern. The ability of IVP Technology to continue as a going concern is dependent on IVP Technology's ability to raise additional debt and capital including the ability to raise capital under the equity line of credit and implement its business plan. The financial statements for September 30, 2002 do not include any adjustments that might be necessary if IVP Technology is unable to continue as a going concern.

        IVP Technology has entered into various software distribution and licensing agreements, has acquired two operating businesses, has obtained committed letter of credit and factoring lines and intends on raising additional equity capital, project/development finance debt and acquisition debt in order to expand its business operations. Management believes that actions presently being taken to obtain additional funding and to operate and expand its existing business operations provide the ability for IVP Technology to continue as a going concern.

                                    ABOUT US

        IVP Technology's principal office is located at 2275 Lakeshore Blvd. West, Suite 401, Toronto, Ontario M8V 3Y3 Canada. Its telephone number is (416) 255-7578. IVP Technology's wholly-owned subsidiary, Ignition Entertainment Limited operates out of three offices in the United Kingdom: London, Lincoln and Banbury. IVP Technology has also established a sales and distribution office in Chicago, Illinois where it has obtained the Illinois trade name registration of Ignition USA. Springboard Technology Solutions Inc. also operates a data integration business under the registered trade name of MDI Solutions which operates as a medical data integration group and is located in IVP Technology's principle office location.

                                  THE OFFERING

        This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of ours. The selling stockholders consist of:

        o Cornell Capital Partners intends to sell up to 33,297,000 shares of common stock.

        o Other selling stockholders, who intend to sell up to 62,063,913 shares of common stock.

        Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10 million. The amount of each advance is subject to an aggregate monthly maximum advance amount of $425,000 in any thirty-day period. Cornell Capital Partners will pay IVP Technology 92% of the lowest closing bid price of the common stock during the five consecutive trading days period immediately following the notice date. IVP Technology has paid Cornell Capital Partners a one-time commitment fee in the amount of 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, Cornell Capital Partners will be entitled to retain 3% of each advance under the Equity Line of Credit. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

        We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 100,000 shares of IVP Technology's common stock. Westrock Advisors, Inc. is not participating as an underwriter in this offering.

        IVP Technology has engaged Danson Partners LLC to advise it in connection with certain financial and accounting matters. Danson Partners was paid a fee of $200,000. Of this fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.


COMMON STOCK OFFERED          95,360,913 shares by selling stockholders

OFFERING PRICE                Market price

COMMON STOCK OUTSTANDING
  BEFORE THE OFFERING(1)      119,963,261 shares

USE OF PROCEEDS               We will not  receive  any  proceeds  of the shares
                              offered   by   the   selling   stockholders.   Any
                              proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for general working capital purposes. See "Use of Proceeds."

RISK FACTORS                  The  securities  offered  hereby  involve  a  high
                              degree   of   risk   and   immediate   substantial
                              dilution.  See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN
  BOARD SYMBOL                TALL

----------

(1) Excludes warrants to purchase 265,000 shares of common stock, debentures convertible into 1,190,476 shares of common stock (assuming a conversion price equal to 120% of $0.105), up to 28,809,524 shares of common stock to be issued under the Equity Line of Credit, which amount may be higher or lower if more or less shares are required upon the conversion of the debentures, and the 15,000,000 shares of common stock and the 3,500,000 shares of preferred stock IVP Technology is required to issue for the Ignition Entertainment Limited acquisition. Also excludes 2,000,000 shares issued to former directors that have been rescinded.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                    SEPTEMBER 30,      DECEMBER 31,
                                                                         2002              2001
                                                                                         (AUDITED)
                                                                     (UNAUDITED)       (AS RESTATED)
                                                                   ----------------- ------------------
ASSETS
CURRENT ASSETS
    Cash                                                           $              -  $             232
    Accounts Receivable (Less Allowance
     for Doubtful Accounts of $43,970)                                      608,133                  -
    Inventory                                                                 2,236                  -
    Prepaid expenses                                                        159,158                  -
                                                                   ----------------- ------------------
   Total Current Assets                                                     769,527                232
                                                                   ----------------- ------------------
FIXED ASSETS
    Plant, Property and Equipment, at Cost                                  534,950                  -
    Accumulated Depreciation                                               (98,657)                  -
                                                                   ----------------- ------------------
                                                                            436,293                  -
                                                                   ----------------- ------------------
OTHER ASSETS
    Excess of Cost Over Net Assets Acquired                              11,025,573                  -
    Miscellaneous Receivable                                                      -                872
    License Agreement - Software, net of
     accumulated amortization of $267,605                                   446,007          3,600,431
    Software Development, net of accumulated
     amortization of $5,041                                                  40,326                  -
    Other Assets                                                             94,943                  -
                                                                   ----------------- ------------------
   Total Other Assets                                                   11,606,849          3,601,303
                                                                   ----------------- ------------------
TOTAL ASSETS                                                       $    12,812,669  $       3,601,535
                                                                   ================= ==================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
          Bank Overdraft                                           $         11,035  $               -
    Accounts payable and accrued liabilities                                990,640            479,571
    Accounts payable - license agreement                                          -          3,620,268
    Other Payables                                                          283,258                  -
    Accrued Interest                                                         11,484             34,841
    Due to DcD Factors, Plc                                                 359,103
    Income Taxes Payable                                                    156,911                  -
    Notes payable                                                           104,020            200,000
    Common stock to be issued                                             3,592,247                  -
    Convertible preferred stock to be issued, short term                  4,779,662                  -
                                                                   ----------------- ------------------
   Total Current Liabilities                                             10,288,360          4,334,680
                                                                   ----------------- ------------------
LONG-TERM LIABILITIES
    Convertible debenture                                                   150,000                  -
    Notes payable                                                           319,826            129,020
    Convertible preferred stock to be issued, long term                   3,584,747                  -
                                                                   ----------------- ------------------
   Total Long-Term Liabilities                                            4,054,573            129,020
                                                                   ----------------- ------------------

STOCKHOLDERS' EQUITY (DEFICIENCY)
    Preferred stock, $.001 par value, 50,000,000 shares
authorized, none                                                                  -                  -
      issued and outstanding
    Common stock, $.001 par value 150,000,000 shares
authorized,
    88,949,261 and 48,752,848 shares issued and outstanding,
respectively                                                                 88,949             48,753
    Common stock to be issued                                                     -             50,000
    Additional paid-in capital                                           19,090,256         13,314,354
    Accumulated deficit                                                (20,302,083)       (13,935,272)
    Other Comprehensive Income -Exchange Gain                                15,114                  -
    Less deferred equity line commitment fees                             (262,500)                  -
    Less deferred compensation and licensing fee                          (160,000)          (340,000)
                                                                   ----------------- ------------------
   Total Stockholders' Equity (Deficiency)                              (1,530,264)          (862,165)
                                                                   ----------------- ------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)            $     12,812,669  $       3,601,535
                                                                   ================= ==================

               See Accompanying Notes to the Consolidated Financial Statements

                                       4

                                                THREE MONTHS ENDED                          NINE MONTHS ENDED
                                      --------------------------------------      --------------------------------------
                                      SEPTEMBER 30, 2002  SEPTEMBER 30, 2001      SEPTEMBER 30, 2002  SEPTEMBER 30, 2001
                                                             AS RESTATED                                  AS RESTATED
                                      ------------------  ------------------      ------------------  ------------------
                                                    (UNAUDITED)                                 (UNAUDITED)
                                      --------------------------------------      --------------------------------------
REVENUE
Net Sales                              $  1,408,402         $      13,238          $    1,905,728       $      67,358
                                      ------------------  ------------------      ------------------  ------------------
Cost of Sales:
  Product Costs                           1,140,754                                     1,519,335
  Development Costs                         100,984                                       102,014
  Distribution and other costs
  including depreciation and
  amortization                              316,725                     -               1,226,158                   -
                                      ------------------  ------------------      ------------------  ------------------
Total Cost of Sales                       1,558,463                     -               2,847,507                   -
                                      ------------------  ------------------      ------------------  ------------------

Gross Profit (Loss)                    $  (150,061)         $      13,238          $    (941,779)       $      67,358
                                      ------------------  ------------------      ------------------  ------------------
OPERATING EXPENSES
Amortization and depreciation               137,660                60,000                310,699              180,000
Consulting fees                             265,440               208,529                658,995              430,357
Legal and accounting                         84,955                34,892                300,638              100,076
Salaries and wages                          514,840                     -        .       629,125                    -
Management Fees                              45,904                 1,000                124,564                5,500
Financial advisory fees                           -                     -                150,000                    -
Bad Debts                                         -                13,238                (3,000)               46,970
Other general & administration               15,669                 5,227                380,459               95,906
Stock-Based Compensation                  3,800,000                                    3,800,000
                                      ------------------  ------------------      ------------------  ------------------
TOTAL OPERATING EXPENSES                  4,864,468               322,886              6,351,480              858,809
                                      ------------------  ------------------      ------------------  ------------------

LOSS FROM OPERATIONS                   $(5,014,529)         $   (309,648)          $ (7,293,259)        $   (791,451)
                                      ------------------  ------------------      ------------------  ------------------
OTHER INCOME/(EXPENSE)
Gain on early extinguishment of debts       924,904                    -               1,021,238                    -
Interest income                               5,084                    -                   6,022                    -
Interest expense                           (25,943)              (5,000)               (100,812)             (91,000)
                                      ------------------  ------------------      ------------------  ------------------
TOTAL OTHER INCOME (EXPENSE)                904,045              (5,000)                 926,448             (91,000)
                                      ------------------  ------------------      ------------------  ------------------
NET LOSS                               $(4,110,484)         $  (314,648)           $ (6,366,811)        $   (882,451)
                                      ==================  ==================      ==================  ==================

LOSS PER SHARE                               (0.03)               (0.01)                  (0.07)               (0.02)
                                      ==================  ==================      ==================  ==================

WEIGHTED AVERAGE NUMBER OF
OUTSTANDING COMMON STOCK                118,299,435           46,403,484              95,218,392           40,216,459
                                      ==================  ==================      ==================  ==================

                                       5

                                  RISK FACTORS

        WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

IVP HAS HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

        Since our inception we have not been profitable and have lost money on both a cash and non cash basis. For the year ended December 31, 2001, we lost $1,211,148. In the three months ended September 30, 2002, we had a loss of $4,110,484 and, in the nine months ended September 30, 2002, we lost $6,366,811. The majority of these losses were related to the cost of the issuance of 20,000,000 common shares at a value of $3,800,000 as "stock-based compensation" provided to management as a result of IVP achieving two revenue milestones (see Summary or Management Discussion and Analysis), as well as for costs associated with financial advisory and legal expenses. IVP Technology has not been profitable since inception. Our accumulated deficit was $20,302,801 as at the end of September 30, 2002. Future losses are likely to occur, as we are dependent on spending money to pay for development and acquisition of software games and expending money on marketing of these products prior to being able to release them for sale and obtain revenue. Our current plans are to have cash operating costs (excluding "stock-based compensation") associated with sales, administrative and development staff, overheads, legal, accounting and public company expenses of approximately $7,000,000 in the 2003 fiscal year. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems despite having acquired several operating entities and despite earning increased revenue.

IVP MAY NEED TO RAISE ADDITIONAL CAPITAL AND DEBT FUNDING TO SUSTAIN OPERATIONS

        IVP Technology is, in addition to running a IT service business through Springboard Technology Solutions, a software developer, publisher, licensor and distributor. In the course of our daily operations we spend money on computer programmers and computer graphics artists to develop products over a development timeline and on other resources, such as third party developers or licensing firms, to obtain products prior to being able to sell our wares in the market place. In addition there is a gap between the time that we develop a product and the time we collect revenue from eventual sale. To the extent that we cannot obtain cash in advance or dedicated term debt for our development projects and products and generate sufficient profits on sales, we are reliant on either debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus unless we can become profitable with the existing sources of funds we have available and products that we have acquired, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. Since inception in 1994 we have relied on external financing to fund the costs of maintaining a public listing and other aspects of our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our anticipated future expansion. Among other things, external financing may be required to cover our operating costs, to develop, license and publish PC, mobile device and game console games, to fund additional development of games for various console platforms and to acquire businesses, which may or may not have revenue in place from existing products at the time of acquisition. We view acquisitions as an integral part of growing our business especially in regard to the consumer product division and we are actively searching for acquisitions to provide additional critical mass to our operations.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM DECEMBER 31, 2001 AND DECEMBER 31, 2000 FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

        Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the years ended December 31, 2001 and 2000, which states that IVP Technology's ability to continue as a going concern depends upon its ability to secure financing, increase ownership equity and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for 12 months with the cash currently on hand, anticipated from our operations, our operating letter of credit and factoring lines with the DcD Group, as well as from the equity line provided by Cornell Capital Partners which was signed in February 2003. Based on our current budget assessment, and excluding any acquisitions which may occur in 2003, we believe that we may need to obtain approximately $2,000,000 in additional debt or equity capital from one or more sources to fund operations for the next 12 months. This is in addition to our committed letter of credit and factoring line from the DcD Group. These funds are expected to be obtained from the sale of securities, including the sale of stock under the equity line of credit.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2002 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES

        We had a working capital deficit of $5,944,883 at September 30, 2002, which means that our current liabilities as of that date exceeded our current assets on September 30, 2002 by $5,944,883. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2002 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit or alternatively reach agreement with some of our creditors to convert debt to equity as has taken place in the past. Alternatively we may be able to reach agreement with some of our creditors to convert short-term liabilities to long term liabilities or restructure to permit payables over an extended period of time.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

        Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that IVP Technology will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

        Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

        o    With a price of less than $5.00 per share;

        o    That are not traded on a "recognized" national exchange;

        o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

        o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

        Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

        Our success largely depends on the efforts and abilities of key executives and consultants, including Brian MacDonald, our Chairman of the Board of Directors, Chief Executive Officer and President and Mr. Peter Hamilton, Senior Vice President Business Development. The loss of the services of Mr. MacDonald or Mr. Hamilton could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on Mr. MacDonald or Mr. Hamilton. We also have a number of key employees that manage our Springboard and Ignition subsidiaries and if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition we need to attract additional high quality games developers, IT services and associated sales personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT OR IMPOSSIBLE TO EVALUATE OUR PERFORMANCE AND MAKE PREDICTIONS ABOUT OUR FUTURE

        IVP Technology commenced its current multi-product enterprise division operations in December 2001 when it obtained an agreement to distribute the
Classifier software product and new management and a new Board of Directors assumed their duties. Since December 2001 we have also acquired Ignition Entertainment Limited in the United Kingdom and opened a sales and distribution office in Chicago which has allowed us to create a consumer division. We have also acquired Springboard Technology Solutions Inc. in Canada, which has added more depth to the enterprise division especially in the area of outsourced IT services for health care in Canada. The process of integrating these businesses and the potential that we may acquire other businesses in both divisions makes an evaluation of our future prospects difficult. As a development stage company, IVP Technology will encounter the types of risks, uncertainties and difficulties frequently encountered by companies that pursue both organic as well as growth through acquisitions, including the ability to control overhead costs, professional expenses and maintain adequate liquid resources as sales revenues increase. Many of these risks and uncertainties are described in more detail elsewhere in this "Risk Factors" section. If IVP Technology management does not successfully address these risks, then its future business prospects will be significantly impeded and a process of reversing investment in certain areas may have to be undertaken.

THE GROWTH OF OUR CONSUMER DIVISION DEPENDS UPON OUR DEVELOPMENT AND ACQUISITION OF MARKETABLE GAME PRODUCTS FOR MULTIPLE GAME FORMATS

        Currently our actively distributed consumer division products are concentrated on the GameBoy Advance platform with a number of other products for the PlayStation, XBox, GameCube, and PC platforms in development and set for release over the following few months. We believe that there are product life cycles for the various hardware platforms on which video games are played. The extent to which we are able to develop and deliver products within the product life cycle of various platforms will be a major factor in our success. There are many other success factors such as product quality, playability, price, commercial availability and marketing which impact revenue opportunities for game products. The manufacturers of various proprietary game consoles such as Microsoft XBox, Nintendo GameCube, Nintendo GameBoy Advance and the two versions of the Sony PlayStation which are in the market place, exert significant influence over the pricing and availability of games for each of the consoles. Although we have obtained certain development and publishing approvals for games for these consoles there is no guarantee that we will be able to retain these approvals in the future for current platforms and obtain new approvals for new versions of game platforms. Moreover even if we develop games for these products there is no assurance that the manufacturers of the various game platforms will accept our games as suitable for their game brand.

        Within the global marketplace for video games our consumer division also depends upon continued interest and expansion of computer and video games as a form of entertainment. While the industry is currently very large, economic factors such as product and platform costs which are beyond our control may restrict the growth rate of the industry.

IF WE FAIL TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR ENTERPRISE PRODUCTS COULD BECOME LESS COMPETITIVE OR OBSOLETE

        The market for mobile device, data integration and analysis software is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we fail to source distribution agreements for saleable products or modify or improve our own enterprise products in response to changes in technology or industry standards, our enterprise software product offerings could rapidly become less competitive or obsolete. A portion of our future success will depend, in part, on our ability to:

        o enhance and adapt current software products and develop new products that meet changing customer needs;

        o adjust the prices of mobile software applications to increase customer demand;

        o    successfully advertise and market our products; and

        o influence and respond to emerging industry standards and other technological changes.

        Although we do not intend to expend a great deal of money on development of our own products for the enterprise division we need to respond to changing technology and industry standards in a reasonably timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or enhancing our existing product lineup on a timely basis. Our pursuit of necessary technology may require time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that give us a profit margin with which to actively pursue reselling these products. Finally, we may not succeed in adapting various products to new technologies as they emerge.

WE COULD BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND LOSS OF INTELLECTUAL PROPERTY RIGHTS

        Both the consumer and the enterprise software industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding copyright, patent and distribution rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. We may receive notices of claims that our products infringe or may infringe these rights. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our clients, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. We cannot provide any assurances that we would prevail in any such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If this litigation resulted in an adverse ruling, we could be required to:

        o    pay substantial damages;

        o    cease the manufacture, use or sale of infringing products;

        o    discontinue the use of certain technology; or

        o obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.

        Although software developers that we contract with as distributors of their products agree to indemnify us against infringement by their developers of the intellectual property rights of others, it is unlikely that all suppliers will have sufficient funds to completely indemnify us if such a need should arise. Consequently, if it is determined that the software that we distribute infringes upon the intellectual property rights of others, we may be required withdraw the product from distribution or to spend significant resources to satisfy any such claims, which may not be available at the time of any such determination. Any determination software suppliers products infringe upon another's proprietary intellectual property rights may have a material negative impact on our business and results of operations and may require us to cease marketing the infringing products.

THE ONGOING FINANCE OF VIDEO GAMES AND CONSUMER SOFTWARE PRODUCT DEVELOPMENT MAY INVOLVE THE USE OF SPECIAL PURPOSE PROJECT FINANCING, SPECIAL PURPOSE VEHICLES, SPECIAL PURPOSE CORPORATIONS OR OTHER FINANCING MECHANISMS TO COMPLETE GAME DEVELOPMENT PRIOR TO MAKING GAME TITLES AVAILABLE FOR SALE

        The development of video and software games for the PC and various game consoles is similar to various practices in the film industry and may require the use of special purpose corporations or other special purpose vehicles so that specific finance sources may obtain a secure charge over a particular intellectual property asset and share in eventual sales revenue derived from sale of the completed product. Similar to film production, the games development industry is moving toward the use of special purpose funding pools or funds in special purpose corporations, where the cost of development may be financed by outside parties who take a security interest in the product or marketing rights to the product and share in the proceeds from the eventual product release. Companies who independently review project plans and oversee development progress may certify the progress of development and offer opinions to bonding companies who in turn may guarantee part or all of the development process. Our company may assign the distribution rights or certain intellectual property rights to particular game concepts or otherwise participate in the development of games by outside developers or participate in special purpose entities and share in the sales proceeds derived from sale of co-owned properties. In the event that our company participates in these types of financing vehicles we may have to temporarily assign or share in intellectual property ownership on a commercial value basis. The company may have to accept a lowered gross margin on the sale of certain co-owned or co-developed products or alternatively may have an increase in costs as a result of co-owned intellectual properties. The company is not currently a party to any special purpose vehicles however it is a fact that project finance of game development is often carried out through the use of special purpose corporations or partnerships. These special purpose vehicles, if undertaken, will be subject to comment and examination by external auditors and will be treated in accordance with generally accepted auditing standards and reporting regulations as established by the accounting profession and the SEC.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

        Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 119,963,261 shares of common stock shown as outstanding as of December 31, 2002, 49,551,742 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 70,411,519 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

        In addition, we have issued warrants to purchase 265,000 shares of common stock, debentures convertible into 1,190,476 shares of common stock (assuming a conversion price equal to 120% of $0.105), and 15,000,000 shares of common stock to be issued to the former shareholders of Ignition Entertainment and 3,500,000 shares of preferred stock, which are convertible into 35,000,000 shares of common stock. The company does not currently have sufficient authorized shares to convert the 3,500,000 preferred shares into common shares and a proposal will be required to be placed before the shareholders to facilitate an increase in the number of authorized shares within the next several years. In addition company management believes that the shareholders will need to approve an overall increase in the number of authorized shares in the company in order to permit sufficient shares to be available to assist management in concluding accretive acquisitions. The alternative to increasing the authorized shares is a reverse split to decrease the number of outstanding shares however management and the board do not believe that reverse splits reward shareholders.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

        The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, at an assumed offering price of $0.17 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.1905 per share. Dilution per share at prices of $0.1275, $0.0850 and $0.0425 per share would be $0.1184, $0.0889 and
$0.595, respectively.

        As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

CORNELL CAPITAL PARTNERS UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

        The common stock to be issued under the Equity Line of Credit will be issued at a 8% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

        The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering subject to rule 144 restrictions to affiliates and insiders. That means that up to 95,360,913 shares of common stock provided all the 50,000,000 shares allocated to the founders of ITM are released and the approximately 30,000,000 shares allocated for use under the Equity Line may be sold subject to various rules such as 144 and insider trading restrictions. Such sales may cause our stock price to decline. The officers and directors of the company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to escrow agreements and the provisions of various insider trading and rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

        In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if the company has not performed in such a manner to show that the equity funds raised will be used to grow the company. Such an event could place further downward pressure on the price of common stock. Under the terms of our equity line the company may request numerous draw downs pursuant to the terms of the equity line. Even if the company uses the equity line to grow its revenues and profits or invest in assets which are materially beneficial to the company the opportunity exists for short sellers and others to contribute to the future decline of IVP's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

        It is not possible to predict if the circumstances where by a short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to IVP Technology. In addition if the company is successful in improving its results materially there is a likelihood that the company would seek to move to the American Stock Exchange where short sale rules are more elaborate.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

        The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

        We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Equity Line of Credit. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $425,000 in any thirty-day period.

                           FORWARD-LOOKING STATEMENTS

        Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

        This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

        The following table presents information regarding the selling stockholders. The selling shareholders are categorized in groups based on their relationship to IVP Technology. The groups consist of selling shareholders (i) who have assisted in or provided financing to IVP Technology, (ii) officers and directors of IVP Technology or those who were shareholders of acquired companies, and (iii) consultants and professionals. A description of each selling shareholder's relationship to IVP Technology and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                     PERCENTAGE OF
                                                                      OUTSTANDING
                                    PERCENTAGE OF     SHARES TO BE    SHARES TO BE
                       SHARES        OUTSTANDING        ACQUIRED        ACQUIRED                        PERCENTAGE OF
                    BENEFICIALLY        SHARES          UNDER THE      UNDER THE                            SHARES
                       OWNED         BENEFICIALLY        EQUITY         EQUITY       SHARES TO BE        BENEFICIALLY
     SELLING           BEFORE        OWNED BEFORE        LINE OF        LINE OF      SOLD IN THE         OWNED BEFORE
   STOCKHOLDER        OFFERING       OFFERING(1)       CREDIT (2)       CREDIT         OFFERING          OFFERING(1)
----------------    ------------    -------------     ------------    ------------   ------------       --------------

                             SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH IVP TECHNOLOGY
Cornell Capital
  Partners, L.P.       4,487,476          3.7%         28,809,524          19.4%     33,297,000(3)              0%

Westrock
  Advisors, Inc.         100,000             *                 --             --           100,000              0%

DcD Holdings
  Limited              4,000,000          3.3%                 --             --         4,000,000              0%

Rainbow Holdings,
  Ltd.                 2,410,916          2.0%                 --             --         2,410,916              0%

                                        OFFICERS AND DIRECTORS

Brian MacDonald       14,974,473         12.5%                 --             --        14,974,473              0%

Peter Hamilton        14,974,473         12.5%                 --             --        14,974,473              0%

Kevin Birch           14,974,473         12.5%                 --             --        14,974,473              0%

Geno Villella          4,278,421          3.6%                 --             --         4,278,421              0%

Sherry Bullock           800,160             *                 --             --           800,160              0%

J. Steven Smith        1,000,000             *                 --             --         1,000,000              0%

                                     CONSULTANTS AND PROFESSIONALS
Buford
  Industries, Inc.     1,000,000             *                 --             --         1,000,000              0%

Spiaggia
  Holdings, Ltd.       1,200,000          1.0%                 --             --         1,200,000              0%

St. Albans TCI
  Ltd.                 1,000,000             *                 --             --         1,000,000              0%

Thomas Chown             175,600             *                 --             --           175,600              0%

Ruffa & Ruffa             50,000             *                 --             --            50,000              0%

Danson Partners
  LLC                  1,125,397             *                 --             --         1,125,397              0%
                    ------------       -------       ------------        -------     -------------      ----------
TOTAL                 66,551,389         54.8%         28,809,524          19.4%        95,360,913              0%
                    ============       =======       ============        =======     =============      ==========

----------
*       Less than 1%.

(1) Applicable percentage of ownership is based on 119,963,261 shares of common stock outstanding as of December 31, 2002 (which does not include the 15,000,000 shares of common stock and the 3,500,000 shares of preferred stock IVP Technology is required to issue for the Ignition Entertainment Limited acquisition), together with securities exercisable or convertible into shares of common stock within 60 days of December, 31, 2002, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2002 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.
(2) The number of shares of common stock available under the Equity Line of Credit may be increased to 30,000,000 shares of common stock if none of the outstanding debentures are converted into shares of common stock.

(3) Consists of 3,032,000 shares of common stock, up to 1,190,476 shares of common stock underlying convertible debentures, 265,000 shares of common stock underlying a warrant with 15,000 shares having an exercise price of $0.50 per share and 250,000 shares having an exercise price of $0.099 per share and 28,809,524 shares of common stock to be issued under the Equity Line of Credit.

        The following information contains a description of each selling shareholder's relationship to IVP Technology and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with IVP Technology, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH IVP TECHNOLOGY

        o CORNELL CAPITAL PARTNERS, L.P. Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with IVP Technology. Those transactions are explained below:

             EQUITY LINE OF CREDIT. In February 2003, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay the company 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners received 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock as a commitment fee. We are registering 28,809,524 shares in this offering which may be issued under the equity line of credit.

             CONVERTIBLE DEBENTURES. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. Cornell Capital Partners purchased the convertible debentures from IVP Technology in a private placement in April 2002. IVP Technology is registering in this offering 1,190,476 shares of common stock underlying the convertible debentures.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL PARTNERS, INCLUDING:

             The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

             To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

             The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

        o WESTROCK ADVISORS, INC. Westrock Advisors, Inc. is an unaffiliated registered broker-dealer that has been retained by us. Greg Martino, Westrock Advisors, Inc.'s President, makes the investment decisions on behalf of Westrock Advisors. For its services in connection with the Equity Line of Credit, Westrock Advisors, Inc. received a fee of 100,000 shares of common stock. These shares are being registered in this offering.

        o DCD HOLDINGS LIMITED. Shabir Randeree makes the investment decisions on behalf of DcD Holdings Limited. DcD Holdings Limited completed an interim financing agreement for a bridge loan of(pound)600,000 (U.S. $864,180) with IVP Technology in January 2002. On May 1, 2002, IVP Technology received written notice from DcD Holdings Limited that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share, the market value as at the day of the agreement. These shares are being registered in this offering.

        o RAINBOW HOLDINGS, LTD. Tom Morgan makes the investment decisions for Rainbow Holdings, Ltd. Rainbow Holdings received 2,410,916 shares of common stock in consideration of the convertible debenture that was signed on May 15, 2000 for the principal amount of $200,000 and which was due and called on July 16, 2001 and which totaled $223,773.03 with interest. The 2,410,916 shares represent the conversion of the debenture to shares in full repayment. Prior to its shareholders' meeting on November 16, 2001, IVP Technology had insufficient common shares authorized to issue shares to Rainbow in satisfaction of the conversion call dated July 16, 2001. The shares are valued as at market value on the date of the call approximately $0.093 per share. At the shareholders' meeting, the shareholders' approved an increase to IVP Technology's authorized common stock. On June 28, 2002, IVP Technology issued 2,410,916 shares of common stock to Rainbow Investments pursuant to the terms of the debenture. These shares are being registered in this offering.

OFFICERS AND DIRECTORS

        o BRIAN MACDONALD, PETER HAMILTON, KEVIN BIRCH, GENO VILLELLA AND SHERRY BULLOCK. Mr. MacDonald and Mr. Hamilton are officers and directors of our company. Mr. Birch and Mr. Villella are officers of our company. Ms. Bullock is a former officer and employee of our company. The 50,000,000 shares being registered in this offering on behalf of Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock were issued in connection with the stock purchase agreement between IVP and International Technology Marketing, Inc. As explained elsewhere in this prospectus the reason for acquiring ITM was to obtain the management services of Messrs. MacDonald,
             Hamilton, Birch, Villella and Ms. Bullock. Of the 50,000,000 shares, 20,000,000 were issued in the quarter ended September 30, 2002 and IVP Technology is holding the remaining 30,000,000 shares in escrow pending satisfaction of certain revenue milestones as agreed in the stock purchase agreement. International Technology Marketing Inc. and IVP Technology Corporation completed a stock purchase agreement on September 17, 2001, which was subsequently ratified by a resolution passed at the annual shareholders' meeting held on November 16, 2001. Shares to be released in accordance with the milestones will be issued and recorded as "compensation shares" and valued at market as at the last trading day of the quarter in which they are released. In the quarter ended September 30, 2002, 20,000,000 shares became eligible for release and were valued at the closing price of the shares as at September 30, 2002 or $3,800,000. This value was recorded as an expense in the financial statements for the quarter ended September 30, 2002. In total, Messrs. MacDonald, Hamilton and Birch will each receive 14,973,913 shares of common stock. Mr. Villella will receive 4,278,261 shares of common stock. Ms. Bullock will receive 800,000 shares of common stock in connection with the ITM stock purchase agreement and the achievement of the relevant revenue milestones. All of these shares are being registered in this offering.

             In addition to the 50,000,000 shares referenced above, IVP Technology is registering 2,000 shares of common stock issued in connection with the acquisition of Springboard Technology Solutions. These shares were issued to Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock in connection with that acquisition, which was consummated on July 1, 2002. The cost of the acquisition was accounted for as $260 which was the market value of the shares at issue date. Messrs. MacDonald, Hamilton and Birch each received 560 shares of common stock. Mr. Villella and Ms. Bullock each received 160 shares of common stock. All of these shares are being registered in this offering.

        o J. STEVEN SMITH. J. Steven Smith is an independent director of IVP Technology Corporation and is the President and CEO of ROH Inc., an Alexandria, Virginia based IT software and services company. As compensation for serving as a director, Mr. Smith is to receive 500,000 shares of common stock on the first and second year anniversaries of his election to the board of directors. IVP Technology is holding the shares pertaining to Mr. Smith's director's services in safekeeping. Mr. Smith was elected on November 16, 2001. Mr. Smith does not receive any other consideration for his time and attention to IVP Technology. These shares are being registered in this offering.

CONSULTANTS AND PROFESSIONALS

        o BUFORD INDUSTRIES, INC. Anthony Lynton makes the investment decisions for Buford Industries, Inc. Buford Industries Inc. was owed a fee of $100,000 for introducing IVP Technology to the current management group in July 2001. In March 2002, IVP Technology reached agreement with Buford to convert part of the fee to equity by the issuance of shares of common stock valued as at the day of the agreement. Accordingly, IVP Technology issued 1,000,000 shares of common stock to Buford Industries in satisfaction of $50,000 of outstanding indebtedness. These shares are being registered in this offering.

        o SPIAGGIA HOLDINGS, ST. ALBANS TCI LTD. AND THOMAS CHOWN. Thomas Chown is a former legal counsel to IVP Technology from 1999 to November 2001. In March 2002, Mr. Chown elected to convert $118,780 in trade debt owed to him into 2,375,600 shares of common stock. The conversion was accounted for in the quarterly statements for the three months ended March 31, 2002. Shortly after receiving the conversion shares, Mr. Chown transferred 2,200,000 shares of common stock to Spiaggia Holdings and St. Albans TCI Ltd. in private transactions. Under the terms of the debt conversion, IVP Technology was required to register the shares at the earliest opportunity. Peter Cochrane makes the investment decisions for Spiaggia Holdings, Ltd. and St. Albans TCI Ltd. The shares held by Thomas Chown, Spiaggia Holdings and St. Albans TCI are being registered in this offering.

        o RUFFA & RUFFA. William Ruffa Sr. makes the investment decisions for Ruffa & Ruffa. Ruffa & Ruffa served as legal counsel to IVP Technology from 1998 to November 2001. Ruffa & Ruffa received the 50,000 shares of common stock in exchange for $5,000 of interest on outstanding legal fees, the remaining balance of legal fees is part of the company's trade payables. These shares are being registered in this offering.

        o DANSON PARTNERS LLC. Wayne Danson makes the investment decisions on behalf of Danson Partners LLC. Danson Partners LLC is a consultant to IVP Technology and provides consulting services in connection with various financial and accounting matters. In connection with its services, Danson Partners LLC was paid a fee of $200,000. Of that total, $75,000 was paid in cash with the balance paid by the issuance of 1,125,397 shares of common stock. These shares are being registered in this offering.

                                 USE OF PROCEEDS

        This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. IVP Technology will pay Cornell Capital 3% of each advance as an additional fee.

        Pursuant to the Equity Line of Credit, IVP Technology cannot draw more than $425,000 every 30 days or more than $10 million over 24 months.

        For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000, plus 3% retainage payable to Cornell Capital Partners.

GROSS PROCEEDS                        $1,000,000      $5,000,000     $10,000,000

NET PROCEEDS                            $885,000      $4,765,000      $9,615,000

USE OF PROCEEDS:                          AMOUNT          AMOUNT          AMOUNT
--------------------------------------------------------------------------------

Repayment of Loan                       $129,000        $129,000        $129,000
Sales and Marketing                      100,000         500,000       1,000,000
Administrative Expenses, Including
  Salaries                               300,000         300,000         400,000
Income Tax and Accounts Payable          356,000       1,500,000       1,500,000
Future Acquisitions and Product
  Licensing/Distribution Expenses             --       1,836,000       5,086,000
General Working Capital                       --         500,000       1,500,000
                                     -----------   -------------   -------------
TOTAL                                   $885,000      $4,765,000      $9,615,000
                                     ===========   =============   =============

        In addition to the net proceeds described above, Cornell Capital Partners holds warrants to purchase 265,000 shares of common stock, which shares are being registered in this offering. Of that total, warrants to purchase 15,000 shares have an exercise price of $0.50 per share and warrants to purchase 250,000 shares have an exercise price of $0.099 per share. If all warrants were exercised, then IVP Technology would receive net proceeds of $32,250 from such exercise. Any proceeds received upon issuance of outstanding warrants will be used for general working capital purposes.

                                    DILUTION

        The net tangible book value of our company as of September 30, 2002 was ($5,970,911) or ($0.0671) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.17 per share which is in the range of the recent share price.

        If we assume that our company had issued 30,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.17 per share (I.E., the number of shares registered in this offering under the Equity Line of Credit, which number of shares assumes none of the debentures will be converted into shares of common stock), less retention fees of $153,000 and offering expenses of $85,000, our net tangible book value as of September 30, 2002 would have been ($1,108,911) or ($0.0093) per share. Note that at an offering price of $0.17 per share, IVP Technology would receive gross proceeds of $5,100,000, or $4,900,000 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0578 per share and an immediate dilution to new stockholders of $0.1793 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                  $0.1700
Net tangible book value per share before
  this offering                                   ($0.0671)
Increase attributable to new investors            ($0.0578)
                                                -----------
Net tangible book value per share after
  this offering                                                        ($0.0093)
                                                                     -----------
Dilution per share to new stockholders                                   $0.1793
                                                                     ===========

        The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                   DILUTION PER
             ASSUMED         NO. OF SHARES TO      SHARE TO NEW
          OFFERING PRICE      BE ISSUED (1)         INVESTORS
          --------------     ----------------      ------------
            $0.1700            30,000,000           $0.1793
            $0.1275            30,000,000           $0.1472
            $0.0850            30,000,000           $0.1151
            $0.0425            30,000,000           $0.0830


(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

        SUMMARY. In February 2003, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

        EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 10 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence.

        We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

        The amount of each advance is limited to a maximum draw down of $425,000 in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the equity line of credit.

        We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.17 per share, we would issue 30,000,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $5,100,000, or $4,900,000 less than is available under the Equity Line of Credit. These shares would represent 20% of our outstanding common stock upon issuance. We are registering 30,000,000 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Equity Line of Credit at the current price of $0.17 per share. Put another way we do not have sufficient common shares available to draw down the entire $10,000,000 available under the equity line at current share prices.

        There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.17 per share and 25%, 50% and 75% discounts to the recent price.

 Purchase Price                $0.0425       $0.0850       $0.1275       $0.1700

 No. of Shares(1):          30,000,000    30,000,000    30,000,000    30,000,000

 Total Outstanding (2):    119,963,261   119,963,261   119,963,261   119,963,261

 Percent Outstanding (3):        20.0%         20.0%         20.0%         20.0%


(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. at the prices set forth in the table.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P.
(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

        Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

        We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, we paid Cornell Capital Partners a one-time commitment fee payable in 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, we issued 100,000 shares of common stock to Westrock Advisors, Inc., an unaffiliated registered broker-dealer, as a placement agent fee and 1,040,000 shares of common stock to Danson Partners, LLC as a consulting fee.

                              PLAN OF DISTRIBUTION

        The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 3% of the proceeds received by us under the Equity Line of Credit, a one-time commitment fee of 3,032,000 shares of our common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. The 8% discount, the 3% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock.

        Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

        Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock. The offering expenses consist of: a SEC registration fee of $1,198, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,302. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

        The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The  following  information  should  be read  in  conjunction  with  the consolidated financial statements of IVP Technology and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled Description of the Business which follows this section.

FINANCING TRANSACTIONS

        On May 15, 2000, IVP Technology obtained a convertible debenture from Rainbow Holdings Ltd. in the amount of $200,000 to help meet the costs of maintaining a public listing and to meet operating costs related to the PowerAudit distribution agreement. On the maturity date, July 16, 2001, IVP Technology did not have sufficient authorized shares to convert the debenture. On June 28, 2002, IVP Technology issued 2,410,916 shares in consideration of repayment of the debt plus interest which totaled $223,773.03.

        In July 2001, the company obtained a two year term loan from Berra Holdings Ltd. allowing it to borrow up to $187,500, a maximum of $129,000 was borrowed. The loan is repayable within the next year and to date the company has repaid $20,000 with the remainder to be paid in 2003.

        In February 2002, IVP obtained a short-term loan from the DcD Group's London office for 600,000 pounds or the US dollar equivalent at that date of $864,180. In May 2002, DcD agreed to convert the debt to common shares at prevailing market rates. As a result 4,000,000 common shares were issued at the then-market price of $0.19 per share. This loan enabled the company to meet some operating expenses for the first few months of 2002.

        In April 2002, in part due to the work by outside consultant Danson Partners, IVP Technology concluded an equity line of credit arrangement with Cornell Capital Partners which was originally for $5 million and was subsequently raised to $10 million on May 28, 2002. This equity line was terminated in February 2003 because it contained impermissible conditions. In February 2003, IVP Technology entered into a new equity line on the same terms, except that it did not contain the impermissible conditions.

CHANGES IN NUMBER OF EMPLOYEES

        In IVP Technology there are currently 4 employees. Ignition Entertainment, IVP Technology's wholly-owned subsidiary, that was acquired in May 2002, has 65 employees. At the time of the acquisition, Ignition Entertainment employed 40 people. Since that time, Ignition has added 25 employees, primarily in product development and sales. In Springboard
Technology, there are currently 13 employees, which is 3 more than when the acquisition was consummated. No significant changes in the number of employees are anticipated over the next 12 months in these subsidiaries.

RESEARCH AND DEVELOPMENT

        IVP Technology anticipates the following research and development expenses over the next 12 months. These expenses are expected to increase in the 2003 fiscal year due to the acquisition of Ignition Entertainment. Ignition Entertainment develops video games. In prior years, IVP Technology was devoted primarily to the sales and marketing of software developed by other companies and, therefore, did not incur significant research and development expenses. IVP Technology anticipates that the funds for its research and development efforts will come primarily from the sale of securities.

        ENTERPRISE SOFTWARE LINES. IVP Technology anticipates that research and development efforts related to enterprise software will be approximately $100,000, primarily because IVP Technology's efforts in this area are devoted primarily to sales and marketing. Research and development efforts are mostly provided by the owners of the software. All of the products represented by the enterprise division are complete and available for resale to end customers.

        CONSUMER SOFTWARE AND VIDEO GAME PRODUCT LINES. IVP Technology anticipates that research and development efforts related to consumer software and video game product lines will be approximately $3,000,000. These efforts will be devoted primarily to the development of new game titles. These expenses are included in the ongoing variable costs of the company and are in part scheduled to be covered from sales proceeds related to games being sold on a wholesale basis to retailers and wholesale distributors.

PLANT AND EQUIPMENT

        IVP Technology does not anticipate significant plant and equipment expenses over the next 12 months except to accommodate the needs of software developers and sales personnel for computer and software tools, these costs are expected to be approximately $300,000 and be accommodated by leasing the appropriate software and hardware.

RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our financial statements and the related notes and the other financial information appearing elsewhere in this report.

GOING CONCERN

        As reflected in IVP Technology's unaudited financial statements for the nine months ended September 30, 2002, IVP Technology's accumulated deficit of $20,302,083 and its working capital deficiency of $9,518,833 raise doubt about its ability to continue as a going concern. The ability of IVP Technology to continue as a going concern is dependent on IVP Technology's ability to raise additional debt and capital including the ability to raise capital under the equity line of credit and implement its business plan. The financial statements for September 30, 2002 do not include any adjustments that might be necessary if IVP Technology is unable to continue as a going concern.

        IVP Technology has entered into various software distribution and licensing agreements, has acquired two operating businesses, has obtained committed letter of credit and factoring lines and intends on raising additional equity capital, project/development finance debt and acquisition debt in order to expand its business operations. Management believes that actions presently being taken to obtain additional funding and to operate and expand its existing business operations provide the opportunity for IVP Technology to continue as a going concern. IVP is constantly on the look out for product and company acquisitions that will add accretive revenue and earnings to the company. The company may acquire these products and company acquisitions in a combination of debt and share issuances.

      YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

        REVENUES. We generated nominal revenue during the calendar year ended December 31, 2001 in the amount of $67,358 strictly from sales of the PowerAudit product. Sales increased 68% from the comparative period ended December 31, 2000. The company had only one customer during this time period and that customer ran into financial difficulties resulting in the provision of a bad debt expense to offset the revenue recorded during this time period.

        OPERATING EXPENSES. Total operating expenses for the calendar years ended December 31, 2001 and December 31, 2000 were $1,278,506 and $2,805,611, respectively, and represents a 54% decrease from the prior calendar year. The reduction in operating expenses resulted primarily from the reduction in consulting expenses from $1,637,279 in the year ended December 31, 2000 to $387,086 in the comparable period in the current year. Amortization expense for the year ending December 31, 2001 was $19,837 compared with $114,000 for year ending December 31, 2000. Amortization expense of $114,000 for the year ended December 31, 2000 was attributable to amortization of the remaining cost of the PowerAudit software license agreement with Orchestral. There was no comparative amortization for the year ended December 31, 2001 since the Orchestral license agreement was fully amortized as of the year ended December 31, 2000. Amortization in the calendar year 2001 was entirely attributable to a software licensing agreement for Classifier entered into by IVP Technology on December 28, 2001. The agreement is valid for two years and enables IVP Technology to sell software in North America and Mexico and cost IVP Technology $3,620,268 and will be amortized over a two year period. Consulting fees, for the year ending December 31, 2001 and December 31, 2000, were $387,086 and $1,637,279, respectively. The decrease of 76% was directly related to the fact that shares issued during the current calendar year in exchange for consulting fees were issued at a lower price per share than the prior calendar year. Development and licensing fees and software support increased by $368,418 to $723,527 for year ending December 31, 2001 compared to $355,109 for December 31, 2000.

        Interest expense increased $9,840 from the calendar year ended December 31, 2000 to $22,341 for calendar year ending December 31, 2001 due principally to a financing arrangement entered into with Berra Holdings Inc. on July 30, 2001 whereby the company could borrow up to $187,500 over two years at 6% per annum of which IVP Technology borrowed $129,020.

        NET INCOME (LOSS). For the calendar year ended December 31, 2001, we incurred an overall loss of $(1,211,148) or $(0.03) per share, which was 56% less than the $(2,765,609), or $(0.08) per share, loss we incurred for the comparative 12 month period ended December 31, 2000.

        THREE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED WITH THE THREE MONTHS ENDED SEPTEMBER 30, 2001

        REVENUES. During the three months ended September 30, 2002, we generated $1,408,402 in revenue from the sale and/or distribution of video entertainment and data solutions products and services, of which $1,351,332 and $57,070
respectively,  were  generated  by  our  wholly  owned  subsidiaries,   Ignition
Entertainment Limited and Springboard Technology Solutions, Inc. Ignition Entertainment Limited was formed on September 26, 2001 and commenced operations in April 5, 2002, when it made several acquisitions of operating companies and other assets. The company was acquired by IVP on May 28, 2002. IVP acquired Springboard on July 1, 2002. Accordingly, Ignition Entertainment Limited and Springboard had no revenues in the comparable period in the prior year. All revenue recognized for the comparative period ended September 30, 2001 in the amount of $13,238 was from one sale of the PowerAudit software program. IVP generated no revenue from other sources. All sales of PowerAudit were realized prior to the termination of the PowerAudit distribution agreement on June 13, 2002 and none were recognized in the current fiscal year.

        COST OF SALES. Cost of sales was $1,558,463 for the three months ended September 30, 2002. Cost of sales related principally to the sale of video games produced and distributed by Ignition Entertainment Limited and Ignition USA. Included in cost of sales is amortization and depreciation of $271,385. The Company had no cost of sales during the comparable period in the prior year.

        OPERATING EXPENSES. Total operating expenses for the three months ended September 30, 2002 and for the three months ended September 30, 2001 were $4,864,468 and $322,886, respectively, or an increase of $4,541,582. The increase in operating expenses resulted primarily from a non-cash increase of $3,800,000 in amounts recorded as stock-based compensation attributable to the accounting treatment of the issuance of 20,000,000 shares of IVP in relation to management services related to the ITM acquisition. Based on a share price of ..19 cents the company recorded $3,800,000 of compensation expense to the former
International   Technology  Marketing   shareholders  under  the  terms  of  the
compensatory milestone provisions of the September 2001 acquisition agreement. Salaries and wages increased by $514,840 over the comparative three month period due entirely to salaries and wages incurred by the Company's subsidiaries Ignition Entertainment Limited and Springboard Technology. Amortization and depreciation expense increased by $77,660, relating to amortization of deferred
financing  fees  and  depreciation  on  Ignition  Entertainment   Limited's  and
Springboard's fixed assets.

        OTHER INCOME (EXPENSE). For the three months ended September 30, 2002, we recognized a $924,904 gain on the early extinguishment of our obligation to the Innovation Group under our software license agreement. No gain on the early extinguishment of debt was recognized in the comparative three-month period. Interest expense increased by $20,943, due principally to interest incurred on the Company's secured debt with DcD Factors, Plc. No such interest was incurred for the comparative period.

        NET INCOME (LOSS). As a result of the items specified above, the Company incurred a net loss of $(4,110,484), or $(0.03) per share, for the three months ended September 30, 2002 versus a net loss of $(314,648), or $(0.01) per share in the three months ended September 30, 2001.

        NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2001

        REVENUES. During the nine months ended September 30, 2002, we generated $1,648,658, and $257,070 of revenue from the sale and/or distribution of video entertainment related products and enterprise software related products and services, respectively. No revenue was generated from sales of PowerAudit for the nine-months ended September 30, 2002. All revenue for the nine-month comparative period ended September 30, 2001 in the amount of $67,358 was from one license sale of the PowerAudit software program actually sold in the year 2000 and recognized over two years. On June 13, 2002 we elected to terminate the license for PowerAudit. We generated no revenue from other sources.

        COST OF SALES. Cost of sales was $2,847,507 for the nine months ended September 30, 2002, of which $1,618,446 of costs were associated with the sale and distribution of video games by Ignition Entertainment Limited, $27,290 of costs were associated with the cost of IT services salaries within Springboard and $24,059 of costs were associated with the resale of hardware/software by Springboard, respectively. Included in cost of sales is $1,177,713 of amortization relating to software license agreements and software development kits. The Company had no cost of sales for the comparable period in the prior year.

        OPERATING EXPENSES. Total operating expenses for the nine months ended September 30, 2002 and for the nine months ended September 30, 2001 were $6,351,480 and $858,809, respectively, and represents a $5,492,671 or 640%
increase from the prior period. The increase in operating expenses resulted primarily from an increase in non-cash stock-based compensation charge of

$3,800,000 which is principally attributable to the stock based compensation expense to the former ITM shareholders under the terms of the revenue milestone provisions of the August 16, 2001 ITM acquisition agreement. Salaries and wages increased by $629,125 over the comparative nine month period due entirely to salaries and wages incurred by the Company's subsidiaries Ignition Entertainment Limited and Springboard Technology. Depreciation and amortization expenses increased by $130,699 from the comparative nine-months ended September 30, 2001 and professional and consulting expenses increased by $429,200. The increase in consulting and professional fees for the nine months ended September 30, 2002 as compared to September 30, 2001 is principally attributable to the expensing of $250,000 of product marketing consulting costs in IVP related to contract for marketing services provided by Vanessa Land and $206,180 of consulting fees incurred by Ignition Entertainment Limited. Our general and administrative expenses and infrastructure expenses increased by $284,553 from the comparative nine-month period ended September 30, 2001 due to the additional costs associated with the Company's new management team, the additional costs associated with the Company's expansion, including the opening of a Chicago office, the acquisition of the Ignition Entertainment Limited and Springboard's business operations. These costs include rent, and other office operating costs such as utilities, equipment leasing costs and other office expenses.

        OTHER INCOME (EXPENSE). For the nine months ended September 30, 2002, we recognized a $1,021,238 gain on the extinguishments of our obligations to The Innovation Group, Plc. for the license agreement for Classifier and on the DcD Holdings Limited short-term loan. No gains were recognized for the comparative nine-month period ended September 30, 2001. Interest expense was $100,812 for the nine months ended September 30, 2002, consisting principally of $64,286 of interest attributable to the beneficial conversion feature of our 5% convertible debt to Rainbow Holdings and $23,235 of interest on secured borrowings. Interest of $91,000 for the nine months ended September 30, 2001 is principally attributable to $76,000 of the intrinsic interest on the beneficial conversion feature of the Rainbow convertible debt, which was treated as a prior period adjustment.

        NET INCOME (LOSS). For the nine months ended September 30, 2002, we incurred an overall loss of $(6,366,811) or $(0.07) per share versus an overall loss of $(882,451) or $(0.02) per share in the nine months ended September 30, 2001.

        SUBSEQUENT EVENT. The Company has evaluated goodwill for impairment as of December 31, 2002. As a result of this review, the Company has determined its goodwill is fully impaired and will write-off $10,658,096 and $367,477 related to the acquisitions of Ignition Entertainment Ltd. and Springboard Technology Solutions, Inc., respectively. This non-cash charge of $11,025,573 or $(.12) per share will be included in operating expenses on the accompanying financial statements for the year ended December 31, 2002. The Company's assessment of its goodwill is based on undiscounted future cash flows and the uncertainty of obtaining financing to fund the conversion of acquired intellectual property into saleable products.

LIQUIDITY AND CAPITAL RESOURCES

        In the past we have financed our operations through a combination of convertible securities and the private placement of our stock. Our primary need for cash is to fund our ongoing operations until such time that the sale of our products generates enough revenue to fund operations. In addition, our need for cash includes satisfying $1,916,449 in current liabilities, including a $11,035 bank overdraft, $359,103 due to DcD Factors, Plc, the note to Berra Holdings Inc. of $104,020 plus accrued interest, accounts payable and accrued expenses of $1,273,896 and income tax payable by Ignition Entertainment Limited and Springboard in the amount of $156,911.

        Our independent accountants have issued a going concern opinion on our financial statements that raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement our business plan to market and sell Classifier(TM), i-Bos(TM), Viper(TM), Vaayu(TM), service additional IT outsourcing contracts and develop and market consumer entertainment software products through our wholly owned subsidiaries. Ignition Entertainment Limited has secured a (pound)1,000,000 revolving credit facility with the UK based Revelate Limited (a subsidiary of DcD Group) for the purpose of allowing Ignition Entertainment Limited to purchase goods and services from third party vendors. Under the terms of the revolving credit facility, Ignition Entertainment Limited may contract for the importation of software products and services to the extent of 60% of the projected resale price of items purchased as a result of the credit facility. The credit facility may be accessed by demonstrating firm orders for goods to be delivered and sold. The Company has not borrowed any funds under the revolving credit facility. Ignition
Entertainment Limited also has arranged a loan secured by its accounts receivable and other tangible and intangible assets with DcD Factors, Plc. Under the terms of the secured loan, Ignition Entertainment Limited will be able borrow up to 75% of its eligible accounts receivable. As of September 30, 2002, Ignition Entertainment Limited has borrowed $359,103 from DcD Factors, Plc. At September 30, 2002, the Company was overdrawn by $11,035.

        During the last year, IVP Technology has taken a number of steps which were intended to expand IVP Technology's product lines and to improve IVP Technology's prospects in attaining profitable operations. These steps consisted of adding the current management team by acquiring International Technology

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Marketing and acquiring Ignition  Entertainment.  In the short term, these steps have increased IVP Technology's cost structure by approximately $4,000,000 per year. Longer term IVP Technology expects to expand its existing infrastructure to develop and represent new products in its enterprise and consumer business lines. IVP Technology believes that these steps may result in profitable operations, although it is unable to estimate when that is likely to occur. In addition, IVP Technology has entered into software development and publishing contracts with Nintendo, Sony and Microsoft. These agreements permit IVP
Technology  to  develop  and  distribute   video  games  using  these  companies
proprietary hardware, such as GameBoy, GameCube, PlayStation, PlayStation 2, and
X  Box.  IVP   Technology,   though  its   wholly-owned   subsidiary,   Ignition
Entertainment, is focused on developing video games under these contracts. Until these development efforts result in such revenue, IVP Technology expects to be dependent on external financing to fund its operations and to satisfy its outstanding obligations of $2,386,275 as of September 30, 2002. IVP Technology anticipates that its operations will require approximately $5,000,000 of financing to continue operations for the next 12 months. This financing is expected to come from the sale of securities, including the sale of stock under the equity line of credit and from various debt finance sources. None of the debt finance sources, other than the DcD, have concluded agreements with IVP as of the date of this filing. IVP Technology's inability to obtain such financing
will  adversely  affect  IVP  Technology's   business   prospects  and  software
development activities and could result in the need to curtail or cease operations.

        We anticipate that our cash needs over the next 12 months consist of general working capital needs of $3,000,000, which we anticipate will be provided by the DcD facilities described above, plus the repayment of outstanding indebtedness of $2,386,275. These obligations include outstanding convertible debentures in the amount of $150,000 as well as accounts payable and accrued expenses in the amount of $1,273,896 and loans payable of $782,949. As of September 30, 2002, we had a working capital deficiency of $1,146,922. We anticipate that our cash requirements will be met from a combination of term debt borrowings, the capacity to access the Cornell Capital equity line, profit on the distribution and sale of games in development, and our existing credit lines with DcD group. In addition to the financing available from DcD, we anticipate that we will need to raise approximately $2 million over the next 12 months from the sale of securities to continue operations. Other than the DcD facilities and the equity line of credit, we have no commitments for funding.

        CASH FLOWS

        At September 30, 2002, the Company's cash and cash equivalent balance was $(11,035) a decrease of $11,267 from the cash balance of $232 at December 31, 2001. A summary of our cash flows for the nine months ended September 30, 2002 follows.

        Net cash used in operating activities was $2,294,434 and $87,089 for the nine months ended September 30, 2002 and 2001 respectively. The use of cash by operating activities was principally the result of net losses during both reporting periods together with an increase in accounts receivable and prepaid expenses ($767,291) and a decrease in the amounts payable under the licensing agreement with the Innovation Group, Plc ($713,610) in 2002. These amounts were partially offset by non-cash charges including stock issued for services and compensation in the aggregate amount of $4,367,780. For the nine months ended September 30, 2001, cash used in operating activities was principally the result of a decrease in accounts payable.

        Net cash provided by investing activities was $1,092,730 during the nine months ended September 30, 2002 and was primarily from the acquisition of Ignition Entertainment Limited's net assets of $1,291,059. This was offset, in part, by the purchase of fixed assets. No net cash from investing activities was generated for the nine months ended September 30, 2001.

        Net cash provided by financing activities for the nine months ended September 30, 2002 was $1,201,472 and was principally from the proceeds received from DcD Group, Plc short-term loan in the amount of $856,334 ($864,180 at the exchange rate when borrowed) that was paid on May 1, 2002 via the issuance of 4,000,000 shares of common stock and secured borrowings of $359,103 from DcD Factors, Plc. Net cash provided by financing activities for the nine months ended September 30, 2001 was $85,970 and was from proceeds on the Berra Holdings, Ltd. note. We anticipate that in the fiscal year 2003 the company will be on an overall basis cash flow positive.

        CHANGE IN NET ASSETS

        As of and through September 30, 2002, IVP Technology experienced material changes to its net assets from the calendar year ended December 31, 2001. During the nine months ended September 30, 2002, IVP Technology acquired the stock of Ignition Entertainment and extinguished its obligation to The Innovation Group for various software distribution licenses. As a result of the Ignition acquisition, IVP Technology acquired total assets of approximately $2.5 million, consisting principally of cash ($ $1.1 million), accounts receivable ($800,000) and fixed assets, net ($350,000) and assumed approximately $1.2

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

million of liabilities. Liabilities assumed consisted principally of accounts payable and accrued expenses ($400,000) and other liabilities ($700,000). IVP Technology also recorded goodwill in the amount of approximately $5.6 million associated with the Ignition acquisition. In addition, during this period, IVP Technology renegotiated the terms of its software license distribution agreement with The Innovation Group whereby approximately $2.9 million of short-term debt to The Innovation Group was extinguished in exchange for a modified software distribution agreement. IVP Technology reduced the carrying value of its License Agreement asset on its balance sheet from $3.6 million as of December 31, 2001 to approximately $500,000 as of September 30, 2002. The net effect of these transactions on the balance sheet was to increase its net assets by approximately $6.0 million.

        GOING CONCERN

        Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business; and as a consequence, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. We have experienced net operating losses and negative cash flows since inception and, as of September 30, 2002, we had an accumulated deficit of $20,302,081. Cash used in operations for the years ended September 30, 2002 and 2001 was $2,294,434 and $87,089, respectively. At September 30, 2002, we were overdrawn by $11,035. Such conditions raise substantial doubt that we will be able to continue as a going concern. Unless we are able to raise additional capital through the issuance of stock or convertible debentures or commence drawing down on our Equity Line of Credit once it is declared effective by the SEC, our operations will have to be significantly curtailed.

        If we are unable to obtain SEC clearance for our Equity Line of Credit facility, then the failure to obtain this funding will have a material adverse effect on our business.

        CAPITAL RESOURCES

        In February 2003, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P., which replaced an earlier equity line that contained impermissible conditions. Under this agreement, IVP
Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee accounted for as $340,000, paid as 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain 3.0% of each advance as a fee. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with consulting the company on various financial matters. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

        Pursuant to the Equity Line of Credit, we may at our option only periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs or for other purposes such as acquisitions. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay us the advance amount, less the 3% retention fee. We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or two years after the effective date of the accompanying registration statement, whichever occurs first. The amount of each advance is subject to an aggregate maximum advance amount of $2 million in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

        In this registration statement we are registering 30,000,000 shares of common stock in connection with the Equity Line of Credit and for conversion of the Cornell Debenture in the amount of 150,000. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, if we issued all 30,000,000 shares of common stock at a recent price of $0.19 per share (which assumes that

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

no shares would need to be issued upon conversion of debentures), then we would receive $5,529,000 under the Equity Line of Credit (after deducting a 3% retention payable to Cornell). This is $4,471,000 less than is available under the Equity Line of Credit. Our stock price would have to rise substantially for us to have access to the full amount available under the Equity Line of Credit. The 30,000,000 shares would represent 20% of our outstanding common stock upon issuance. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $10 million available under the Equity Line of Credit at the current price of $0.19 per share. In addition, we would be required to obtain the approval of our shareholders to increase the number of authorized shares of common stock. Pursuant to our Articles of Incorporation, we are authorized to issue up to 150,000,000 shares of common stock. At a recent price of $0.19 per share, we would be required to issue 52,631,579 shares of common stock in order to fully utilize the $10.0 million available. We would be required to obtain a vote of at least a majority of the outstanding shares in order to increase our authorized shares of common stock for this purpose. Our inability to obtain such approval would prohibit us from increasing our authorized shares of common stock and from issuing any additional shares under the Equity Line of Credit or to otherwise raise capital from the sale of capital stock.

        On April 10, 2002, Ignition Entertainment entered into a 1,000,000 British Pound revolving credit facility with Revelate Limited, a subsidiary of the DcD group, for the purpose of allowing Ignition to purchase goods and services from third party vendors. Under the terms of the revolving credit facility, Revelate will advance up to 60% of the purchase price of goods and services purchased by Ignition for its business. Ignition is obligated to pay Revelate interest on each advance at a rate equal to 3% over the UK Bank Base Rate, a 2% commission of total disbursements made on behalf of Ignition and a facility fee of 500 British Pounds. The facility is secured by a first lien on all of Ignition Entertainment Limited assets. We anticipate that this facility will be renewed in April 2003.

        On April 9, 2002, Ignition Entertainment entered into a one-year factoring agreement with DcD Factors Plc wherein Ignition has agreed to sell and DcD has agreed to purchase up to (pound)500,000 of Ignition's United Kingdom and non-United Kingdom based customer accounts receivable at a rate equal to 75% of the face amount of the receivable. Interest charged on amounts advanced against future collections by DcD is equal to 3% above the UK Base Bank rate. Under the terms of the factoring agreement, DcD is obligated to remit, from time to time, excess collections to Ignition to the extent that collections on purchased receivables exceed the sum of (i) advances made by DcD, (ii) interest and service charges on funds advanced, (iii) monthly services fees and (iv) customer discounts. Ignition Entertainment Limited has granted DcD a first lien and security interest in all of Ignition's assets. We anticipate that this facility will be renewed in April 2003 for an additional period.

        In April 2002, IVP Technology raised $150,000 of gross proceeds from the issuance of convertible debentures. These debentures were purchased by Cornell Capital Partners. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date
(ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

        On January 31, 2002, we entered into an interim financing agreement for (pound)600,000, (U.S. $864,180) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan bears an interest rate equal to the HSBC Bank base rate minus 5% if that figure is positive, and interest is payable monthly. The loan was due on April 30, 2002. On May 1, 2002, we converted the loan, plus accrued interest into 4,000,000 shares of our common stock.

        CRITICAL ACCOUNTING POLICIES

        ORGANIZATION. Mountain Chief, Inc. was incorporated in the State of Nevada on February 11, 1994. This name was subsequently changed by Articles of Amendment dated November 16, 1994 to IVP Technology Corporation (the "Company"). The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, the Company was involved with various unsuccessful activities relating to the sale of technology products before becoming inactive by the end of 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage

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

on January 1, 1998. Activities from inception of development stage included raising of capital and negotiations and acquisition of software distribution licenses are more fully described herein.

        ACQUISITION AND RECAPITALIZATION. Effective March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company with no assets or liabilities, from the stockholders thereof in an exchange for an aggregate of 350,000 shares of the Company's common stock and paid $200,000 of consulting expenses in connection with the acquisition. The $200,000 was recorded as an expense in the 2000 financial statements. Pursuant to Rule 12-g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, the Company elected to become the successor issuer to Erebus Corporation for reporting purposes under the Securities Exchange Act of 1934. For financial reporting purposes, the acquisition was treated as a recapitalization of the Company with the par value of the common stock charged to additional-paid-in capital.

        FOREIGN CURRENCY TRANSLATION. Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated at year-end exchange rates. Nonmonetary assets and liabilities are remeasured into U.S. dollars at historical rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiaries is reflected as a separate component of stockholder's equity. Foreign currency transaction gains or losses are reported in results of operations.

        EXCESS OF COST OVER NET ASSETS ACQUIRED. In accordance with SFAS No. 141, the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as "Excess of Cost Over Net Assets Aquired." The fair value assigned to intangible assets acquired is based on valuations prepared by independent third party appraisal firms using estimates and assumptions provided by management. In accordance with SFAS No. 142, goodwill and purchased intangibles with indefinite lives acquired after June 30, 2001 are not amortized but will be reviewed periodically for impairment. Purchased intangibles with finite lives will be amortized on a straight-line basis over their respective useful lives.

        REVENUE RECOGNITION. A significant portion of all of the Company's net sales are derived from software publishing and distribution activities, which are subject to increasing competition, rapid technological change and evolving consumer preferences, often resulting in the frequent introduction of new products and short product lifecycles. Accordingly, the Company's profitability and growth prospects depend upon its ability to continually acquire, develop and market new, commercially successful software products and obtain adequate financing. If the Company is unable to continue to acquire, develop and market commercially successful software products, its operating results and financial condition could be materially adversely affected in the near future.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and other intangibles, realization of deferred income taxes, valuation of inventories and the adequacy of allowances for returns, price protection and doubtful accounts. Actual amounts could differ significantly from these estimates.

        The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2 "Software Revenue Recognition", as amended by SOP 98-9 "Modification of SOP 97-2 Software Revenue Recognition with respect to Certain Transactions." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 98-9 deals with the determination of vendor specific objective evidence of fair value in multiple element arrangements, such as maintenance agreements sold in conjunction with software packages. The Company's transactions generally include only one element, the interactive software game. The Company recognizes revenue when the price is fixed and determinable, there is persuasive evidence of an arrangement, the fulfillment of its obligations under any such arrangement and determination that collection is probable. Accordingly, revenue is recognized when title and all risks of loss are transferred to the customer, which is generally upon receipt by customer. The Company's payment arrangements with its customers provide primarily 60 day terms and to a limited extent with certain customers 30 or 90 day terms. The Company does not have any multi-element arrangements that would require it to establish VSOE for each element, nor does the Company have any sales activity that requires the contract method of accounting.

        The Company's distribution arrangements with customers generally do not give customers the right to return products; however, the Company at its discretion may accept product returns for stock balancing or defective products. In addition, the Company sometimes negotiates accommodations to customers, including price discounts, credits and product returns, when demand for specific products falls below expectations. The Company's publishing arrangements generally do not require the Company to accept product returns and provide price

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protection.  The  Company  establishes  a reserve  for future  returns and other allowances based primarily on its return policies, price protection policies and historical return rates. The Company may not have a reliable basis to estimate returns and price protection for certain customers or it may be unable to determine that collection of the receivable is probable. In such circumstances, the Company defers the revenues at the time of the sale and recognizes them when collection of the related receivable becomes probable or cash is received.

        EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

        The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No.141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001. The adoption of SFAS 141 did not have a material effect on the Company's financial position or results of operations.

        Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of'. SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

        Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of both SFAS 142 and 143 will not have a material effect on the Company's financial position or results of operations.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and portions of Accounting Principles Board (APB) Opinion No 30, " Reporting the Results of Operations". SFAF No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for sale. Classification as held-for sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period in which the losses are incurred, rather than as of the measurement date as presently required.

        In  April  2002,  the  FASB  issued  SFAS  No 145,  "Rescission  of FASB
Statements No. 4, 44 and 62, Amendment of FASB No 13, and Technical Corrections", which is generally applicable to financial statements for fiscal years beginning after May 15, 2002; however, early adoption is encouraged. SFAS 145 eliminates the requirement under FASB No. 4, "Reporting Gains and Losses from Extinguishment of Debt" to report gains and losses from extinguishments of debt as extraordinary items in the income statement.

        The adoption of SFAS 144 and 145 will not have a material effect on the Company's financial position or results of operations.

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SUBMISSION OF MATTERS TO A VOTE OF STOCK HOLDERS

        On November 16, 2001, IVP Technology held its annual stockholders' meeting in Las Vegas, Nevada. At the meeting, the stockholders approved the following changes to our Articles of Incorporation:

        o To increase IVP Technology's authorized shares of common stock from 50,000,000 shares to 150,000,000; and

        o To provide for a class of 50,000,000 shares of preferred stock that will have such terms as the Board of Directors shall determine from time to time.

        In addition, the stockholders approved the acquisition of International Technology Marketing and the provision of 50,000,000 shares to complete that acquisition, and elected five directors, Messrs. MacDonald, Hamilton, Sidrow, King and Smith. King and Sidrow subsequently resigned for personal reasons primarily related to a lack of Directors and Officers insurance and lack of time to fulfill their director's duties to the full extent as required by recent trends in securities legislation in the United States.

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                             DESCRIPTION OF BUSINESS

          IVP Technology Corporation is a Nevada registered company with a head office in Toronto that operates through two divisions, Consumer and Enterprise. The consumer division currently consists of Ignition Entertainment Limited, a UK subsidiary of IVP, and a Chicago office of IVP which uses the Illinois registered trade name Ignition USA. The Enterprise division currently consists of Springboard Technology Solutions Inc., a wholly owned Canadian subsidiary, and a group within Springboard which carries on business under the registered trade name of MDI Solutions. The two divisions develop market, license, publish and distribute software and related products for both the consumer and enterprise marketplaces. In addition, the Enterprise division also provides outsourced IT services for corporate and institutional customers. IVP is actively searching for potential acquisition candidates to build additional critical mass for both of these divisions. A review of each of the divisions and their respective products follows;

ENTERPRISE DIVISION

        IVP Technology's enterprise software division currently operates through its wholly owned Canadian based subsidiary, Springboard Technology Solutions Inc. and its specialty data integration team which conducts business under the registered trade name of MDI Solutions. The website for Springboard is at www.springboardtech.com and the website for MDI is at www.mdisolutions.com. To date, IVP Technology has not earned any revenue from the sale of enterprise software products.

        The enterprise division currently markets general data management products and services, web and other information technology services. Our data management products, which are a combination of our own products and products under reseller agreements, are capable of operating on a stand-alone basis or integrating with other enterprise level software or legacy systems in place in enterprises and institutions. IVP Technology believes that the data solutions products it represents can provide enterprises with increased economy, efficiency and effectiveness when enterprises are faced with the necessity of obtaining data from the field, wherever that may be, and moving it into processes that take place in the front and back office environment through to business decision making levels. A description of IVP Technology's current enterprise software products is described below. Although we have not represented these products for sufficient time to build up a stable of clients using these products, the vendors or other resellers that also sell these products have represented to us that the products that we represent are already in use in a number of enterprises such as insurance companies, banks, governments and manufacturing industries. Generally sales cycles are long in the data management and enterprise marketplace. The division markets software products through its data integration and network solutions staff. For the nine months ended September 30, 2002, IVP Technology generated $57,000 from the sale of enterprise division services and none from the sale of PowerAudit, a product that IVP Technology ceased selling in June 2002.

        A description of IVP Enterprise Division software products follows. Development of these products has been completed by their owners. IVP Technology expects that all of these products will be upgraded as technology changes. At this time, IVP Technology cannot predict when upgrades will be required or available. As a result, IVP Technology cannot predict if and when it will earn revenues for such upgrades.

         CLASSIFIER. IVP Technology has entered into a two-year, non-exclusive licensing agreement to distribute the CLASSIFIER software program, developed by TiG Acquisition Corporation also known as The Innovation Group, PLC. IVP Technology received a non-exclusive right to sell such software in the United States, Mexican and Canadian territory and latterly the United Kingdom.

        DESCRIPTION OF CLASSIFIER. The CLASSIFIER product is a sophisticated business intelligence solution that provides data analysis benchmarking and which can monitor on-going improvements on business activities, such as specific products, lines of business or other information within a business operation. CLASSIFIER was designed to create and broadcast business intelligence knowledge views direct to decision makers over corporate Intranets and the Internet. CLASSIFIER turns a database into a web site, enabling more people to access data with a web-browser. CLASSIFIER incorporates a high-performance and powerful data analysis server, a web-report publishing facility, versatile data transformation features and the ability to connect and extract data from multiple back office data sources.

        MARKET FOR CLASSIFIER. The market for Classifier is almost exclusively centered on larger facilities where polling multiple databases for changes in volumes, makeup and conditions and other decision-making components could have a material impact on the way operations are managed. The product can be adapted to various industry sectors.

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         I-BOS(TM).  IVP Technology  obtained the license to distribute I-Bos as part of a re-negotiation of the Classifier product. IVP Technology has entered into a two-year, non-exclusive licensing agreement to distribute the I-BOS operating system, developed by TiG Acquisition Corporation also known as The Innovation Group, PLC. IVP Technology received a non-exclusive right to sell such software in the United States, Mexican and Canadian territory and latterly the United Kingdom.

        DESCRIPTION OF I-Bos. I-Bos is an application development environment for business analysts. It is process and rule centric and allows analysts to build complete business applications for specific vertical markets without any programming knowledge in a language that is understood by that business sector.

        MARKET FOR I-Bos. IVP intends to take the I-Bos product to several health care environments where authorization for drug administration or other high value processes are currently subject to significant manual intervention or where other processes need to be automated for surety of performance.

        VIPER. On February 20, 2002, IVP Technology entered into an agreement with SmartFocus Limited, to resell its Viper(R) suite of products which consists of Viper Analyze and Visualize, Viper Data Mining, Viper CRM, Viper Campaign Planner and Smart Campaigner. Pursuant to the license, IVP Technology will be entitled to a 15% commission on sales of Viper through customer opportunities created by IVP Technology. SmartFocus will make sales representatives available to assist in sales presentations.

        DESCRIPTION OF VIPER. IVP Technology believes that Viper is a powerful, fast and easy-to-use analysis and visualization application designed for company marketing departments and those decision makers concerned with gross data from voluminous rows of customer information. Viper harnesses customer and transactional data from any touch-point or channel across any organization to create, build and maintain customer insight and customer intelligence. Viper is designed to empower enterprises to better understand, predict, manage and influence customer behavior.

        MARKET FOR VIPER. The market for Viper is concentrated on those institutions where rapid analysis of complex data bases is necessary - it is primarily a data mining tool with rapid and comprehensive statistical analysis tools built into its code.

        VAAYU. On June 27, 2002, IVP Technology announced the release of Vaayu, a software product set developed by Springboard Technology Solutions, Inc. Vaayu(TM) (named after the God of Wind and Air in Hindu mythology) operates as middleware within an enterprise and facilitates communication and the transmission of data between handheld devices and existing applications. The Vaayu(TM) Administration Studio consists of a suite of connectors that interact with systems within an organization, allowing Vaayu(TM) administrators to define and publish functionality to handheld and wireless devices through a graphical user interface and XML-based protocols. Remote workers can then utilize this functionality from Vaayu(TM) client devices, and data can be retrieved from or integrated into existing internal systems in real time.

        DESCRIPTION OF VAAYU. Vaayu(TM) has been built exclusively using leading, standards-based technologies, including Java(TM) and XML (Extensible Markup Language). Java(TM) is a platform-independent, object oriented development technology introduced by Sun Microsystems that provides robust end-to-end solutions for networked applications as well as a trusted standard for embedded applications. XML is a technology that provides a flexible way to create common information formats and share both the format and the data on the World Wide Web, intranets, and elsewhere.

SERVICES

        Springboard and MDI also operate as a supplier of trained individuals for specific services on an outsourced basis. Under MDI for example the company has been successful in obtaining ongoing services work for a number of Canadian hospital and health care providers and has just recently commenced performing these services in the United States as well. Our network services personnel are also engaged in outsourced delivery of network support. In both these cases we bill clients on an hourly or daily basis. Generally, we enter into service agreements with our service clients, which agreements specify the hourly rate and the nature of the contracted services to be provided. We earned $57,000 from these arrangements in the three months ended September 30, 2002.

MARKET FOR PRODUCTS AND SERVICES

        To date, IVP Technology has not sold any licenses for enterprise software products. IVP Technology believes that the market for enterprise software has slowed considerably over the past several years. IVP Technology also believes that the market is characterized by long selling cycles and competition from numerous vendors. Based on its experience, IVP believes that

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the trend in  commercial  software  has moved  towards  systems  integration  of various products into existing IT environment and service providers such as IBM, CGI and various other integration companies often have an edge over strictly stand alone software product developers. Thus many times the key to success in selling software products into a customer location is to operate as a systems integration company or a services company to a particular industry segment. To that end, IVP Technology has identified health care as a market segment that it intends to begin focusing some of its sales efforts. IVP Technology believes that hospitals and others in the health care area have a need for enterprise software products. IVP Technology has one product installed on a trial basis at St. Joseph's Health Centre in Toronto but it cannot be considered a sale. We view this process of gradually gaining product acceptance as a normal state in the sales development process. We anticipate that it will take us several years to make a solid and profitable business out of distributing data management solutions.

OUTLOOK - ENTERPRISE PRODUCT LINE

        The growth of the internet together with a proliferation of various other network configurations including wireless telephone, satellite and radio, using various communication protocols, has become an important way for corporations to communicate with field employees and for professionals to access personal and business information, download new applications, access new services and interface with organizational data and topical information. IVP Technology believes that inter-party interfaces over the internet, as well as wireless access to internet content and enterprise data will make small personal computers and other data enabled communication devices increasingly valuable to users.

        IVP Technology competes within the global market for software applications. These applications are developed for both handheld/portable devices and client server/networked installations. The market for these products is evolving rapidly and is highly competitive. Competitors include (i) Microsoft, as the developer of the handheld personal computer Windows CE operating system, which also develops software applications for devices that run on Windows CE, (ii) the community of developers that has developed products for the palm operating system; (iii) the community of developers that has emerged since the introduction of these devices that creates applications for Linux, Sun, and other operating system platforms; and (iv) the host of developers that are developing entertainment and enterprise applications on other handheld devices including telephones, personal entertainment devices and other communication devices. Nearly all of IVP Technology's competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than us to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than IVP Technology does.

        IVP and its wholly owned subsidiary Springboard believe that systems integrators are in the best position to market software to their existing clients. Therefore we do not intend to compete directly against any of the larger software creators and marketing companies in the promotion of software in and of itself, rather we intend to market to our growing list of clients to which we provide outsourced data integration and network services. Our ongoing investment in this area will not keep pace in relation to our investment in the Consumer Division as the company does not have sufficient financial resources to compete as a enterprise software developer and mass distributor of enterprise software. Rather it is our intention to grow the Enterprise division as opportunities for profitable growth present themselves and not reach for unprofitable sales for the sake of growth in revenue.

CONSUMER DIVISION

        IVP  Technology's  wholly  owned  subsidiary,   Ignition   Entertainment
Limited, specializes in the development, licensing, publishing, marketing and distribution of mobile device entertainment programs, video game software and accessories to retail chains in Europe and the United States. Ignition was incorporated under the laws of England and Wales on September 26, 2001 and commenced operations on April 2, 2002. Subsequently, Ignition purchased the assets of Alternative Sources Limited, the assets of I-Wish (Games) Limited, some assets from Awesome Developments Limited, the assets of Archer MacLean t/a Awesome Developments Limited, and the shares of 3R Learning Limited prior to all the shares of Ignition being purchased by IVP Technology on May 28, 2002. In September 2002, IVP opened an office in Chicago and registered the "DBA" name of Ignition USA to act as a North American office for the consumer division.

        All entertainment products that have been or will be developed by Ignition are directly related to the personal computer, mobile devices and video games industry and include games for the following platforms: Microsoft XBox, SONY PlayStation, SONY PlayStation 2, Nintendo GameBoy Advance, Nintendo GameCube, IBM PC & Compatibles, and Wireless technologies (Compaq I-Pac, I-Mode & GPRS telephony).

        Ignition's main focus is the creation, acquisition and publishing of its own intellectual property over which it will retain control. This involves:

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        (i)    The design of original PC and video  games and the  in-house  and outsourced development of these games;

        (ii) The acquisition of key "licenses" (film & character licenses) from which to create game concepts; and

        (iii) The publishing and distribution of its own and third party games in North America and Europe.

DEVELOPMENT

        Ignition currently has development staff in its Banbury and Lincoln offices where development is taking place on products for the GameBoy advance, PC, XBox and PlayStation platforms. Typically, game title products are designed on the PC then when they are about 80 percent complete the core game is ported to development teams that specialize in the other platforms. The company has "development license" agreements with Microsoft, Nintendo and Sony to support its product development activities. No development licenses are required for development of PC games. These development agreements permit Ignition to use specialized development software created by the three main platform manufactures in the construction of games for the game platforms. In essence the development software includes proprietary code and algorithms which as coders develop specific product for the platforms allow the product to be played on the individual machines owned by consumers. The three major platform manufacturers do not accept products built for distribution with their brand names on them unless built under their development kits. Currently we are authorized developers for Nintendo, XBox and the two Sony PlayStation platforms. All developers for the three main platforms use the same development kits under licenses from the platform manufacturers. Generally, video games do not require upgrades.

        As of December 31, 2002, Ignition had three PC, XBox and PlayStation games representing 9 sku's under development for release in 2003-2004 and 5 PlayStation "one" games in conversion for release in 2003.

LICENSING

        IVP, through Ignition, is currently in discussions with a number of other software developers to obtain publishing rights for various geographic areas for various game titles or other intellectual property rights from which games can be built. The economics of various licenses is an important determinant in the success or failure of various licensing transactions. Typically, Ignition the company would pay an advance royalty or a license fee to allow the company to publish or alternatively develop a game based on the licensed intellectual property. All transactions are based on the type of intellectual property being conveyed which can range from a limited publishing agreement for a completed game to be published in a particular geography (e.g. North America only), through to licensing the characters from a movie or book from which one or more series of games will be built and published world wide.

PUBLISHING

        Publishing occurs when a particular game title is obtained or created and the company acts as the "manufacturer" and "packager" of the title. Typically the publisher takes the risk of inventory by ordering the game to be manufactured and then shipping the game to various distributors in countries where it may or may not be represented by a physical office. The publisher typically takes a game title to one or more of the platform manufacturers to seek approval to use the manufacturer's platform name on the product.

        For example to "publish" a PlayStation game the publisher would first have to be an authorized developer and publisher for the platform. Following completion of development of the title an executable code version of the game would be presented to the "quality control office" of Sony PlayStation who would analyze the game for quality, playability, content, errors, bugs, and competitive positioning. If the game meets the standards of the platform manufacturer the product is approved. The publisher would then submit the "gold master" version of the game to the platform manufacturer together with a letter of credit or cash to pay for the printing of the number of disks or "cartridges", in the case of GameBoy, that need to be printed to satisfy the initial order the publishers had obtained from its distribution system. The letter of credit ensures that the platform manufacturer receives his prepaid royalty for the number of disks being printed and payment for the actual stamping of the disks. For example, if 500,000 disks are to be printed or "stamped" the letter of credit could be for an amount in excess of $5,000,000. This would represent the cost of physical goods for the particular title. Additionally the publisher pays for the marketing program, occasionally in conjunction with the platform manufacturer if it is a blockbuster game, and the packaging materials - the box. The publisher resells these boxed disks at the wholesale price to its distributors.

        The products that Ignition is currently distributing consist of 9 video games that are in wholesale and retail distribution. Several more large scale games are nearing the end of their development cycle and are expected to be released in 2003. In addition there are a number of negotiations presently

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taking  place which are  expected to result on many more third party games being published by Ignition Entertainment.

        Currently, Ignition has the following software titles in distribution in Europe and North America for the Nintendo GameBoy Advance platform and anticipates releasing some of these same titles for the PlayStation "One" platform.

o  World Tennis Stars       o  Demon Driver        o  Monster Bass Fishing
o  Strike Force Hydra       o  Animal Snap         o  International Karate Plus
o  Pinball Tycoon           o  Stadium Games       o  Super Drop Zone

        For the nine months ended September 30, 2002, IVP Technology had received $200,000 in net revenues from the sale of these games, all of which are based on the Nintendo Gameboy Advance platform. IVP Technology has not received any revenue from video games based on any platform other than the Nintendo Gameboy Advance platform.

MARKETING

        IVP Technology outsources internal marketing personnel which plan and execute marketing programs related to titles that are being published. This consists of Marcom (marketing communications) and PR (public relations). The first determines the audience and positioning of the marketing and advertising related to a game title while PR looks for quasi free venues to distribute information about the company. Typically the Marcom function is related to the 3 to 4 months that precede a games introduction to the market while the second is and ongoing function which has as its aim the positioning of the company in relation to its market.

DISTRIBUTION

        IVP Technology has an active sales force for game sales in Europe which has numerous contacts among the retail channel in the UK and with certain key distributors in Western and Eastern Europe. Sales objective is to get signed purchase orders or incoming letters of credit against which the company can raise letters of credit to finance manufacturing of game titles. The company maintains an adequate letter of credit facility as well as receivable insurance to back up its full recourse factoring facility.

        Ignition's customers currently include:

        (i)    Major national UK and North American retailers;

        (ii) Independent computer and video/DVD retail and rental stores that sell video games;

        (iii)  Rack Program distributors in various countries; and

        (iii) Import customers in France, Germany, Italy and Spain who use Ignition's wholesale product distribution group to redistribute to retailers and suppliers in those countries.

        Ignition is not dependent upon any particular customer for a material amount of its business. Ignition Entertainment Limited has a number of companies located in various European countries that handle Ignition products and products that are resold for other vendors. In the United States, IVP Technology has 12 sales agents that are not on the company's payroll but who work on a commission basis.

MARKET POSITIONING FOR IGNITION IN THE UK AND USA

        Ignition's management has a wealth of experience in marketing and distribution video games product and offers the following services in seeking to strengthen its position within the industry and forming long-term relationships with other key developers and publishers.

        (i) For third-party developers - a more lucrative alternative to their existing route to market. Currently, the share of the ultimate revenue generated by a product is disproportionately in favor of the publisher. A more lucrative arrangement for developers will encourage them to review their existing arrangements.

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        (ii)   For  third-party  publishers  - a route to market for  publishers with little or no current representation in Europe or the North American market. This will include smaller, talented, Far Eastern and American Publishers. The business will look to obtain "exclusive" distribution agreements with these publishers covering Europe and North America.

        (iii) For retailers - a small but efficient sourcing and distribution service for all video games related products available for distribution within the European Community. This will typically cover "top-up" orders from retailers and will in the main be purchased to order, thus ensuring no stock of finished third party products.

INDUSTRY SIZE

        Ignition believes that the next five years will see substantial growth in the video games industry including the expansion of computer entertainment for hand-held devices such as PDA's, Java enabled telephones and other mobile communication devices.

        This view is backed by third party market research firms such as DFC Intelligence (www.dfcint.com/game article/forecasts.html) which indicates that in the United States alone PC software and video game market was worth almost US$ 6.0 billion in 2001. Early indications from NPD Funworld are that in the year 2002 the market for games for the first 10 months of the year had topped 6 billion or 25% ahead of comparable 2001 figures.

        In Fall 2001 and Spring 2002, the industry saw the launch of two new video games hardware platforms, the Microsoft XBox and the Nintendo GameCube, which will drive the market forward again for the next three-five years much the same as the SONY PlayStation has over the past five years. Forecasted aggregate sales of game console units for the United States alone are expected to top 142 million units by 2006 up from an aggregate of 60.7 million units in 2001. See DFC Intelligence (www.dfcint.com/gamearticle/forecasts.html).

COMPETITION

        The market for consumer software including video games and other entertainment software for various PC and video consoles is growing. This growth has been fueled by hardware developments that allow game developers to expand the use of graphics and interactive aspects of games to produce an exciting entertainment package to a relatively young demographic group. While the original demographic group to which games appealed have gotten older they have not stopped playing games, thus as time goes on there are wider and larger socio-economic market segments to which games appeal. That is, the percentage of the population that has previously played games grows with every succeeding year such that the outright volume of players and potential customers of games vendors keeps expanding.

        The relative sophistication of the games has also increased such that there are now specific genres of games - such as "first person shooter", "team play", "sport games' etc. by which to differentiate games in the market. Thus some games vendors have become niche suppliers for particular types of games that may or may not be aimed at certain demographic groups. This expansion in the game market (software) has been coupled with competition on the game console market (hardware) such that hardware vendors are lowering their prices to capture successively larger groups of players. Hardware sales are dependent to a certain extent on having games available to play on the particular hardware manufacturer's equipment. Thus currently Microsoft's XBox, while a more powerful console than Sony's PlayStation 2, has fewer units out in the marketplace in part because fewer games are available on the platform and because it was released later than the PlayStation. IVP Technology expects that this will balance itself over time. Equipment platforms have a life cycle, but even though buyers may gravitate to a newer version of a particular system the old system remains playable and is often handed down to younger family members who buy games for that system. Game development companies often create newer versions of older successful game titles such that "franchises" for games develop such as some popular sports games that have new versions created for each new sports team year. Despite the economic slowdown in some sectors of the economy the consumer games market has shown that it is relatively immune from the current economic slowdown in the United States.

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        IVP Technology  through Ignition  Entertainment  Limited competes in the global market for entertainment software. The market is characterized by a number of large and a much greater number of small software vendors and game developers, as well as by a number of large wholesale and retail distributors in various regions of the world. Many of IVP Technology's potential competitors have significantly greater financial, technical and marketing resources than we do. Our competitors may be able to respond more rapidly than us to new entertainment genres or to new or emerging game platforms. They may also devote greater resources to the development, promotion and sale of their products than does Ignition. However it is also apparent that the suppliers of product for the market is made up a large number of independent software developers who create the products and who have numerous options in taking their games to market through publishers and distributors. Personal relationships generally have more to do with eventual publishing agreements than other strictly financial factors. It is IVP's intention to expend a great deal of time and energy sourcing product from small top medium sized independent developers through which IVP will have sufficient access to product to fill its distribution channels. In this later regard IVP will raise term and project oriented finance from various financial institutions and "content" pools to fund the acquisition of developed products. The financial institutions that engage in this type of financing use "completion bonding" techniques such as found in the movie and film industry to assist in removing the technical risk form product completion. Our equity line of credit provides sufficient balance sheet back up to enter into this market in a meaningful way.

EMPLOYEES AND CONSULTANTS

        IVP Technology Corporation has 4 employees based in Toronto with an additional 2 employees at its Chicago office which operates under the Ignition USA business name. At the time of the acquisition, Ignition Entertainment employed 40 people in the UK. Since that time, Ignition has added 25 employees, primarily in product development and marketing also in the UK. Springboard Technology currently has 13 employees, which are 3 more than when the acquisition was consummated on July 1, 2002. None of IVP Technology's employees are covered by any collective bargaining agreement.

        IVP Technology has entered into several consulting relationships, which are described below.

        o In February 2002, IVP Technology entered into a non-exclusive financial advisor agreement with Danson Partners, LLC. Pursuant to the agreement, Danson Partners, LLC provides financial advisory services, including the evaluation of financing structures and fundraising. The agreement will terminate on December 31, 2002 or earlier if one party provides 30 days written notice to the other party. To the extent that IVP Technology completes a fund raising transaction, then Danson Partners, LLC would be entitled to a cash fee of $75,000, plus a fee payable by the issuance of shares of common stock equal to $75,000. Danson Partners, LLC is also entitled to recover its reasonable out-of-pocket expenses incurred in connection with the services provided under the agreement.

        o In March 2002, IVP Technology entered into a Consulting Agreement, whereby Danson Partners, LLC will assist IVP Technology in preparing its public company reports, assisting in the preparation of budgets and cash management and working with independent public accountants, as well as other advice requested by IVP Technology's President. In exchange for these services, IVP Technology will pay Danson Partners, LLC a monthly fee of $10,000, of which $2,500 is payable by the issuance of shares of common stock. The agreement terminates in February 2003. Danson Partners, LLC is also entitled to recover its reasonable out-of-pocket expenses incurred in connection with the services provided under the agreement.

        o In January 2002, IVP Technology executed a one year consulting agreement with Vanessa Land for consulting services related to marketing and public relations in Europe and North America. Compensation for the agreement was the issuance of 5,000,000 shares of IVP technology valued at the time the agreement was signed at $250,000 or approximately 172,000 pounds. This cost was expensed entirely in the first quarter. The agreement has a term of one year. Vanessa Land is also entitled to recover her reasonable out-of-pocket expenses incurred in connection with the services provided under the agreement.

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

        o On June 1, 2002, Ignition Entertainment Limited entered into a consulting agreement with Montpelier Limited whereby Montpelier will provide business development and financial advice to Ignition. Under the terms of the agreement, Ignition is obligated to pay Montpelier(pound)179,850 ($262,970) yearly in equal monthly installments of $21,914. Additionally, Montpelier was entitled to receive a signing bonus of(pound)29,975 ($43,828) upon execution of the agreement. Montpelier Limited is owned by Vijay Chadha, Ajay Chadha and Martin Monnieckdam, all of whom are officers of Ignition Entertainment.

        o In August 2001, International Technology Marketing entered into employment/consulting agreements with Brian MacDonald and Peter J. Hamilton. Mr. MacDonald is employed as President and Treasurer and Mr. Hamilton is employed as Vice President, Sales or other duties as determined by the President. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Each of Mr. MacDonald and Mr. Hamilton has a salary of CAD $96,000 per year, plus 6% of sales revenue. As ITM is a dormant corporation following its acquisition by IVP Technology it has no sales revenue and therefore IVP is not liable to pay any portion of its sales revenues to Mr. MacDonald or Mr. Hamilton. IVP Technology guarantees the payments under these employment contracts. Neither Mr. MacDonald nor Mr. Hamilton receives any further compensation for service as an officer or director of IVP Technology.

SIGNIFICANT CONTRACTS

        CLASSIFIER AND I-Bos. On December 28, 2001, IVP Technology entered into a two-year, non-exclusive licensing agreement to distribute the Classifier software program, developed by The Innovation Group, Plc. IVP Technology received a non-exclusive right to sell such software in the United States, Mexican and Canadian territory. Subsequently, on September 30, 2002 we renegotiated the agreement with The Innovation Group, Plc. to add another product, "iBos", and relinquished the financial services industry vertical back to The Innovation Group Plc. In the course of our contract renegotiation we also obtained the right, on a non-exclusive basis, to distribute both the Classifier and the iBos product into the UK market. Meanwhile we retained the right to sell such software in the United States, Mexican and Canadian markets.

        Pursuant to the terms of this agreement, IVP Technology was obligated to pay The Innovation Group $3,620,268 by December 31, 2002. IVP Technology has paid The Innovation Group (pound)500,000 or approximately $714,000 in connection with the license. The remaining payments have been waived as part of the September 30, 2002 amendment. On February 16, 2002, IVP Technology borrowed
$864,180 from DcD Limited that was used, in part, to pay the March 31, 2002 installment to the Innovation Group. The agreement with The Innovation Group allows IVP to retain 50% of the gross revenue from any sale originated by IVP.

        VIPER. On February 20, 2002, IVP Technology entered into an agreement with SmartFocus Limited, to resell its Viper(R) suite of products which consists of Viper Analyze and Visualize, Viper Data Mining, Viper CRM, Viper Campaign Planner and Smart Campaigner. Pursuant to the license, IVP Technology will be entitled to a 15% commission on sales of Viper through customer opportunities created by IVP Technology. SmartFocus will make sales representatives available to assist in sales presentations. On February 20, 2002, we entered into an agreement with SmartFocus Limited, to resell its Viper(R) suite of products which consists of Viper Analyze and Visualize, Viper Data Mining, Viper CRM,
Viper Campaign Planner and Smart Campaigner. Pursuant to the license, IVP Technology will be entitled to a 15% commission on sales of Viper through customer opportunities created by IVP Technology. SmartFocus will make sales representatives available to assist in sales presentations.

        SOFTWARE DEVELOPER CONTRACTS

        Ignition Entertainment has software developer contracts with Nintendo, Sony and Microsoft to develop video games on the proprietary video game platforms owned by these companies. These contracts grant IVP Technology licenses to develop video games using the proprietary platforms owned by these companies, including GameBoy, GameCube, PlayStation, PlayStation 2 and X Box. The licensors have the right to approve any video games developed under these contracts to ensure quality. These contracts have terms that continue until terminated by breach, except for the Sony contracts, which have terms of one year and automatically renew for successive one-year terms unless either party provides the other with written notice of its election not to renew, and the Nintendo contract which has a three-year term.

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

        SOFTWARE PUBLISHER CONTRACTS

        Ignition Entertainment has software publisher contracts with Nintendo and Sony. These agreements give Ignition the right to publish and distribute video games developed by Ignition provided the games are pre-approved by the respective platform manufacturer. Under these agreements, Nintendo and Sony each retain the rights to approve any video games so developed as well as the right to manufacture any such games. IVP does not yet have a publisher's contract with X-Box but is expecting to receive approval shortly.

        Ignition is unable to predict with any reasonable probability the amount of any revenues expected to generate under these agreements.

CORPORATE HISTORY OF IVP TECHNOLOGY

        IVP Technology Corporation is a Toronto headquartered commercial and consumer software developer, licensor, publisher, marketer, and distributor that has operations in the United Kingdom, Canada and the United States. IVP also provides information technology services to corporations and institutions. We operate through two divisions, Consumer and Enterprise.

        LEGAL AND CORPORATE EVOLUTION

        Prior to March 2000 and from inception in 1994, IVP Technology went through various "reorganizations" including reverse share splits and several control changes. In March 2000, IVP Technology engaged in a recapitalization transaction whereby through the services of TPG Capital Corporation, IVP paid 350,000 shares worth $500,000 and $200,000 in cash to TPG Capital Corporation to merge with a non-active reporting entity, Erebus Corporation, whose sole shareholder was TPG Capital Corporation to become a reporting issuer with the SEC and thereby retain its status as a listed company on the OTCBB. A rule change at the OTCBB was the motive for the transaction as failure to remain a listed company on the OTC BB would have relegated the shares to the pink sheets. Management and the board of directors at that time viewed such a development as a detriment to stockholders and other investors. In addition to the payment of the cash and shares there exists a reset provision in the contract between TPG Capital and IVP which obligated, on a contractual basis, IVP to provide TPG Capital with shares sufficient to "make up" the difference between the share price value for 350,000 shares as at the date of the merger of Erebus and IVP and a point one year later. Based on the relative share prices in the market in March 2000 and in March 2001 it would appear that IVP owes TPG Capital an additional 3,028,378 shares. IVP does not intend to pay these shares over to TPG Capital as James Cassidy reached a settlement agreement with the SEC related to various practices associated with merging non-active shell reporting entities with OTCBB companies that had not achieved reporting status with the SEC prior to the rule change on the OTCBB.

        In September 2001, IVP Technology, represented by its then corporate counsel, the then board members and executives and who are not in any way connected to our current management team or the current board of directors, negotiated and entered into, on a arms length basis, an agreement with the five founders of International Technology Marketing Inc., a newly formed company, to gain the management services of the ITM founders for the benefit of IVP Technology. The founders of ITM were and are experienced finance, marketing and technology persons. The legal mechanism chosen for obtaining the services of the new management team was accomplished by the two companies (IVP and ITM) entering into a stock purchase agreement which was dated August 17, 2001. This agreement provided for the "acquisition" of shares of ITM and the issuance of up to 50,000,000 shares of IVP to be released to the individual founders of ITM, who would be performing the management duties at IVP. The trigger mechanism for releasing tranches of shares to the ITM founders was achievement of certain revenue milestones for IVP that the ITM founders performing the management services would achieve through application of their management expertise.

        The sole purpose and motive of the ITM "acquisition" was to secure the future management services of the shareholders of ITM. ITM had no operations and no sales at the time of the "acquisition," however its founders had experience in consumer and enterprise software development, distribution and marketing. The founding shareholders of ITM were Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella and Sherry Bullock who, except for Sherry Bullock who has resigned, remain the managers of IVP Technology Corporation. At the time of the acquisition, IVP Technology believed that retaining an experienced management team would facilitate the implementation of its business plan. In particular, Messrs. MacDonald and Hamilton had been employed by Softkey Software International, a software company that grew sales from $10 million in 1989 to $3 billion in 1997. During that time, Messrs. MacDonald and Hamilton gained experience with enterprise, entertainment and business software, which IVP Technology believed could increase their market opportunities in obtaining distribution arrangements, reseller networks and other distribution channels. The resumes of the principals were disclosed to the shareholders of IVP prior to a shareholder vote approving the transaction - the ITM shareholders and IVP's

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current  management did not have any influence on the outcome of the shareholder vote and did not have a right to vote on the transaction. A resolution of the acquisition of ITM was included in a proxy statement sent to the registered shareholders of IVP which was, at the properly constituted annual general meeting of the company held on November 16, 2001, approved by a majority of shareholders. The shares that are allocated to management as a result of the stock purchase agreement have in part been released with the remainder being eligible for release and accounted for by IVP in accordance with the milestone achievements.

        Concurrent with the approval of the acquisition of ITM, the IVP shareholders voted to increase the number of authorized shares of IVP Technology from 50,000,000 to 150,000,000 common and created a new class of 50,000,000 "blank check" preferred, which, in part, was intended to permit IVP Technology to issue sufficient shares to pay for the management services obtained through the stock purchase agreement between of ITM and IVP, and, in part, to provide sufficient shares to acquire additional assets, entities and financing. The issuance of the 50,000,000 shares for ITM has not yet been fully accounted for as the shares given in exchange for ITM are subject to performance milestones. In the third quarter ended September 30, 2002, the founders of ITM were eligible to receive 20,000,000 shares and these shares were recorded as "compensation shares" and valued as at the close of business on September 30, 2002. The remaining shares will be recorded as a type of "compensation payment" on the appropriate quarterly financial statements. Unearned shares have not yet been received by the management group and are currently being held pending satisfaction of revenue performance milestones.

        TECHNOLOGY AND MARKET POSITIONING EVOLUTION

        From IVP Technology's creation in 1994 until mid 1999, IVP Technology was dormant from a revenue generating perspective as the thrust of the business was that it was engaged in the search for active businesses or technology opportunities to exploit.

        In 1999, IVP Technology concluded an agreement with Orchestral Corporation, a small Ontario based software developer, to distribute, on an exclusive basis for certain countries, a software product under the name PowerAudit and to pay for additional development work on that product. From March 1999 and until December 28, 2001, IVP Technology was solely engaged in operating as the exclusive distributor of the PowerAudit product for the United States and Europe. IVP Technology attempted to market the product as a "wireless" solution for field force use. During the three year period that PowerAudit was being distributed by IVP only one sale was made for less than $150,000. From December 31, 2001 onward no sales were made of the PowerAudit program.

        Once on board in December 2001, the new management team commenced a review of the business of the company and also began to search for attractive revenue and profit producing entities and reseller licenses that could be acquired. On December 28, 2001, IVP Technology concluded its first distribution/reseller agreement with supplier of software other than Orchestral to augment the enterprise software business. This process will be ongoing and to date the company has acquired rights to distribute third party software products from unrelated software vendors namely "Classifier" and "Ibos", from the Innovation Group, Plc. and "Viper" from Smart Focus Limited.

        On June 13, 2002, IVP Technology gave advance notice to Orchestral that it was not going to renew and was terminating the 1999 software distribution agreement between Orchestral Corporation and IVP Technology Corporation for the PowerAudit product. The business reasons for terminating the PowerAudit distribution agreement was based on three factors. First, IVP Technology did not own or possess access to the source code and the right to modify the software source code to maintain its attractiveness in the face of technology evolution without using the Orchestral company's assistance. To purchase the source code would have been very costly to IVP even though Power Audit had not been a commercial success for IVP Technology in the time since it acquired the distribution rights in 1999. Second, the PowerAudit distribution agreement was set to expire in May 2003. In the case of the later factor it was determined by the board of directors that if IVP Technology expended marketing efforts and funds creating a brand or sales channel for the Power Audit product, it would have been in effect creating conditions for a more expensive renewal of the distribution agreement. This was particularly the case as Orchestral Corporation had tied in IVP to a support agreement whereby it is obligated to pay approximately $4,300 per month even without clients. Despite being the exclusive distributor for two large markets, the USA and Europe, the company was not successful in generating revenue. In fact only one sale of PowerAudit was ever concluded by the company and that was with the assistance of Orchestral Corporation. The customer subsequently had financial difficulties and the receivable that had been recorded for the sale was subsequently written off as a bad debt on the books of IVP. As the cost of extending the PowerAudit distribution agreement was not specified at the time the original agreement was executed, any improvements in the sales channel or customer base for PowerAudit would have eventually increased the cost to IVP of renewing the distribution license. IVP continues to record the amounts payable under the contract with Orchestral and will be issuing a share certificate for 100,000 shares which was a penalty payment to Orchestral for IVP's failure to sell sufficient numbers of PowerAudit licenses prior to June 2001.

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        As a  result  of the  termination  of the  PowerAudit  license  and  the acquisition of Ignition Entertainment, IVP Technology's business has evolved from being primarily focused on the distribution of enterprise products, such as PowerAudit, to consumer products, such as video games. IVP Technology is seeking to expand its product offerings for both enterprise and consumer lines by attempting to develop, license or acquire such product offerings, although it has no current agreements to license or acquire any new offerings at this time.

        During the nine months ended September 30, 2002, PowerAudit accounted for none of IVP Technology's total revenue.

ACQUISITIONS

        ACQUISITION OF INTERNATIONAL TECHNOLOGY MARKETING, INC.

        On September 17, 2001, IVP Technology entered into a stock purchase agreement with International Technology Marketing, Inc. Pursuant to this agreement, IVP Technology agreed to issue 50 million shares of restricted common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch and Villella, the members of our current management team, and to Ms. Bullock, a former member of our management team, in exchange for all of International Technology Marketing's common stock. On March 25, 2002, we "issued" the 50 million shares of common stock to the former shareholders of International Technology Marketing. The shares were valued at approximately $6.8 million based on the average trading price of the common stock for the 60 days prior to the acquisition. IVP Technology is holding these shares for the benefit of the former shareholders of International Technology Marketing. These shares will be held pending satisfaction of certain performance related goals.

        The accounting treatment for the "issuance" of the shares will be to charge earnings on a non-cash basis at the quarter end that revenue milestones are reached for the market value of the shares being released from safekeeping. For example, in the quarter ended September 30, 2002 the company reached the first and second revenue milestones of over $1,000,000 in revenue on a cumulative basis. On this basis the former ITM shareholders were eligible to receive 20,000,000 shares which were valued for accounting purposes at $0.19 per share or $3,800,000 at the quarter ended September 30, 2002. The former shareholders of ITM are entitled to vote the IVP shares held in escrow pending satisfaction of the performance goals.

        The performance goals are as follows:

        o 10,000,000 shares will be disbursed upon aggregate sales of $500,000.

        o 10,000,000 shares will be disbursed upon aggregate sales of $1,000,000.

        o 10,000,000 shares will be disbursed upon aggregate sales of $2,000,000.

        o 10,000,000 shares will be disbursed upon aggregate sales of $6,000,000.

        o 10,000,000 shares will be disbursed upon aggregate sales of $16,200,000.

        The acquisition of International Technologies Marketing did not have a significant impact on IVP Technology's revenues because ITM did not have any revenues prior to acquisition. The acquisition increased IVP Technology's cost structure by approximately $210,000 per year, consisting primarily of the salaries of Messrs. MacDonald, Hamilton, Birch and Villella.

        ACQUISITION OF IGNITION ENTERTAINMENT LIMITED

        On May 28, 2002, the company acquired all of the shares Ignition Entertainment Limited, which had been formed in late 2001, only a few months prior to IVP's acquisition of the company. Ignition was made up of several existing companies and individuals with considerable expertise and products in the games industry. Ignition is an United Kingdom based video game developer, licensor, publisher, marketer and distributor and its prospects for rapid growth in sales revenues. The purchase was done for the equivalent of 50,000,000 common shares of IVP and was partially accounted for in the second quarter of fiscal year 2002. Pursuant to this agreement, IVP Technology agreed to issue 15,000,000 shares of IVP's common stock and 3,500,000 shares of convertible preferred shares of IVP Technology over approximately the next two years. Upon conversion of the preferred stock, these payments will equal 50 million shares of IVP common stock. These shares will be held in escrow until disbursed in accordance

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with the escrow agreement. The shares were valued at approximately $11.9 million based on the average trading price of the common stock for the three trading days before and after the acquisition. The acquisition of Ignition facilitated the entry of IVP into the fast growing video games market. Ignition's website is
at  www.ignitionent.com.   With  the  advent  of  the  acquisition  of  Ignition
Entertainment IVP Technology began to fully operate two "divisions" namely enterprise and consumer.

        IVP has also agreed to offer incentive payments to certain parties in connection with the Ignition acquisition. DcD Holdings will receive 5,000,000 shares of IVP's common stock 90 to 180 days after May 28, 2002 for maintaining adequate factoring and letter of credit lines for Ignition. The Ignition management team and employees will also have the opportunity to earn an additional 1,500,000 shares of preferred stock over three years, which are also convertible into 15,000,000 shares of common stock. These shares are subject to revenue and profit milestones which were set in arms length negotiation with the shareholders of Ignition prior to IVP purchasing the company.

                                         PAYMENT SCHEDULE FOR ACQUISITION
                              OF IGNITION ENTERTAINMENT LIMITED AND INCENTIVE PAYMENTS

                                                                        AFTER THE
                                                                        PRECEDING
                                          BETWEEN         AFTER THE        TIME
                                           91 AND         PRECEDING     PERIOD AND      AFTER THE
                                 WITHIN   180 DAYS          TIME        SIX MONTHS      PRECEDING
                                90 DAYS    AFTER          PERIOD TO         TO         TIME PERIOD
                                   OF      MAY 28,         MAY 28,        MAY 28,      AND MAY 28,         ON
TIME PERIOD:                    CLOSING     2002             2003          2003           2004         MAY 29, 2004
-----------------------------   -------   --------        ---------    -----------     ---------      --------------
GOALS:                          --        --              --           $13,000,000     $26,000,000    $45,000,000
Gross Revenues (in U.S.
Dollars)
Net Income (in U.S. Dollars)    --        --              --           $1,000,000      $5,000,000     $15,000,000
PAYMENTS:                       --        5,000,000       --           if reach        if reach       if reach both
Incentive Payments of IVP                 to DcD                       both above      both           above goals
common and preferred shares               Holdings                     goals           above          500,000
                                                                       500,000         goals          shares of
                                                                       shares of       500,000        convertible
                                                                       convertible     shares of      preferred
                                                                       preferred       convertible    stock
                                                                       stock           preferred
                                                                                       stock
Release of 50 Million Shares    --        15,000,000      1,000,000    1,000,000       1,000,000      500,000
of IVP common stock (upon                 shares of       shares of    shares of       shares of      shares of
conversion of all preferred               common          preferred    preferred       preferred      preferred
stock issued)                             stock           stock        stock           stock          stock
                                                          (convertible (convertible    (convertible   (convertible
                                                          to           to              to             to 5,000,000
                                                          10,000,000   10,000,000      10,000,000     shares of
                                                          shares of    shares of       shares of      common stock)
                                                          common       common          common
                                                          stock)       stock)          stock)

        The acquisition of Ignition Entertainment had a significant impact on IVP Technology's revenues and costs. Approximately 96% of IVP Technology's revenues for the nine months ended September 30, 2002 resulted from sales of video games by Ignition. In addition, the acquisition of Ignition increased IVP Technology's cost structure by approximately $4,000,000 per year, consisting primarily of research and development, rent, salaries, marketing, advertising, depreciation and amortization expenses.

        ACQUISITION OF SPRINGBOARD TECHNOLOGY SOLUTIONS INC.

        On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange which was governed by a purchase and sale agreement. Springboard Technology Solutions Inc. was owned by Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella, and Sherry Bullock all of whom were officers of IVP Technology at the time. Since January 2001, Springboard provided the physical infrastructure for IVP Technology. Springboard Technology is a data solutions company that provides network solutions, web and software development and data interface and integration services. The company was in operation for three years prior to the IVP acquisition. At the time of acquisition, Springboard Technology had 10 full-time employees and consultants excluding the management of IVP Technology.

        IVP Technology's acquisition of Springboard is not considered a "significant" acquisition because Springboard's net assets and results of operations are less than 10% of IVP Technology's consolidated net assets. IVP Technology has accounted for the Springboard acquisition under the purchase method of accounting.

        The purchase price for Springboard was the issuance of 2,000 shares of common stock on a one for one basis resulting in a cost of approximately $260 which was accounted for in the quarter ended September 30, 2002. Concurrent with the acquisition of Springboard Technology IVP also obtained ownership of Springboard's Vaayu software product, which augments the other enterprise software sold by IVP Technology's enterprise division. The shares related to the acquisition of Springboard are also being registered on this filing.

        Since July 1, 2002, IVP has been concentrating on expanding its customer base in both the consumer and enterprise divisions. IVP will be developing or acquiring additional distribution capacity in both the enterprise and in the consumer divisions. Specifically IVP is searching for additional 3rd party video game titles to fill out its release schedule for publication and distribution for 2003 and 2004. As well IVP is searching for potential acquisition candidates amongst development houses or distribution operations in Europe, North America and the Pacific Rim in order to grow its revenue levels as fast as possible.

                                   MANAGEMENT

        Our directors and officers are as follows:

NAME AND ADDRESS                              AGE          POSITION
----------------                              ---          --------

Brian MacDonald                               54           President, CEO & Chairman of the Board
16 Wetherfield Place                                       Director
Toronto, Ontario M3B 2E1
Canada
                                                           Executive Vice President, Business
Peter Hamilton                                55           Development
2261 Rockingham Drive                                      Director
Oakville, Ontario L6H 7J4
Canada

Kevin Birch                                   32           Senior VP & Chief Technology Officer
6860 Meadowvale Town Centre Circle                         Officer
Mississauga, Ontario L5N7T4
Canada

Geno Villella                                 43           VP Implementation
3 Sawmill Road                                             Officer
Toronto, Ontario M3L2L6
Canada

Vijay Chadha                                  29           Managing Director Ignition Entertainment Limited
2 Overton Drive                                            Officer
Wanstead, London E11 2NJ
United Kingdom

J. Stephen Smith                              64           Director
11614 Holly Briar Lane
Great Falls, VA 22066
United States


        Below are biographies of our officers and directors:

        BRIAN MACDONALD, PRESIDENT, CEO & CHAIRMAN OF THE BOARD. Brian MacDonald, IVP's President and CEO was appointed to the board in November 2001 and elected Chairman of the Board in December 2001. Prior to his position with IVP, Mr. MacDonald co-founded and was President and CEO of Springboard Technology Solutions Inc., a Toronto-based information technology and software development company. In 1995, he co-founded (with Mr. Peter Hamilton) and served as the Executive VP Corporate Development and CFO of Lava Systems Inc., a multinational software company that provided document management, imaging and work flow software services, based in Toronto, Chicago, London, and Australia. During this time, he assisted Lava Systems in raising over CAD $36 million, and co-led the company to public status with a listing on the Toronto Stock Exchange. Also, during his tenure with Lava Systems Inc., Mr. MacDonald assisted in the acquisition of 4 companies in the United Kingdom and Australia. Mr. MacDonald graduated from the University of Alberta in 1974 with an honors BA in Political Science, and received his Masters of Arts in Public Policy and Political Science from the University of British Columbia in 1979. He holds a Fellow of the Institute of Canadian Bankers designation. Mr. MacDonald has served in managerial capacities with The Toronto Dominion Bank, Banque Nationale de Paris, Confederation Life Insurance Company and ABN Amro Bank.

        PETER HAMILTON, EXECUTIVE VICE PRESIDENT, BUSINESS DEVELOPMENT. Peter Hamilton, IVP's Executive Senior Vice President, Business Development was appointed a Director in November 2001. Mr. Hamilton oversees product development, distribution activities and sales for IVP Technology. In 1999, he co-founded with Mr. MacDonald, Springboard Technology Solutions Inc. and has served as the VP Sales and Consulting. Prior to his position with Springboard, in 1995, Mr. Hamilton co-founded (with Mr. MacDonald) and served as President and CEO of Lava Systems Inc., a multinational software company that provided document management, imaging and work flow software services, based in Toronto, Chicago, London, and Australia. During this time, Mr. Hamilton was responsible for overseeing Lava's expansion of its operations into Europe, Australia, U.S. and Canada and developed business partners in South America, South Africa, the Middle East and Scandinavia. He also assisted Lava in raising over CAD $36 million, and co-led the company to public status with a listing on the Toronto Stock Exchange. Prior to this, Mr. Hamilton served as Senior VP of Operations for SoftKey Software International, a publicly traded company on the New York Stock Exchange. He was responsible for SoftKey's day-to-day operations, including manufacturing, product distribution, information systems, finance, customer support, technical support and product data management and marketing. In addition, Mr. Hamilton integrated 18 new businesses into SoftKey's operations, during his tenure and was instrumental in the growth of the company from 2,000,000 in sales in 1989 to $300,000,000 in 1995.

        KEVIN BIRCH, SENIOR VP AND CHIEF TECHNOLOGY OFFICER. Kevin Birch has served as IVP's Senior VP and Chief Technology Officer since November 2001. Mr. Birch is the day to day manager of Springboard Technology Solutions and MDI Solutions and also manages IVP Technology's integration of new products and services in the enterprise division. His background includes architecting, developing and managing many complex software development projects in sectors as diverse as financial services, leisure products, health care and non-profit organizations in Canada and the United States. In 1999, Mr. Birch was the VP of Multimedia and Software Development for Springboard Technology Solutions Inc, a Toronto-based network solutions web and software application developer, that creates processes that enhance business productivity and profitability. Prior to this, he spent several years as an Interface Architect with HealthLink Clinical Data Network, Inc., where he was responsible for the development and support of information system interfaces in and between major health care facilities across Canada.

        GENO VILLELLA, VP IMPLEMENTATION. Geno Villella, IVP's VP Implementation manages IVP Technology's Network solutions service team and assists in the development of applications to enhance client productivity and profitability. Mr. Villella has over 20 years experience in mainframe and distributed systems infrastructure deployment, and is highly skilled in designing and implementing all types of communications and computer networks. Prior to this, in 1999, Mr. Villella was the Vice President IT and Network Solutions at Springboard Technology Solutions Inc. He has also held executive positions with James River Corporation, Insight Business Consultants and Lava Systems Inc.

        VIJAY CHADHA, MANAGING DIRECTOR, IGNITION ENTERTAINMENT LIMITED. Vijay Chadha was confirmed as Managing Director following IVP Technology's acquisition of Ignition Entertainment in May 2002. Mr. Chadha commenced his first business operations, Electro Games, at the age of 17. In 1992, Mr. Chadha with others formed Planet Distribution Limited in which he maintained a significant shareholding until its eventual sale to Big Ben Interactive, S.A. In 1994, Mr. Chadha and a partner formed Pioneer Plaza Limited HK which he sold in 1997. In 1997, Mr. Chadha, with others, formed another Hong Kong company Versus Limited as a subsidiary of Planet Distribution. Using Hong Kong sources and European distribution channels, Mr. Chadha and his team grew Planet Distribution's revenue to $45,000,000 prior to its sale to Big Ben Interactive, S.A., a publicly listed company on the Paris Bourse in March 2000. From 2000 to 2001, Mr. Chadha remained with Big Ben Interactive, S.A. as Product Purchasing Director and was responsible for sourcing all products for distribution.

        J. STEPHEN SMITH, DIRECTOR. J. Stephen Smith has served as a Director of IVP Technology since November 2001. Mr. Smith has over 30 years experience in planning, directing and managing major projects in such diverse fields as radar system development, electronic intelligence system design, installation and operation, ship design and acquisition and Document Management System development and applied solutions. He has served as Vice President Operations for CDI Marine, the nation's largest marine engineering firm and has held the positions of Director of Engineering, Vice President and President of ROH, a diverse professional services company specializing in DMS solutions, web site development and applications and a broad range of support for the US Navy ship acquisition program. Mr. Smith graduated with a BBA from the University of Notre Dame and received his Masters in Science and Electronics Engineering from the U.S. Naval Postgraduate School.

        COMPENSATION OF NON-EMPLOYEE DIRECTORS. J. Steven Smith will be paid 500,000 shares of common stock for each year of service on the board. There is no separate compensation for directors who are also a part of management for their services as a director of IVP Technology. All directors will be reimbursed for all of their out-of-pocket expenses incurred in connection with the rendering of services as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

        COMMITTEES OF THE BOARD OF DIRECTORS. During a Board of Directors meeting held on March 19, 2002, an audit committee was established. The audit committee will report to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee is comprised of Messrs. MacDonald and Smith.

RESIGNATIONS OF MEMBERS OF THE BOARD OF DIRECTORS

        Dr. Michael Sidrow and Robert M. King resigned citing personal reasons as members of our Board of Directors on May 13, 2002.

EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. The following summary compensation table shows certain compensation information for services rendered in all capabilities for the calendar years ended December 31, 2001 and 2000. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:


                            ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                  -------------------------------------- -----------------------------------------------
                                                          RESTRICTED
NAME &                                      OTHER           STOCK
PRINCIPAL                                   ACCRUED       AWARDS IN                  LTIP    ALL OTHER
POSITION            YEAR     SALARY  BONUS  COMPENSATION     US$      OPTIONS/SARS  PAYOUTS COMPENSATION
-------------     ---------  ------- -----  ------------  ----------- ------------  ------- ------------

Brian
MacDonald(4)      2001       $7,440     --          --           --           --        --           --

John Maxwell      2001           --     --          --           --           --        --           --
Pres. (2)(3)      2000           --     --          --    150,000 (1)         --        --           --

John Trainor,     2001           --     --          --           --           --        --           --
Sec'y.(2)(3)      2000           --     --          --    144,000 (1)         --        --           --

___________________

(1) Messrs. Maxwell and Trainor each received 200,000 shares of restricted common stock valued at $.75 and $.72 per share, respectively, in lieu of cash compensation.
(2) Effective December 15, 2001, Messrs. Maxwell and Trainor resigned as officers and directors of IVP Technology.
(3) In March 2002, Messrs. Maxwell and Trainor each received 500,000 shares of restricted common stock valued at $.05 per share, in lieu of cash compensation.
(4)     Mr. MacDonald became Chief Executive Officer on November 16, 2001.

        IVP Technology has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. During the calendar year ended December 31, 2001, all decisions concerning executive compensation were made by the Board of Directors.

EMPLOYMENT AGREEMENTS

        In August 2001, International Technology Marketing entered into employment agreements with Brian MacDonald and Peter J. Hamilton. Mr. MacDonald is employed as President and Treasurer and Mr. Hamilton is employed as Vice President, Sales. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Each of Mr. MacDonald and Mr. Hamilton has a salary of CAD. $96,000 per year, plus 6% of sales revenue. As ITM is a dormant corporation following its acquisition by IVP Technology it has no sales revenue and therefore IVP is not liable to pay any portion of its sales revenues to Mr. MacDonald or Mr. Hamilton. IVP Technology guarantees the payments under these employment contracts. Neither Mr. MacDonald nor Mr. Hamilton receives any further compensation for service as an officer or director of IVP Technology.

        In September 2001, International Technology Marketing entered into employment agreements with Geno Villella, Kevin Birch and Sherry Bullock. Mr. Villella is employed as Vice President Implementation, Mr. Birch is employed as Senior Vice President and Chief Technology Officer and Ms. Bullock was employed as Vice President Marketing. Ms. Bullock left the company as of July 10, 2002.

Ms. Bullock will receive a payment of approximately $2,500 per month until June 30, 2003 as compensation under her termination agreement. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Mr. Villella is paid a base salary of CAD. $36,000 per year, Mr. Birch is paid a base salary of CAD. $60,000 per year and Ms. Bullock was paid a base salary of CAD. $48,000 per year. IVP Technology guarantees the payments under these employment contracts. Neither Mr. Villella nor Mr. Birch received any further compensation for services as an officer or director of IVP Technology. IVP Technology assumes these contracts effective April 1, 2002.

        IVP has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. All decisions concerning executive compensation were made by the Board of Directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

        IVP Technology's predecessor was Erebus Corporation, a non-active reporting entity that was controlled by TPG Capital Corporation. IVP Technology believes that James Cassidy controlled TPG Capital Corporation. Pursuant to Rule 405 promulgated under the Securities Act of 1933, Mr. Cassidy may be deemed to be a "promoter" of IVP Technology. Based on the public records, the Securities and Exchange Commission settled actions against Mr. Cassidy and TPG Capital Corporation for securities fraud and disclosure violations. The Commission alleged that, prior to selling certain "blank check" companies that they controlled, Mr. Cassidy and TPG Corporation made false and misleading statements in documents that were filed with the Commission and that they caused violations of certain books and records provisions of the Securities Exchange Act of 1934. The transactions related to an eligibility rule, issued by the NASD in January 1999, which required all companies that displayed their stock quotations on the NASD's over-the-counter bulletin board to file periodic reports, including financial statements, with the Commission by June 2000. Neither Mr. Cassidy nor TPG Capital Corporation admitted or denied the allegations. A description of the settlement is contained in SEC Litigation Release No. 17023, dated June 4, 2001. IVP Technology has no ongoing business relationship with Mr. Cassidy and he is not employed by IVP Technology is any manner.

                             DESCRIPTION OF PROPERTY

        IVP Technology's principal executive office is located at 2275 Lakeshore Blvd. West Suite 401, Toronto Ontario M8V 3Y3 Canada, which are also the premises occupied by its wholly-owned subsidiary, Springboard Technology Solutions Inc., which pays $2,500 per month for the 2,700 square-foot office space.

        IVP's wholly-owned subsidiary, Ignition, has three offices in England. One office is located in Lincoln, England where Ignition is obligated to pay approximately $1,800 per month for the 2,500 square-foot office space until July 2007. The second office is located in Banbury, England where Ignition is obligated to pay approximately $6,600 per month rent for the 8,000 square foot office space until the year 2012. The third office is located in Waltham Abbey, England, where Ignition is obligated to pay approximately $3,000 per month for rent for the 8,000 square-foot office space until 2007. IVP has established a Chicago office for distribution and sales activities at the rate of $1,000 per month however no rental agreement has been executed.

                                LEGAL PROCEEDINGS

        IVP   Technology  is  not  presently  a  party  to  any  material  legal proceedings, nor is it aware of any material threatened litigation.

                             PRINCIPAL STOCKHOLDERS

        The following table contains information about the beneficial ownership of our common stock as of December 31, 2002, for:

        (i) each person who beneficially owns more than five percent of the common stock;

        (ii)   each of our directors;

        (iii)  the named executive officers; and

        (iv)   all directors and executive officers as a group.

                                                                          COMMON STOCK
                                                                       BENEFICIALLY OWNED
                                                                ------------------------------
          NAME/ADDRESS                     TITLE OF CLASS             AMOUNT      PERCENTAGE(3)
          ------------------------------   --------------       ----------------  -------------
          Brian MacDonald                  Common Stock           14,974,473 (1)         12.5%
          Peter Hamilton                   Common Stock           14,974,473 (1)         12.5%
          Kevin Birch                      Common Stock           14,974,473 (1)         12.5%
          Geno Villella                    Common Stock            4,278,421 (1)          3.6%
          Vijay Chadha                     Common Stock                   -- (4)            --
          Stephen Smith                    Common Stock            1,000,000 (2)             *
          All Officers and Directors as                         ----------------  -------------
          a Group                          Common Stock           50,201,840            41.85%
                                                                ================  =============

*       Less than one percent.
(1) These shares are being held in escrow until satisfaction of certain performance goals established in connection with the purchase of International Technology Marketing. These people are entitled to vote the escrowed shares while being held in escrow.
(2) Shares held in escrow with 500,000 shares to be released each on November 16, 2002 and November 16, 2003.
(3) Applicable percentage of ownership is based on 119,963,261 shares of common stock outstanding as of December 31, 2002 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2002 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(4) Mr. Chadha will not receive shares of IVP Technology until the escrow agreement for Ignition Entertainment Limited has been completed and its terms have been fulfilled.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. Springboard Technology Solutions Inc. was owned by Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, all of whom were officers or directors of IVP Technology at the time of acquisition and has provided the physical infrastructure for IVP Technology Inc., since January 1, 2002. Springboard has been in operation for three years. At the time of acquisition Springboard Technology had 10 full time employees and consultants. The acquisition was consummated for nominal consideration $260 of stock and therefore IVP Technology did not believe the use of an independent negotiating committee was warranted.

        On June 1, 2002, Ignition Entertainment Limited entered into a consulting agreement with Montpelier Limited whereby Montpelier will provide business development and financial advice to Ignition. Under the terms of the agreement, Ignition is obligated to pay Montpelier (pound)179,850 ($262,970) yearly in equal monthly installments of $21,914. Additionally, Montpelier was entitled to receive a signing bonus of (pound)29,975 ($43,828) upon execution of the agreement. Montpelier Limited is owned by Vijay Chadha, Ajay Chadha and Martin Monnieckdam, all of whom are officers of Ignition Entertainment.

        During the three months ended March 31, 2002, IVP Technology issued 1,000,000 shares each to Messrs. Smith, Sidrow and King for services as directors for the two year period 2001-2003. The 3,000,000 shares are held in escrow. Subsequent to the quarter ended March 31, 2002, Messrs. Sidrow and King resigned from the Board of Directors for personal reasons and as a result their entitlement to shares terminated. The shares related to Mr. Sidrow and Mr. King have been rescinded.

        IVP Technology's principal executive office is located at 2275 Lakeshore Blvd. West Suite 401, Toronto Ontario M8V 3Y3 Canada, which are also the premises occupied by Springboard Technology Solutions Inc. IVP Technology had an oral agreement which commenced January 1, 2002, with Springboard Technology
Solutions, Inc., a corporation owned by Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, whereby IVP Technology is obligated to pay Springboard approximately $30,000 per month for rent, utilities, network infrastructure, equipment leases and all office administrative services. Messrs. MacDonald and Hamilton are officers and directors of IVP Technology. Messrs. Birch and Villella are officers of IVP Technology. Ms. Bullock was an officer of IVP Technology until her registration in July,, 2002. On July 1, 2002 IVP Technology acquired Springboard Technology and the monthly administrative charge was rescinded.

        On September 17, 2001, IVP Technology entered into a stock purchase agreement with International Technology Marketing, Inc. whereby IVP Technology is obligated to issue 50 million shares of common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, the current and former members of our management team, in exchange for all of International Technology Marketing's common stock. In that transaction, IVP Technology, represented by its corporate counsel, Thomas Chown, the board members and executives in place at that time, none of which are part of current management or its board of directors, negotiated and entered into, on a arms length basis, an agreement with the five founders of International Technology Marketing Inc., a newly formed company, to gain the dedicated management services of the International Technology Marketing's founders for the benefit of IVP Technology. The founders of ITM were experienced finance, marketing, sales and information technologies. The method chosen for obtaining, in bulk, the services of the new management team was accomplished by the two companies entering into a stock purchase agreement whereby IVP acquired the shares of ITM; however the shareholders of ITM were not to receive their shares until IVP met certain revenue milestones. A resolution with regard to the acquisition of ITM and the obtaining of the services of the management team was included in a proxy statement sent to the registered shareholders of IVP which was, at the properly constituted annual general meeting held on November 16, 2001, which was approved by a majority of shareholders.

        Concurrent with the approval of the acquisition of ITM, IVP's shareholders voted to increase the number of authorized shares of IVP Technology, which, in part, permitted the company to issue sufficient shares to pay out shares for the management services obtained through the stock purchase agreement between of ITM and IVP, and, in part, to provide sufficient shares to acquire additional assets, entities and financing. The acquisition of ITM was, and is, to be satisfied by the issuance of 50,000,000 shares of IVP to the five founding shareholders of ITM. This share issuance has not yet been fully accounted for as the shares given in exchange for ITM are subject to performance milestones. In the third quarter ended September 30, 2002 the founders of ITM became eligible to receive 20,000,000 shares for meeting the first two milestones and these shares were recorded as "compensation payment" shares and valued on a market price basis as at the close of business on September 30, 2002, at a cost of $3,800,000. The remaining 30,000,000 shares will also be recorded as a type of "compensation payment" on the appropriate quarterly financial statements as the revenue milestones are met and the shares are released to the management. The "cost" of the remaining 30,000,000 shares that will be owed cannot be determined at this time as it is dependent on the share price of IVP shares at the quarterly close if one or more milestones have been met. The 50,000,000 shares that are issuable in connections with the ITM transaction are being registered in this filing.

        On March 25, 2002, we issued the 50 million shares of common stock to be held by IVP Technology until the escrow agreement is executed to hold the shares. These shares will be held pending satisfaction of certain performance related goals. As these goals are achieved, the shares will be disbursed from the escrow to the former shareholders of International Technology Marketing. The former shareholders are entitled to vote the shares held in escrow pending satisfaction of the performance goals. In the quarter ended September 30, 2002 the former shareholders of ITM became eligible to receive the first two tranches related to the revenue milestones. The issuance of the shares was accounted for by the recording an expense under salaries for $3,800,000 or 20,000,000 times the $.19 cent share price as at September 30, 2002. This was a non-cash item.

        The performance goals are as follows:

     o  10,000,000 shares will be disbursed upon aggregate sales of $500,000.

     o  10,000,000 shares will be disbursed upon aggregate sales of $1,000,000.

     o  10,000,000 shares will be disbursed upon aggregate sales of $2,000,000.

     o  10,000,000 shares will be disbursed upon aggregate sales of $6,000,000.

     o  10,000,000 shares will be disbursed upon aggregate sales of $16,200,000.

        In March 2000, IVP, through an agreement with TPG Capital Corporation, which was operated by James Cassidy, a lawyer in Washington D.C., acquired Erebus Corporation for $200,000 in cash and 350,000 shares of IVP valued at $500,000, the market value of IVP's stock at the time of acquisition. This consideration was paid as a fee to TPG Capital, the sole shareholder of Erebus Corporation. The Erebus transaction was undertaken between Erebus, a non-active reporting entity, and IVP Technology, in order for IVP could become a reporting issuer with the SEC and thereby maintain its status as a listed company on the OTCBB. From an accounting standpoint the Erebus transaction was treated as a recapitalization (stock for stock transaction and no goodwill was recorded).

        TPG Capital was the sole shareholder of Erebus Inc., an inactive reporting shell company. The consulting agreement states that one year after the execution of the agreement ("reset date") the 350,000 common shares issued by IVP Technology to the former stockholder shall be increased or decreased based upon the average closing price of IVP Technology's stock 30 days prior to the reset date, so the value of the 350,000 shares was equal $500,000. The average closing price of the stock was $0.1487 per share. Based on the consulting agreement IVP Technology is obligated to issue an additional 3,028,378 common shares to the consultant as an additional fee. IVP Technology does not believe that it will be legally obligated to issue the shares based on the reset date as the SEC had previously reached a settlement agreement with Mr. Cassidy and TPG Capital with regard certain practices related to vending reporting shells to nonreporting entities in order for the later to retain listing status on the OTC BB. See SEC Litigation release no. 17023/June 4, 2001.

        Since  becoming  a  reporting   entity  IVP  Technology  has  filed  and
maintained its reporting obligations to the SEC.

               MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

        IVP Technology's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "TALL". The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two years, as well as the first two quarters of 2002.

                                                      HIGH BID          LOW BID
                                                      --------          -------
              2000
              Quarter Ended March 31, 2000             $3.69             $0.13
              Quarter Ended June 30, 2000               1.41              0.56
              Quarter Ended September 30, 2000          0.91              0.57
              Quarter Ended December 31, 2000           0.67              0.14

              2001
              Quarter Ended March 31, 2001             $0.22             $0.12
              Quarter Ended June 30, 2001               0.14              0.05
              Quarter Ended September 30, 2001          0.17              0.04
              Quarter Ended December 31, 2001           0.09              0.03

              2002
              Quarter Ended March 31, 2002             $0.11             $0.03
              Quarter Ended June 30, 2002               0.32              0.08
              Quarter Ended September 30, 2002          0.27              0.13
              Quarter Ended December 31, 2002           0.20              0.14

HOLDERS OF COMMON EQUITY

        As of July 22, 2002, there were 347 registered holders of record for our common stock. We believe that there are a large number of unregistered holders maintaining accounts at various brokerage houses.

DIVIDENDS

        IVP Technology did not pay any dividends during calendar 2001 and has never paid any dividends on its capital stock. IVP Technology currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

RECENT SALES OF UNREGISTERED SECURITIES

        On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. The shares were valued at $260 corresponding to the date that the Company's Board of Directors approved the transaction.

        On June 28, 2002, we issued 2,410,916 shares of common stock to Rainbow Investments pursuant to the terms of our March 17, 2000 convertible debt agreement. The shares were issued in satisfaction of a convertible debenture and accrued interest of $223,773.03.

        On June 28, 2002, we issued 23,370 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

        On May 28, 2002, IVP acquired Ignition Entertainment Limited. IVP will issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock as payment to Ignition over a period of two years from the date of the acquisition: Additionally, the management team of Ignition may earn up to 1,500,000 shares of preferred stock if certain revenue and net income goals are met at specific time periods. These shares will be held in escrow and disbursed by the escrow agent according to the escrow agreement. The parties are still finalizing the terms of the escrow agreement.

                                                                    AFTER THE
                                                                    PRECEDING
                                           BETWEEN    AFTER THE       TIME
                                           91 AND     PRECEDING    PERIOD AND     AFTER THE
                                 WITHIN   180 DAYS      TIME       SIX MONTHS     PRECEDING
                                90 DAYS    AFTER      PERIOD TO        TO        TIME PERIOD      ON
                                  OF       MAY 28,     MAY 28,       MAY 28,     AND MAY 28,    MAY 29,
TIME PERIOD:                    CLOSING     2002        2003          2003          2004         2004
----------------------------   ---------  ---------   ---------    -----------   -----------  -----------

GOALS:                          --        --          --           $13,000,000   $26,000,000  $45,000,000
Gross Revenues (in U.S.
Dollars)
Net Income (in U.S. Dollars)    --        --          --           $1,000,000    $5,000,000   $15,000,000
PAYMENTS:                       --        5,000,000   --           if reach      if reach     if reach
Incentive Payments of IVP                 to DcD                   both above    both         both
common and preferred shares               Holdings                 goals         above        above
                                                                   500,000       goals        goals
                                                                   shares of     500,000      500,000
                                                                   convertible   shares of    shares of
                                                                   preferred     convertible  convertible
                                                                   stock         preferred    preferred
                                                                                 stock        stock
Release of 50 Million Shares    --        15,000,000  1,000,000    1,000,000     1,000,000    500,000
of IVP common stock (upon                 shares of   shares of    shares of     shares of    shares of
conversion of all preferred               common      preferred    preferred     preferred    preferred
stock issued)                             stock       stock        stock         stock        stock
                                                      (convertible (convertible  (convertible (convertible
                                                      to           to            to           to
                                                      10,000,000   10,000,000    10,000,000   5,000,000
                                                      shares of    shares of     shares of    shares of
                                                      common       common        common       common
                                                      stock)       stock)        stock)       stock)


        In January 2002, IVP Technology entered into an agreement with Vanessa Land for marketing and advisory services connected with product marketing in the European Economic Community and North America. In relation with this agreement, IVP Technology issued 5,000,000 shares of common stock to Ms. Vanessa Land. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $0.05 per share, or an aggregate of $250,000, on the date of issuance.

        On May 1, 2002, IVP Technology agreed to issue 4,000,000 shares of its restricted common stock having a value of $760,000 in full settlement of its obligation to DcD Holdings Ltd. IVP Technology issued these shares on or about August 6, 2002.

        In April 2002, IVP Technology raised $150,000 of gross proceeds from Cornell Capital Partners related to the issuance of convertible debentures. Cornell Capital Partners was the purchaser of the convertible debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the Cornell Capital Partners' option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

        The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $64,286, was recorded as an interest expense and a component of equity on the issuance date.

        In February 2003, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P., which replaced an earlier agreement that contained impermissible conditions. Under this agreement, IVP Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain a fee of 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with the Equity Line of Credit. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

        On April 26, 2002, IVP Technology issued 62,027 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered. These shares were valued as per the agreement.

        On or about March 25, 2002, IVP Technology issued 100,000 shares of common stock to Barry Gross that was earned pursuant to a consulting contract signed in 2000. These shares were valued at $0.09 per share, or an aggregate of $9,000, on the date of issuance.

        On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Brian MacDonald to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as stock based compensation.

        On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Peter Hamilton to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as stock based compensation

        On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Kevin Birch to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as stock based compensation.

        On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Geno Villella to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as stock based compensation

        On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Sherry Bullock to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. Subsequently, Ms. Bullock left employment with IVP Technology and has accepted a partial payment of 800,000 shares and the remainder of her performance based shares have been reallocated to the remaining founding shareholders of International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as stock based compensation.

        On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Maxwell in lieu of compensation for services performed in 2001 as President of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of the board meeting.

        On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Trainor in lieu of compensation for services performed in 2001 as Secretary of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of the board meeting.

        On or about March 25, 2002, IVP Technology issued 2,375,600 shares of common stock valued at $0.05 per share to Thomas Chown for the conversion of approximately $118,780 of debts owed by the corporation for services performed in 2001 on the date of the agreement.

        On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Buford Industries, Inc. as conversion of $50,000 of fees earned for introducing IVP to International Technology Marketing. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of the agreement.

        On or about March 25, 2002, IVP Technology issued 50,000 shares of common stock to Ruffa and Ruffa, P.A. for payment of interest on outstanding legal bills for the year 2001 - 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of the agreement.

        On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to J. Stephen Smith to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 shares per year.

        On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Michael Sidrow to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. Sidrow's resignation from the board of directors.

        On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Robert King to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. King's resignation from the board of directors.

        On February 16, 2002, IVP Technology completed an interim financing agreement for a bridge loan of (pound)600,000 (U.S. $864,180) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan was due April 30, 2002 and accrues interest at a rate of 4% per year above the HSBC Bank base rate. Interest is payable monthly. On May 1, 2002, IVP Technology received written notice from the lender, DcD Limited, that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share.

        On or about August 17, 2001, IVP Technology issued 1,000,000 shares of common stock to Orchestral Corporation for extension of the licensing contract and to obtain market distribution to Switzerland. These shares were valued at $0.12 per share, or an aggregate of $120,000, on the date of issuance.

        On or about July 30, 2001, IVP Technology rescinded the issuance of 870,000 shares of common stock previously issued to Koplan Consulting Corp. and Mr. Peter Kertes for services not performed.

        On or about April 26, 2001, IVP Technology issued 1,200,000 shares of common stock to Gross Capital Associates for marketing and promotion consulting services. These shares were valued at $0.14 per share, or an aggregate of $168,000, on the date of issuance.

        On or about April 26, 2001, IVP Technology issued 1,000,000 shares of common stock to John Coady for financial advisory services. These shares were valued at $0.14 per share, or an aggregate of $140,000, on the date of issuance.

        In March 2000, IVP, through an agreement with TPG Capital Corporation, which was operated by James Cassidy, a lawyer in Washington D.C., acquired Erebus Corporation for $200,000 in cash and 350,000 shares of IVP valued at $500,000, the market value of IVP's stock at the time of acquisition. This consideration was paid as a fee to TPG Capital, the sole shareholder of Erebus Corporation. The Erebus transaction was undertaken between Erebus, a non-active reporting entity, and IVP Technology, in order for IVP could become a reporting issuer with the SEC and thereby maintain its status as a listed company on the OTCBB. From an accounting standpoint the Erebus transaction was treated as a recapitalization (stock for stock transaction and no goodwill was recorded).

        TPG Capital was the sole shareholder of Erebus Inc., an inactive reporting shell company. The consulting agreement states that one year after the execution of the agreement ("reset date") the 350,000 common shares issued by IVP Technology to the former stockholder shall be increased or decreased based upon the average closing price of IVP Technology's stock 30 days prior to the reset date, so the value of the 350,000 shares was equal $500,000. The average closing price of the stock was $0.1487 per share. Based on the consulting agreement IVP Technology is obligated to issue an additional 3,028,378 common shares to the consultant as an additional fee. IVP Technology does not believe that it will be legally obligated to issue the shares based on the reset date as the SEC had previously reached a settlement agreement with Mr. Cassidy and TPG Capital with regard certain practices related to vending reporting shells to nonreporting entities in order for the later to retain listing status on the OTC BB. See SEC Litigation release no. 17023/June 4, 2001.

        With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding IVP Technology so as to make an informed investment decision. More specifically, IVP Technology had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933

Act and otherwise had the requisite sophistication to make an investment in IVP Technology's securities.

                            DESCRIPTION OF SECURITIES

GENERAL

        IVP Technology's authorized capital consists of 150,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. At December 17, 2002, there were 119,963,261 outstanding shares of common stock (which does not include the 15,000,000 shares of common stock and the 3,500,000 shares of preferred stock IVP Technology is required to issue for the Ignition Entertainment Limited acquisition.) and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to IVP Technology's capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to IVP Technology's Articles of Incorporation and By-Laws and the Nevada law.

COMMON STOCK

        Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is IVP Technology's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

        For the Ignition Entertainment Limited acquisition, 20,000,000 shares of common stock will be held in escrow of which 15,000,000 will be a portion of the payment for the acquisition of Ignition and 5,000,000 shares of common stock will be held for the financing shareholders, DcD Holdings, in connection with the acquisition of Ignition Entertainment. These shares are not included in the stated amount of shares outstanding in this registration statement.

PREFERRED STOCK

        We are required to issue 3,500,000 shares of preferred stock in connection with the Ignition Entertainment acquisition. It is not anticipated that shareholders will get to vote on this issuance. The terms of these preferred shares have not yet been voted on by the Board of Directors. Although the preferred stock is convertible to common stock, the underlying common stock for these shares are not included in the stated amount of shares outstanding in this registration statement. Currently there are no outstanding shares of preferred stock. The Board of Directors is authorized, within the limitations and restrictions prescribed by law or stated in the Articles of Incorporation, and by filing a certificate pursuant to applicable law of the State of Nevada, to provide for the issuance of preferred stock in series and (i) to establish from time to time the number of shares to be included in each series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing and alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of preferred stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status, which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

WARRANTS

        IVP Technology has outstanding warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. These warrants expire on the fifth anniversary of issuance and were issued in connection with the Equity Line of Credit.

DEBENTURES

        IVP Technology has outstanding convertible debentures, which were issued in the original principal amount of $150,000. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

TRANSFER AGENT

        The Transfer Agent for the common stock is Pacific Stock Transfer Company located at P.O. Box 93385, Las Vegas, Nevada 89193-3385.

LIMITATION OF LIABILITY:  INDEMNIFICATION

        Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of IVP Technology to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of IVP Technology. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IVP Technology pursuant to the foregoing, or otherwise, IVP Technology has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

        AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of IVP Technology that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with IVP Technology's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

        The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our company's management.

                                     EXPERTS

        The financial statements for the year ended December 31, 2001 included in the Prospectus have been audited by Weinberg & Company, P.A., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding IVP Technology's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

        Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                           IVP TECHNOLOGY CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                                              PAGE(S)
                                                                                            ----------

Consolidated Balance Sheet as of September 30, 2002 and December 31, 2001 (Audited)               F-1

Consolidated Statements of Operations for the Three and Nine Months Ended
  September 30, 2002 and 2001                                                                     F-3

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2002
  and 2001                                                                                        F-4

Consolidated Statement of Changes in Stockholders' Equity (Deficiency) for the Nine
  Months Ended September 30, 2002                                                           F-5,  F-6

Notes to  Consolidated  Financial Statements                                                      F-7

Independent  Auditor's Report                                                                    F-22

Consolidated  Balance Sheet as of December 31, 2001                                              F-23

Consolidated  Statements of Operations for the Years Ended December 31, 2001
  and 2000                                                                                       F-24

Consolidated  Statement of Changes in Stockholders' Equity
  (Deficiency) for the Years Ended December 31, 2001 and 2000                                    F-25

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001
  and 2000                                                                                       F-26

Notes to Consolidated Financial Statements                                                       F-27


                           IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED BALANCE SHEET

                                                                           SEPTEMBER 30,  DECEMBER 31,
                                                                               2002          2001
                                                                           ------------- -------------
                                                                            (UNAUDITED)    (AUDITED)
                                                                                         (AS RESTATED)
                                                                           ------------- -------------
ASSETS
CURRENT ASSETS
  Cash                                                                     $          -   $       232
  Accounts Receivable (Less Allowance for Doubtful Accounts of $43,970)         608,133             -
  Inventory                                                                       2,236             -
  Prepaid expenses                                                              159,158             -
                                                                           ------------  ------------
   Total Current Assets                                                         769,527           232
                                                                           ------------  ------------
FIXED ASSETS
  Plant, Property and Equipment, at Cost                                        534,950             -
  Accumulated Depreciation                                                     (98,657)             -
                                                                           ------------  ------------
                                                                                436,293             -
                                                                           ------------  ------------
OTHER ASSETS
  Excess of Cost Over Net Assets Acquired                                    11,025,573             -
  Miscellaneous Receivable                                                            -           872
  License Agreement - Software, net of accumulated amortization of
  $267,605                                                                      446,007     3,600,431
  Software Development, net of accumulated amortization of $5,041                40,326             -
  Other Assets                                                                   94,943             -
                                                                           ------------  ------------
   Total Other Assets                                                        11,606,849     3,601,303
                                                                           ------------  ------------
TOTAL ASSETS                                                               $ 12,812,669   $ 3,601,535
                                                                           ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
  Bank Overdraft                                                            $    11,035     $       -
  Accounts payable and accrued liabilities                                      990,640       479,571
  Accounts payable - license agreement                                                -     3,620,268
  Other Payables                                                                283,258             -
  Accrued Interest                                                               11,484        34,841
  Due to DcD Factors, Plc                                                       359,103
  Income Taxes Payable                                                          156,911             -
  Notes payable                                                                 104,020       200,000
  Common stock to be issued                                                   3,592,247             -
  Convertible preferred stock to be issued, short term                        4,779,662             -
                                                                           ------------  ------------
   Total Current Liabilities                                                 10,288,360     4,334,680
                                                                           ------------  ------------
LONG-TERM LIABILITIES
  Convertible debenture                                                         150,000             -
  Notes payable                                                                 319,826       129,020
  Convertible preferred stock to be issued, long term                         3,584,747             -
                                                                           ------------  ------------
   Total Long-Term Liabilities                                                4,054,573       129,020
                                                                           ------------  ------------
STOCKHOLDERS' EQUITY (DEFICIENCY)
  Preferred stock, $.001 par value, 50,000,000 shares authorized, none                -             -
   issued and outstanding
  Common stock, $.001 par value 150,000,000 shares authorized,
   88,949,261 and 48,752,848 shares issued and outstanding, respectively         88,949        48,753
  Common stock to be issued                                                           -        50,000
  Additional paid-in capital                                                 19,090,256    13,314,354
  Accumulated deficit                                                      (20,302,083)  (13,935,272)
  Other Comprehensive Income -Exchange Gain                                      15,114             -
  Less deferred equity line commitment fees                                   (262,500)             -
  Less deferred compensation and licensing fee                                (160,000)     (340,000)
                                                                          -------------  ------------
  Total Stockholders' Equity (Deficiency)                                 $ (1,530,264)   $ (862,165)
                                                                          -------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                   $  12,812,669   $ 3,601,535
                                                                          =============  ============

               See Accompanying Notes to the Consolidated Financial Statements


                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                    THREE MONTHS ENDED                  NINE MONTHS ENDED
                                               ------------------------------   --------------------------------
                                               SEPTEMBER 30,    SEPTEMBER 30,     SEPTEMBER 30,    SEPTEMBER 30,
                                                   2002             2001              2002             2001
                                               -------------    -------------   ---------------    -------------
                                                                  AS RESTATED                       AS RESTATED
                                               -------------    -------------   ---------------    -------------
                                                          (UNAUDITED)                      (UNAUDITED)
                                               ------------------------------   --------------------------------

REVENUE
Net Sales                                     $  1,408,402    $        13,238   $  1,905,728          $   67,358
Cost of Sales:                                ------------    ---------------   ------------          ----------
  Product Costs                                  1,140,754                         1,519,335
  Development Costs                                100,984                           102,014
  Distribution and other costs including
   amortization and depreciation                   316,725                  -      1,226,158                   -
                                              ------------    ---------------   ------------          ----------
Total Cost of Sales                              1,558,463                  -      2,847,507                   -
                                              ------------    ---------------   ------------          ----------
Gross Profit (Loss)                           $  (150,061)    $        13,238   $  (941,779)          $   67,358
                                              ------------    ---------------   ------------          ----------
OPERATING EXPENSES
Amortization and depreciation                      137,660             60,000        310,699             180,000
Consulting fees                                    265,440            208,529        658,995             430,357
Legal and accounting                                84,955             34,892        300,638             100,076
Salaries and wages                                 514,840                  -        629,125                   -
Management Fees                                     45,904              1,000        124,564               5,500
Financial advisory fees                                  -                  -        150,000                   -
Bad Debts (Recoveries)                                   -             13,238        (3,000)              46,970
Other general & administration                      15,669              5,227        380,459              95,906
Stock-Based Compensation                         3,800,000                         3,800,000
                                              ------------    ---------------   ------------          ----------
TOTAL OPERATING EXPENSES                         4,864,468            322,886      6,351,480             858,809
                                              ------------    ---------------   ------------          ----------

LOSS FROM OPERATIONS                          $(5,014,529)    $     (309,648)   $(7,293,259)          $(791,451)
                                              ------------    ---------------   ------------          ----------
OTHER INCOME/(EXPENSE)
Gain on early extinguishment of debts              924,904                 -       1,021,238                   -
Interest income                                      5,084                 -           6,022                   -
Interest expense                                  (25,943)           (5,000)       (100,812)            (91,000)
                                              ------------    ---------------   ------------          ----------
TOTAL OTHER INCOME (EXPENSE)                       904,045           (5,000)         926,448            (91,000)
                                              ------------    ---------------   ------------          ----------
NET LOSS                                      $(4,110,484)    $    (314,648)    $(6,366,811)          $(882,451)
                                              ============    ===============   ============          ==========
LOSS PER SHARE                                      (0.03)            (0.01)          (0.07)              (0.02)
                                              ============    ===============   ============          ==========
WEIGHTED AVERAGE NUMBER OF
OUTSTANDING COMMON SHARES                      118,299,435        46,403,484      95,218,392          40,216,459
                                              ============    ===============   ============          ==========


         See Accompanying Notes to the Consolidated Financial Statements

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                              FOR THE NINE MONTHS ENDED
                                                                         ----------------------------------
                                                                            SEPTEMBER 30,     SEPTEMBER 30,
                                                                                2002              2001
                                                                         ----------------     -------------
                                                                                               AS RESTATED
                                                                             (UNAUDITED)       (UNAUDITED)
                                                                         ----------------     -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                  $ (6,366,811)       $  (882,451)
Adjustments to reconcile net loss to net
   cash used in operating activities:
  Stock issued for services                                                     567,780            669,793
  Stock issued for compensation                                               3,800,000
  Reserve for Bad Debts                                                               -             46,970
  Interest expense on beneficial conversion                                      64,286             76,000
  Gain on extinquishment of debts                                           (1,021,238)
  Amortization and Depreciation                                               1,488,411            180,000
  Foreign Exchange Loss                                                          30,139
Changes in operating assets and liabilities:
(Increase) decrease in:
  Accounts receivable                                                         (608,133)           (40,518)
  Prepaid Expenses                                                            (159,158)
  Inventory                                                                     (2,236)
Increase (decrease) in:
  Accounts payable and accrued expenses                                         511,069          (136,883)
  Accounts payable - license agreement                                        (713,610)                  -
  Income taxes payable                                                          156,911
  Interest payable and other                                                   (41,844)                  -
                                                                         ----------------     -------------
   Net Cash Used In Operating Activities                                    (2,294,434)           (87,089)
                                                                         ----------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets                                                      (152,077)
Purchase of Software                                                           (45,367)                  -
Net assets acquired                                                           1,291,059
Other, net                                                                        (885)                  -
                                                                         ----------------     -------------
   Net Cash Provided By Investing Activities                                  1,092,730                  -
                                                                         ----------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Overdraft                                                                   11,035
Proceeds from loans and notes                                                 1,215,437             85,970
Payment on Notes Payable                                                       (25,000)
                                                                         ----------------     -------------
   Net Cash Provided By Financing Activities                                  1,201,472             85,970
                                                                         ----------------     -------------

NET DECREASE IN CASH                                                              (232)            (1,119)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                    232              1,424
                                                                         ----------------     -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $           -       $        305
                                                                         ================     =============

               See Accompanying Notes to the Consolidated Financial Statements



                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY) FOR THE PERIOD JANUARY 1, 2001
                           THROUGH SEPTEMBER 30, 2002


                                       ADDITIONAL
                                        PAID-IN     ACCUMULATED                                   DEFERRED    FOREIGN
                                                                           COMMON STOCK TO BE
                      COMMON STOCK      CAPITAL         DEFICIT                ISSUED         COMPENSATION   GAIN
                    SHARES     AMOUNT                                       SHARES    AMOUNT  AND SERVICES  (LOSS)   TOTAL
                  ----------  -------  ---------    -------------          --------   ------- ------------  ------ --------

Balance,
December 31,
2000               39,110,848  $39,111 $12,151,156   $(12,648,124)       1,000,000   $720,000  $(896,286) $     -   $(634,143)
Stock issued
for services        9,512,000    9,512     883,488               -               -          -           -       -      893,000
Stock               1,000,000    1,000     719,000               -     (1,000,000)   (720,00)           -       -            -
Rescission           (870,000    (870)   (515,290)               -               -          -           -       -    (516,160)
Deferred cost
recognized                  -        -           -               -               -          -     556,286       -      556,286
Stock to be
issued for
services                    -        -           -               -       1,000,000     50,000           -       -       50,000

Net loss, 2001              -        -           -     (1,211,148)               -          -           -       - (1,211,1148)
                  ----------- -------- -----------   -------------     -----------  ---------  ----------   ----- ------------
                                                                                                (340,000)
BALANCE,
DECEMBER
31, 2001           48,752,848  $48,753 $13,238,354    (13,859,272)       1,000,000    $50,000   (340,000)   $   -   $(862,165)

Stock issued
services           10,651,497   10,651     607,129               -      (1,000,000)  (50,000)           -       -      567,780
Stock Issued
for
Commitment
Fees                3,132,000    3,132     346,868               -               -          -   (350,000)       -            -
Stock issued
as
Management                  -        -           -               -               -          -           -       -            -
Compensation       20,000,000   20,000   3,780,000               -               -          -           -       -    3,800,000
Stock issued
for debt            6,410,916    6,411     977,361               -               -          -           -       -      983,772
Stock issued
for
Springboard
acquisition             2,000        2         258               -               -          -           -       -          260
Stock to be
issued for
services                    -        -           -               -               -          -           -       -            -
Exchange
Gain (Loss)                 -        -           -               -               -          -           -  15,114       15,114
Deferred Cost
Adjustment                  -        -           -               -               -          -     267,500       -      267,500
Prior Period
Adjustment                  -        -      76,000        (76,000)               -          -           -       -            -
Beneficial
conversion
feature of
convertible
debt                        -        -      64,286               -               -          -           -      -        64,286

Net loss for
the period                  -        -           -     (6,366,811)               -          -           -      -   (6,366,811)
                  ----------- -------- -----------   -------------     -----------  ---------  ----------   ----- ------------
BALANCE,
SEPTEMBER
30, 2002          88,949,261  $88,949 $19,090,256   $(20,302,083)                -          - $(422,500) $15,114 $(1,530,264)
                  ===========  ======= ===========   =============     ===========  =========  ========== ======= ============

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION


        (A) ORGANIZATION
        ----------------

        Mountain Chief, Inc. was incorporated in the State of Nevada on February 11, 1994. This name was subsequently changed by Articles of Amendment dated November 16, 1994 to IVP Technology Corporation (the "Company"). The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, the Company was involved with various unsuccessful activities

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        relating to the sale of technology products before becoming inactive by the end of 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998. Activities from inception of development stage included raising of capital and negotiations and acquisition of software distribution licenses are more fully described herein. (See Note 5). On January 1, 2002, the Company began operations and emerged from the development stage.

        (B) ACQUISITION AND RECAPITALIZATION
        ------------------------------------

        Effective March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company with no assets or liabilities, from the stockholders thereof in an exchange for an aggregate of 350,000 shares of the Company's common stock and paid $200,000 of consulting expenses in connection with the acquisition. The $200,000 was recorded as an expense in the 2000 financial statements. Pursuant to Rule 12-g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, the Company elected to become the successor issuer to Erebus Corporation for reporting purposes under the Securities Exchange Act of 1934. For financial reporting purposes, the acquisition was treated as a recapitalization of the Company with the par value of the common stock charged to additional-paid-in capital.

        (C) BASIS OF PRESENTATION
        -------------------------

        The consolidated financial statements are expressed in United States dollars and have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States.

        (D) PRINCIPLES OF CONSOLIDATION
        -------------------------------

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Ignition Entertainment Limited and Springboard Technology Solutions, Inc. All significant inter-company transactions and balances have been eliminated.

        (E) FOREIGN CURRENCY TRANSACTIONS
        ---------------------------------

        Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated at year-end exchange rates. Nonmonetary assets and liabilities are remeasured into U.S. dollars at historical rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiaries is reflected as a separate component of stockholder's equity. Foreign currency transaction gains or losses are reported in results of operations.


        (F) USE OF ESTIMATES
        --------------------

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

        (G) CASH AND CASH EQUIVALENTS
        -----------------------------

        For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

        (H) FAIR VALUE OF FINANCIAL INSTRUMENTS
        ---------------------------------------

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

        The carrying amounts of the Company's accounts receivable, accounts payable and accrued liabilities, and note and interest payable thereon

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        approximates fair value due to the relatively short period to maturity for these instruments.

        (I) ALLOWANCES FOR DOUBTFUL ACCOUNTS AND SALES RETURNS
        ------------------------------------------------------

        The Company makes judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, we analyze our historical collection experience and current economic trends. If the historical data we use to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected.

        The Company also records a provision for estimated sales returns and allowances on product and service related sales in the same period as the related revenues are recorded. These estimates are based on historical sales returns, analysis of credit memo data and other known factors. If the historical data we use to calculate these estimates do not properly reflect future returns, then a change in the allowances would be made in the period in which such a determination is made and revenues in that period could be adversely affected.

        (J) INVENTORY
        -------------

        Inventories, which consist primarily of system components, parts and supplies and completed games and other video accessories, are stated at the lower of weighted average cost or market. The weighted average cost of inventories approximates the first-in, first-out ("FIFO") method. Management performs periodic assessments to determine the existence of obsolete, slow-moving and nonsalable inventories and records necessary provisions to reduce such inventories to net realizable value.

        (K) PLANT, PROPERTY AND EQUIPMENT
        ---------------------------------

        Plant, property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the shorter of the estimated useful lives of the assets or the applicable lease term for leasehold improvements ranging from 3 to 10 years . Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon retirement or sale, the cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

        (L) LONG-LIVED ASSETS
        ---------------------

        Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates that the asset is impaired, when the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company has not recognized any impairment loss during the nine months ended September 30, 2002.

        (M) EXCESS OF COST OVER NET ASSETS ACQUIRED
        -------------------------------------------

        In accordance with SFAS No. 141, the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as "Excess of Cost Over Net Assets Acquired." The fair value assigned to intangible assets acquired is based on valuations prepared by independent third party appraisal firms using estimates and assumptions provided by management. In accordance with SFAS No. 142, goodwill and purchased intangibles with indefinite lives acquired after June 30, 2001 are not amortized but will be reviewed periodically for impairment. Purchased intangibles with finite lives will be amortized on a straight-line basis over their respective useful lives.

        (N) INCOME TAXES
        ----------------

        The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109,

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        (O) CONCENTRATION OF CREDIT RISK
        --------------------------------

        The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

        (P) LOSS PER SHARE
        ------------------

        Basic and diluted net loss per common share for all periods presented is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". There were no common stock equivalents at September 30, 2002.

        (Q) BUSINESS SEGMENTS
        ---------------------

        The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

        Management has determined that it is not practicable to provide geographic segment disclosures for revenues and long-lived assets because the Company sells its products to a large variety of locations in the Americas and Europe, and in many instances, these products are then resold through distributors.

        (R) REVENUE RECOGNITION
        -----------------------

        Risk and Uncertainties

        A significant portion of all of the Company's net sales are derived from software publishing and distribution activities, which are subject to increasing competition, rapid technological change and evolving consumer preferences, often resulting in the frequent introduction of new products and short product lifecycles. Accordingly, the Company's profitability and growth prospects depend upon its ability to continually acquire, develop and market new, commercially successful software products and obtain adequate financing. If the Company is unable to continue to acquire, develop and market commercially successful software products, its operating results and financial condition could be materially adversely affected in the near future. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and other intangibles, realization of deferred income taxes, valuation of inventories and the adequacy of allowances for returns, price protection and doubtful accounts. Actual amounts could differ significantly from these estimates.

        REVENUE RECOGNITION
        -------------------

        Publishing revenue is derived from the sale of internally developed interactive software titles or from the sale of titles licensed from third-party developers. Publishing revenue amounted to $110,000 and $0 for the three months ended September 30, 2002 and 2001, respectively, and $200,000 and $0 for the nine months ended September 30, 2002 and 2001, respectively.

        Distribution revenue is derived from the sale of third-party interactive software titles, accessories and hardware. Distribution revenue amounted

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        to $1,241,332 and $13,238 for the three months ended September 30, 2002 and 2001, respectively and $1,648,658 and $67,358 for the nine months ended September 30, 2002 and 2001, respectively.

        Revenue from services and commercial software sold under license were $57,070 and $0 for the three months ended September 30, 2002 and 2001 respectively, and $57,070 and $ 0 for the nine months ended September 30, 2002 and 2001, respectively.

        The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2 "Software Revenue Recognition", as amended by SOP 98-9 "Modification of SOP 97-2 Software Revenue Recognition with respect to Certain Transactions." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 98-9 deals with the determination of vendor specific objective evidence of fair value in multiple element arrangements, such as maintenance agreements sold in conjunction with software packages. The Company's consumer software transactions generally include only one element, the interactive software game or commercial software under license. The Company recognizes revenue when the price is fixed and determinable, there is persuasive evidence of an arrangement, the fulfillment of its obligations under any such arrangement and determination that collection is probable. Accordingly, revenue is recognized when title and all risks of loss are transferred to the customer, which is generally upon receipt by customer. The Company's payment arrangements with its customers provide primarily 60 day terms and to a limited extent with certain customers 30 or 90 day terms. The Company does not have any multi-element arrangements that would require it to establish VSOE for each element, nor does the Company have any sales activity that requires the contract method of accounting.

        The Company's distribution arrangements with customers generally do not give customers the right to return products; however, the Company at its discretion may accept product returns for stock balancing or defective products. In addition, the Company sometimes negotiates accommodations to customers, including price discounts, credits and product returns, when demand for specific products falls below expectations. The Company's publishing arrangements generally do not require the Company to accept product returns and provide price protection. The Company establishes a reserve for future returns and other allowances based primarily on its return policies, price protection policies and historical return rates. The Company may not have a reliable basis to estimate returns and price protection for certain customers or it may be unable to determine that collection of the receivable is probable. In such circumstances, the Company defers the revenues at the time of the sale and recognizes them when collection of the related receivable becomes probable or cash is received.

        (S) NEW ACCOUNTING PRONOUNCEMENTS
        ---------------------------------

        Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and portions of Accounting Principles Board (APB) Opinion No 30, " Reporting the Results of Operations". SFAF No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for sale. Classification as held-for sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period in which the losses are incurred, rather than as of the measurement date as presently required.

        In April 2002, the FASB issued SFAS No 145, "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB No 13, and Technical Corrections", which is generally applicable to financial statements for

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        fiscal years beginning after May 15, 2002; however, early adoption is encouraged. SFAS 145 eliminates the requirement under FASB No. 4, "Reporting Gains and Losses from Extinquishment of Debt" to report gains and losses from extinguishments of debt as extraordinary items in the income statement.

        The adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

        (T) RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS RESULTING FROM A RECLASSIFICATION
        ----------------

        The accompanying consolidated balance sheet as of September 30, 2002 and the statement of stockholders' deficiency for the nine months ended September 30, 2002 have been restated to reclassify stock to be issued from the equity section of the balance sheet to the liability section of
        the  balance  sheet  and  to  revalue  the   acquisition   of  Ignition
        Entertainment Limited based upon the Provisions of SFAS 141.

        The restatements resulted from the Company recording the effects of the acquisition of Ignition Entertainment Limited based upon a reasonable period (3 trading days) before and after the date of the acquisition, and stock to be issued for consulting fees as common stock to be issued in the equity section of the balance sheet. The effect of the restatements was to increase excess of cost over net assets acquired by $5,105,646, increase current liabilities by $8,371,911 and increase long term liabilities by $3,584,747 for the revaluation of the purchase price of Ignition Entertainment Limited and reclassification of amounts from stockholders' deficiency to Liabilities. The effect of the restatement was to also decrease stockholders' equity by $6,851,009. Also see Notes 4 and 6.

        Excess of cost over net assets acquired, current and long term liability, and common stock to be issued accounts in the September 30, 2002 consolidated balance sheet and statement of stockholders' deficiency have been restated for the effects of the revaluation and reclassification. There were no adjustments made to the accompanying consolidated statements of operations for the nine-months ended September 30, 2002 and 2001 as a result of the restatements.

NOTE 2 ACCOUNTS RECEIVABLE

           The components of accounts receivable are as follows:

                                                         2002         2001

           Unrestricted Trade Receivables                $171,447
           Restricted Trade Receivables                   480,656
           Allowance for Doubtful Accounts               (43,970)

           Accounts Receivable, Net                      $608,133     None


        Restricted trade receivables are collateral for the DcD Factors secured borrowing facility that Ignition entered into in April 2002. Unrestricted trade receivables consists primary of vendor receivables for enterprise software and information technology services sold by the Company and its Springboard subsidiary.


NOTE 3 NOTES PAYABLE

        (A) NOTES PAYABLE - SHORT-TERM
        ------------------------------

        The Company had a convertible note payable with Rainbow Investments International Limited ("RII") for $200,000, which was outstanding at March 31, 2002 and December 31, 2001. The note bore interest at 10% per annum and was due May 2001. As of March 31, 2002, accrued interest on the note amounted to $37,561. The debt and accrued interest was convertible to common stock at a conversion price equal to 80% of the average closing bid price per share during the ten trading days immediately prior to any such conversion. On July 16, 2001, the Company received notice from RII of their intent to convert the note and accrued interest to common stock. On June 28, 2002, the Company converted the note plus accrued interest into 2,410,916 shares of restricted common stock in full satisfaction of the outstanding obligation and accrued interest.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        DCD FACTORING AGREEMENT
        -----------------------

        On April 9, 2002, Ignition Entertainment Limited entered into a one-year factoring agreement with DcD Factors, Plc wherein Ignition Entertainment Limited has agreed to borrow and DcD Factors, Plc has agreed to loan, on a fully secured basis, up to (pound)500,000 to Ignition Entertainment Limited based on 75% of its eligible accounts receivables. Interest charged on amounts borrowed is equal to 3% above the UK Base Bank rate. Under the terms of the factoring loan agreement, DcD Factors, Plc is obligated to remit, from time to time, excess collections to Ignition Entertainment Limited to the extent that collections on secured receivables exceed the sum of (i) advances made by DcD Factors, Plc,
        (ii) interest and service charges on funds advanced, (iii) monthly services fees and (iv) customer discounts. Ignition Entertainment Limited has granted DcD Factors, Plc a first lien and security interest in all of Ignition Entertainment Limited's assets, including its accounts receivable, inventories and intangible assets. In accordance with the provisions of SFAS 140, the Company has treated this Factoring Facility as a secured borrowing by Ignition Entertainment Limited and not as a sale of accounts receivable because the Company maintains effective control over the receivables transferred. As of September 30, 2002, Ignition Entertainment Limited has borrowed $359,103 from DcD Factors, Plc which is reported as a currently liability in the September 30, 2002 balance sheet as " Due To DcD Factors"

        (B) NOTES PAYABLE - LONG-TERM

        On July 30, 2001, the Company entered into a two-year note with Berra Holdings, Ltd. to borrow up to $187,500 at 6% interest. As of September 30, 2002 and December 31, 2001, the balance due on this note was $104,020 and $129,020, respectively. The note is collateralized by 2,500,000 shares of common stock held in the name of Clarino Investment International, Ltd., an unrelated party. Accrued interest of $7,888 is due Berra Holdings, Ltd. as of September 30, 2002.

        5% CONVERTIBLE DEBENTURE
        ------------------------

        In April 2002, IVP Technology raised $150,000 of gross proceeds from the issuance of convertible debentures to Cornell Capital Partners, LP. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

        The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $64,286, was recorded as an interest expense and a component of equity on the issuance date.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Accrued interest at September 30, 2002 was $3,596.

        Future maturities of long-term debt as of September 30, 2002 are as follows:

                                           YEAR             AMOUNT
                                           ----             ------
                                           2003            $104,020
                                           2004           2,203,050
                                           2005             319,826
                                                        -----------
                                           Total         $2,626,896
                                                        ===========

        LINE OF CREDIT FACILITY
        -----------------------

        On April 10, 2002 Ignition Entertainment Limited entered into a (pound)1,000,000 revolving credit facility with Revelate Limited for the purpose of allowing Ignition Entertainment Limited to purchase goods and services from third party vendors. Under the terms of the revolving credit facility, Revelate will advance up to 60% of the purchase price of goods and services purchased by Ignition Entertainment Limited for its business. Ignition Entertainment Limited is obligated to pay Revelate Limited interest on each advance at a rate equal to 3% over the UK Bank Base rate, a 2% commission of total disbursements made on behalf of Ignition Entertainment Limited and a facility fee of (pound)500. Ignition Entertainment Limited's obligation to repay an advance is guaranteed by DcD Factors, Plc As of September 30, 2002, the Company has not borrowed any funds under the Revolving Credit Facility.


NOTE 4    STOCKHOLDERS' EQUITY (DEFICIENCY)

        During the three months ended March 31, 2002, the Company issued 50,000,000 shares of its restricted common stock to Messrs. MacDonald, Hamilton, Birch, Villella and Bullock in accordance with the 9/17/01 Stock Purchase Agreement with International Technology Marketing. All shares are held in safekeeping pending completion of the escrow agreement. On September 30, 2002, the former shareholders of ITM earned 20,000,000 contingent shares having a value of $3,800,000. These shares are to be released out of escrow. (See Note 5(E)). The shares were valued at $.19 per share based on the closing price of the Company's stock as of September 30, 2002, the date that the shares were earned. The Company recorded $3,800,000 as stock-based compensation expense for the quarterly period ended September 30, 2002.

        On or about March 25, 2002, the Company issued 500,000 shares of common stock to John Maxwell in lieu of compensation for services performed in 2001 as President of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of grant.

        On or about March 25, 2002, the Company issued 500,000 shares of common stock to John Trainor in lieu of compensation for services performed in 2001 as Secretary of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of grant.

        On or about March 25, 2002, the Company issued 2,375,600 shares of common stock valued at $.05 per share to Thomas Chown for the conversion of $118,780 of debts owed by the corporation for services performed in 2001.

        On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to Buford Industries as conversion of a fee of $50,000 earned for introducing IVP to International Technology Marketing. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of grant.

        On or about March 25, 2002, the Company issued 50,000 shares of common stock to Ruffa and Ruffa, P.A. for payment of interest on outstanding legal bills for the year 2001 - 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of grant.

        On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to J. Stephen Smith to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to Michael Sidrow to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. Sidrow's resignation from the board of directors.

        On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to Robert King to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. King's resignation from the board of directors.

        On April 26, 2002, the Company issued 62,027 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

        On April 26, 2002 and June 28, 2002, the Company issued 3,032,000 shares of restricted common stock to Cornell Capital Partners, LP, having a value of $330,000 as a one-time commitment fee (See Note 5(F)).

        On April 26, 2002 and June 28, 2002, the Company issued 1,040,000 shares of restricted common stock to Danson Partners, LLC, having a value of $125,000 for financial consulting services rendered (See Note 5(F)).

        On May 28, 2002, the Company acquired Ignition Entertainment Limited. IVP Technology will issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock as payment to Ignition Entertainment Limited over a period of two years from the date of the acquisition. Additionally, the management team of Ignition Entertainment Limited may earn up to 1,500,000 shares of preferred stock if certain revenue and net income goals are met at specific time periods. These shares will be held in escrow and disbursed by the escrow agent according to the escrow agreement (See Note 6).

        In May 2002, the Company entered into an agreement with Vanessa Land for marketing and advisory services connected with product marketing in the European Economic Community and North America. In relation with this agreement, IVP Technology issued 5,000,000 shares of common stock to Ms. Land. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $.05 per share, or an aggregate of $250,000, on the date that the Company entered into the agreement. (See Note 5(D)).

        On May 1, 2002, the Company agreed to issue 4,000,000 shares of its restricted common stock having a value of $760,000 in full settlement of its obligation to DcD Holdings Limited. IVP Technology issued these shares on or about August 6, 2002.

        On June 28, 2002, IVP Technology issued 2,410,916 shares of common stock to Rainbow Investments pursuant to the terms of our March 17, 2000 debt conversion agreement (See Note 3(A)).

        On June 28, 2002, the Company issued 23,370 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered. The Company has also accrued $7,500 of common stock to be issued for consulting services rendered which has been included as a current liability in the accompanying consolidated balance sheet as of September 30, 2002.

        On June 28, 2002, the Company issued 100,000 shares of restricted common stock to Westrock Advisors having a value of $20,000 for placement agent fees.

        On August 6, 2002, the Company issued 560 shares of restricted common stock to Brian MacDonald having a value of $73 for the acquisition of Springboard Technology.

        On August 6, 2002, the Company issued 560 shares of restricted common stock to Peter Hamilton having a value of $ 73 for the acquisition of Springboard Technology.

        On August 6, 2002, the Company issued 560 shares of restricted common stock to Kevin Birch having a value of $73 for the acquisition of Springboard Technology.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        On August 6, 2002, the Company issued 160 shares of restricted common stock to Geno Villella having a value of $21 for the acquisition of Springboard Technology.

        On August 6, 2002, the Company issued 160 shares of restricted common stock to Sherry Bullock having a value of $ 21 for the acquisition of Springboard Technology.


NOTE 5    AGREEMENTS

        (A) SOFTWARE DISTRIBUTION AGREEMENTS
        ------------------------------------

        On March 30, 1999, the Company entered into a software distributing agreement granting the Company an exclusive right to distribute a software product known as "Power Audit" throughout the United States of America. (See below for subsequent amendments and extensions.) The significant terms and conditions governing the agreement are as follows:

        >   Payment by the Company of $50,000 in development funds.

        > Issuance of 500,000 in common shares of the Company to the owners and developers of the software upon its delivery, which was in October 1999.

        >   Royalty  payments of 20% on the first  $500,000  of sales,  12.5% on
            sales  between   $500,000  and  $1,000,000  and  5%  on  sales  over
            $1,000,000.

        The agreement has a term of fourteen (14) months and could be terminated on six-month notice by either party. It can be extended on a year-to-year basis, provided the gross annual sales exceed $1,000,000 and all other terms are observed by the parties.

        In September 1999, for a consideration of the Company's issuance of an additional 1,000,000 common shares, the agreement was amended to include the European Economic Community in its distribution territory and payment of $4,200 per month for software support and services. The 1,500,000 common shares were issued in 1999 and were valued on the dates of the agreement and amendment based on the quoted trading prices. The resulting $220,000 value was presented as license fees, net of $106,000 accumulated amortization, as of December 31, 1999. During the year ended December 31, 2000, the remaining license fees of $114,000 were charged to operations as amortization expense.

        In May 2000, the parties agreed to amend and extend the software agreement for three years to May 31, 2003. The amended agreement expanded the territory to include the Country of Switzerland, required the Company to issue 1,000,000 common shares and complete a financing of a minimum of $2,000,000 with a portion of the proceeds to be used to contract services of or to develop its own technical support and internal marketing group. In addition, the Company is required to complete a minimum of twelve sales or licensing agreements of the software product prior to the expiration of the twelve-month period ending June 1, 2002. In the event that the minimum sales requirement is not met, the Company is required to compensate the Software Owner for unpaid royalties at the rate of $3,750 per sale shortfall up to the maximum of twelve, or $45,000, and issue 100,000 common shares. Lastly, the royalty fee for sales over $1,000,000 has been changed from 5% to 7.5%.

        On June 13, 2002, the Company notified the Licensor that it was canceling its license agreement effective immediately. As of the date of cancellation, the Company was obligated to issue 100,000 shares of common stock to the software owner. As of September 30, 2002, the shares have not been issued . The Company is currently in negotiation with the Licensor to determine whether the shares are legally issuable.

        (B) CONSULTING AGREEMENTS
        -------------------------

        On March 17, 2000, the Company entered into a consulting agreement with the former stockholder of the acquired inactive reporting shell company (SEE NOTE 1(B)). The consulting agreement states that one year after the execution of the agreement ("reset date"), the 350,000 common shares

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        issued by the Company to the former stockholder shall be increased or decreased based upon the average closing price of the Company's stock 30 days prior to the reset date, so the value of the 350,000 shares will equal $500,000. The average closing price of the stock was $0.1487 per share. The Company is obligated to issue an additional 3,012,475 common shares to the consultant as an additional fee. The Company is currently contesting the issuance of the additional shares. The Company has not accrued an estimated loss for this contingency because, in accordance with the provisions of SFAS 5, it is not probable at the time that the financial statements were issued that a liability had been incurred and that the amount of loss can be reasonably estimated.

        (C) LICENSING AGREEMENT
        -----------------------

        On December 28, 2001, the Company entered into a two-year licensing agreement to distribute software used by the insurance industry, which agreement includes a non-exclusive right to sell such software to clients in North America, Mexico, Canada, and their overseas territories. The cost of such agreement was (pound)2,500,000 (US $3,620,268) and is being amortized over the two-year period of the agreement. Through September 30, 2002, the Company paid the Innovation Group, Plc $713,612 in connection with the License. On September 30, 2002, the Company renegotiated the terms of the License Agreement whereby the Licensor agreed to extinguish the remaining amount due under the agreement, or $2,906,656 in exchange for the return of the license and distribution rights to the Classifier(TM) software product to the financial services sector. The Company was also granted a non-exclusive distributorship for the i-Bos(TM) software product. For financial statements purposes, the Company recorded a gain on the early extinquishment of debt in the amount of $924,904. This gain is reported as Other Income in the Consolidated Statement of Operations. Amortization expense for the three-month and nine month periods ended September 30, 2002 was $267,604 and $1,172,672, respectively and is included in cost of sales. Deferred licensing fees, net of amortization is included as an Other Asset on the balance sheet.

        (D) MARKETING AGREEMENT
        -----------------------

        On January 18, 2002, the Company entered into a one- year marketing agreement with Ms. Vanessa Land to provide product marketing and advisory services to the Company in the European Economic Community and North America territories. . The Company issued 5,000,000 shares to the consultant on March 25, 2002 which were registered in a Form S-8 filed on May 3, 2002. The shares were valued at $.05 per share corresponding to the date that the Company entered into the agreement with Ms Land.
        The Company accounted for the cost of the marketing agreement by recording an expense for the entire cost in the amount of $250,000 in accordance with the provisions of SFAS 123 "Accounting for Stock-Based Compensation". Such expense is included in Consulting Fees in the Consolidated Statement of Operations.

        (E) STOCK PURCHASE/MANAGEMENT AGREEMENT
        ---------------------------------------

        On September 17, 2001, the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of International Technology Marketing, Inc. ("ITM"). In connection with the agreement, the Company is to issue 50,000,000 shares to the former shareholders, which will be held in escrow subject to the Company reaching certain sales milestones. The agreement calls for the Company to compensate the former shareholders of ITM in their efforts to meet the sales milestones.

        The revenue milestones to be reached after the closing are as follows:

        > Upon achieving revenues of $500,000 the escrow agent will release 10,000,000 shares.

        > Upon achieving an additional $500,000 of revenues the escrow agent will release another 10,000,000 shares.

        > Upon achieving $2,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

        > Upon achieving $6,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

        >   Upon  reaching   $16,200,000   in  cumulative   revenues  the  final
            10,000,000 shares will be released.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Pending execution of the escrow agreement, IVP Technology is holding these shares for the benefit of the former shareholders of International Technology Marketing. The former shareholders of ITM include the Company's current management group. The Company has not recorded any amounts associated with the acquisition of ITM, which had minimal assets and/or liabilities on the date of acquisition. For accounting purposes, the Company has not treated the acquisition as an acquisition under the principles of APB 16, but has instead treated the acquisition as an assumption of contingent management contracts for services to be rendered by the former ITM shareholders to the Company. The contingent shares will be issued and released out of escrow to the former principal owners of ITM upon the attainment of certain performance goals as described above. In return, the former principal owners will perform management and marketing services to the Company. Upon attainment of each performance milestone, the Company will record the issuance of stock as compensation expense in the period earned based on current market prices as of the date of grant.

        During the quarter ended September 30, 2002, the former ITM shareholders became eligible to receive 20,000,000 shares out of escrow. The Company recorded stock-based compensation expense of $3,800,000 for the quarter and credited shareholders equity for the value of the contingent stock earned. The Company valued the shares at $.19 per share based on the closing price of the stock at September 30, 2002, the date that the shares are deemed earned.

        (F) CORNELL CAPITAL PARTNERS, L.P. EQUITY LINE OF CREDIT AGREEMENT
        ------------------------------------------------------------------

        In February 2003, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under this agreement, IVP Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $330,000, payable in 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.20 per share, or an aggregate of $20,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with consulting the company on various financial matters. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

        (G) MONTPELIER LIMITED
        ----------------------

        On June 1, 2002, Ignition Entertainment Limited entered into a consulting agreement with Montpelier Limited ("Montpelier") whereby Montpelier will provide business development and financial advice to Ignition Entertainment Limited. Under the terms of the agreement, Ignition Entertainment Limited is obligated to pay Montpelier annually (pound)179,850 ($262,970) in equal monthly installments. Additionally, Montpelier was entitled to receive a signing bonus of (pound)29,975 ($43,828) upon execution of the agreement. The cost of this agreement will be borne by Ignition Entertainment Limited and Montpelier will be paid out of Ignition Entertainment Limited's operating cash flow.


NOTE 6 ACQUISITION OF IGNITION ENTERTAINMENT LIMITED

        On May 28, 2002, the Company acquired 100% of the stock of Ignition Entertainment Limited, a UK corporation, that specializes in the design, development, licensing, publishing and distribution of personal computer, mobile devices and game console software and accessories. The Company accounted for this acquisition using the purchase method of accounting in accordance with the provisions of SFAS 141.This acquisition is the Company's first step in expanding the Company's business from only an enterprise software distributor to a developer, publisher and licensor of consumer software entertainment and video

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        games. This acquisition was made pursuant to the Company agreeing to issue 15,000,000 shares of unregistered common stock and 3,500,000 of unregistered preferred stock convertible into 35,000,000 shares of common stock, collectively valued at $0.23898 per share for a total purchase price of $11,949,155. Based upon the Provisions of SFAS141, the purchase price was determined by using the weighted average share price of the Company's common stock for the 3 trading days before and after the day the Company entered into the terms of the acquisition agreement. These shares will be held in escrow until disbursed in accordance with the terms of the escrow agreement. IVP has also agreed to offer incentive payments to certain parties in connection with the Ignition Entertainment Limited acquisition (the "Incentive Stock") DcD Holdings Limited will receive 5,000,000 shares of IVP's common stock 90 to 180 days after May 28, 2002 for maintaining adequate factoring and letter of credit lines for Ignition Entertainment Limited. The Ignition Entertainment Limited management team will also have the opportunity to earn an additional 1,500,000 shares of convertible preferred shares over three years, which are also convertible into 15,000,000 shares of IVP Technology common stock, for key employees and shareholders depending upon the attainment of certain levels of gross revenues and net income. This acquisition has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The Company acquired net tangible assets of $1,291,059. The excess of the consideration given over the fair value of net assets acquired has been recorded as goodwill of $10,658,096. The Company will account for the purchased goodwill in accordance with the provisions of SFAS 142. The non-incentive common and preferred stock that the Company is obligated to issue for the purchase of Ignition Entertainment Limited's net assets is recorded in the liability section of the balance sheet. The liability associated with any Incentive Stock issuable in conjunction with this acquisition based on the achievement of certain revenue and net income results over a two-year period will be recorded as additional goodwill as payout thresholds are achieved.

        The purchase price allocation recorded for the acquisition of the assets and liabilities of Ignition Entertainment Limited, approximate the following:

                 Cash                                          $  1,132,039
                 Accounts receivables, net                          775,457
                 Inventory                                           56,689
                 Fixed assets, net                                  350,461
                 Prepaid expenses and other assets                  173,769
                                                               ------------
                 Total assets                                     2,488,415
                                                               ------------
                 Liabilities assumed:

                 Accounts payable & accrued expenses                384,152
                 Income taxes payable                                83,002
                 Other liabilities                                  730,202
                                                               ------------
                 Total liabilities assumed                        1,197,356
                                                               ------------
                 Excess of assets acquired over liabilities
                 assumed                                          1,291,059
                 Purchase price                                  11,949,155
                                                               ------------
                 Goodwill                                      $ 10,658,096
                                                               ============

        The 3,500,000 Convertible Preferred Shares, which are convertible into 35,000,000 shares of common stock is issuable to the Ignition shareholders as follows; 1,000,000 convertible preferred shares to be issued on or before May 28, 2003, with additional issuances on or before November 28, 2003 (1,000,000 shares), May 28, 2004 (1,000,000 shares)
        and May 29, 2004 (500,000 shares). Because the convertibility of the preferred stock into 35 million common shares is contingent on the Company's shareholders ratifying the approval of an increase in the amount of common stock that the Company is authorized to issue, the Company has recorded the future issuance of the convertible preferred stock as a current and long-term liability on its balance sheet and not as a component of stockholders equity. The beneficial conversion feature of the Convertible Preferred Stock will also result in the Company incurring interest expense at the time that the shares are converted into common stock.

        The 15,000,000 shares of common stock that the Company has agreed to issue as part of the consideration for the acquisition have not yet been

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        issued. The escrow agreement states that these shares are issuable 91 to 180 days after the acquisition. As a result of this, the Company has recorded the future issuance of this common stock as a current liability on its balance sheet.

        The following unaudited pro forma consolidated results of operations are presented as if the acquisition of Ignition Entertainment Limited had been made at the beginning of the periods presented:


                                                 NINE MONTHS ENDED    FISCAL YEAR ENDED
                                                 SEPTEMBER 30, 2002   DECEMBER 31, 2001
                                                 ------------------   -----------------

          Net sales                              $     2,917,036      $     67,358
          Net earnings (loss)                        (8,405,880)       (1,211,148)
          Basic and diluted earnings (loss)
            per common shares                    $         (.09)      $      (.03)

        The following unaudited pro forma consolidated balance sheet is presented as if the acquisition of Ignition Entertainment Limited had been made at the beginning of the calendar year ended December 31, 2001:

                        CONSOLIDATED BALANCE SHEET DATA
                        -------------------------------

                                    Assets:

Cash                                                      $       1,132,271
Accounts Receivable, Net                                            775,457
Inventory                                                            56,689
                                                          -----------------
Current Assets                                                    1,964,417
                                                          -----------------

Fixed Assets, Net                                                   350,461
Prepaid Expenses and Other Assets                                   174,642
Deferred Licensing Fee, Net                                       3,600,431
Excess of Cost Over Net Assets Acquired                          10,658,095
                                                          -----------------

Total Assets                                              $      16,748,046
                                                          =================

                                  Liabilities:

Accounts Payable and Accrued Expenses                               863,723
License Agreement                                                 3,620,268
Note and Interest Payable                                           234,841
Common Stock to be Issued                                         3,584,747
Convertible Preferred Stock to be Issued, Short-Term              4,779,662
                                                          -----------------

Current Liabilities                                              13,083,241
                                                          -----------------

Other Liabilities                                                   942,224
Convertible Preferred Stock to be Issued, Long-Term               3,584,747
                                                          -----------------

Total Liabilities                                                17,610,212

Stockholders' Deficiency                                          (862,166)
                                                          -----------------

Total Liabilities and Stockholders' Deficiency            $      16,748,046
                                                          =================

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.


NOTE 7 ACQUISITIONS OF SPRINGBOARD TECHNOLOGY SOLUTIONS, INC.

        On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions, Inc. ("Springboard") for consideration of 2,000 common shares on the basis of a one for one exchange. The value of the common stock issued was $260 or $.13 per share based on the value of the Company's common stock on the date that the Board approved the transaction. Springboard was owned by the former shareholders of International Technology Marketing Inc., including Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella and Sherry Bullock all of whom were officers of the Company at the time of acquisition. Springboard is a data solutions company that provides network solutions, web and software development and data interface services, which has been in operation for three years. At the time of acquisition, Springboard had 10 full time employees and consultants. The acquisition will enable the Company to expand its enterprise software business and complements its existing enterprise software products. It also provides the Company with additional employees dedicated to the marketing and selling of the enterprise line of software products. This acquisition has been accounted for by the purchase method of accounting in accordance with the provisions of SFAS 141 and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. As a result of the Springboard acquisition, the Company recorded goodwill in the amount of approximately $367,477. The Company will account for the purchased goodwill in accordance with the provisions of SFAS 142. As of the balance sheet date, management has determined that the goodwill associated with this acquisition is not impaired.

        The Company's acquisition of Springboard is not considered a "significant" or material event because Springboard's net assets and results of operations are less than 10% of the Company's consolidated balance sheet and results of operations.


NOTE 8 PRIOR PERIOD ADJUSTMENTS

        The Company entered into a convertible promissory note (the "Note") with Rainbow Investments International Limited ("RII") for a principal sum of $200,000. The Company borrowed the money to meet certain operating expenses. The Note bears interest at 10% per annum and was due May 14, 2001. The debt and accrued interest is convertible to common stock at a conversion price equal to 80% of the average closing bid price per common share during the ten trading days immediately prior to any such conversion. On July 16, 2001, the Company received notice from RII of their intent to convert the Note and accrued interest to common stock. The note was converted and the shares were issued on June 28 2002.

        In connection with the Note, the Company issued warrants to purchase up to 100,000 shares of common stock at an exercise price equal to 80% of the average closing bid price per share of common stock during the ten trading days immediately prior to any such per exercise share at any time to and through May 15, 2001. Using the Black-Scholes model, the warrants have an estimated value of $30,000, using the following assumptions: no annual dividend, volatility of 53.1%, risk-free interest rate of 6.33% and a term of one year.

        The Company did not account for the value of the beneficial conversion feature and warrants upon issuance of the Note in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and APB 14 "Accounting for Convertible Debt and Debt Issue with Stock Purchase Warrants". The Company believed that the effect of EITF 98-5 and APB 14 does not affect the trend in earnings or the results of the Company's operations and will restate the comparative prior periods presented in the September 30, 2002 condensed consolidated statements of operations to reflect additional interest expense for the full value of the warrants and beneficial conversion feature. The value ascribed to the beneficial conversion feature totaled approximately $46,000, which was based upon 80% of the average closing bid price per common share during the ten trading days prior to January 1, 2001. The total effect of the restatement was to increase interest expense and additional paid-in capital by approximately $76,000 for the year ended December 31, 2001, increasing the net loss to $1,287,148. The interest expense and additional paid-in capital accounts in the comparative prior periods balance sheet, statement of operations, statement of changes in stockholders' equity and statement of cash flows have been restated for the effects of the adjustments resulting from the correction of an error.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 GOING CONCERN

        As reflected in the accompanying financial statements, the Company's net loss of $6,366,811, net cash used in operations of $2,294,434 and its working capital deficiency of $9,518,833 raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

        The Company has entered into new license and marketing agreements, has raised equity capital and has expanded its business operationS. Management believes that actions taken to obtain additional funding and to expand its products and operations, provide the opportunity for the Company to continue as a going concern.


NOTE 10 SUBSEQUENT EVENTS

        The Company has evaluated goodwill for impairment as of December 31, 2002. As a result of this review, the Company has determined its goodwill is fully impaired and will write-off $10,658,096 and $367,477 related to the acquisitions of Ignition Entertainment Ltd. and Springboard Technology Solutions, Inc., respectively. This charge will be included in operating expenses on the accompanying financial statements fo the year ended December 31, 2002. The Company's assessment of its goodwill is based on undiscounted future cash flows and the uncertainty of obtaining financing to fund the conversion of acquired intellectual property into saleable products.

                           IVP TECHNOLOGY CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS


PAGE              1     INDEPENDENT AUDITORS' REPORT

PAGE              2     CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001

PAGE              3     CONSOLIDATED  STATEMENTS  OF  OPERATIONS  FOR THE  YEARS
                        ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
                        JANUARY  1, 1998  (INCEPTION  OF  DEVELOPMENT  STAGE) TO
                        DECEMBER 31, 2001

PAGE              4     CONSOLIDATED   STATEMENT  OF  CHANGES  IN  STOCKHOLDERS'
                        DEFICIENCY   FOR  THE  PERIOD   FROM   JANUARY  1,  1998
                        (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31, 2001

PAGE              5     CONSOLIDATED  STATEMENTS  OF CASH  FLOWS  FOR THE  YEARS
                        ENDED DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM
                        JANUARY  1, 1998  (INCEPTION  OF  DEVELOPMENT  STAGE) TO
                        DECEMBER 31, 2001

PAGES           6 - 15  NOTES  TO  CONSOLIDATED   FINANCIAL   STATEMENTS  AS  OF
                        DECEMBER 31, 2001

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
IVP Technology Corporation
(A development stage company)

We have audited the accompanying consolidated balance sheet of IVP Technology Corporation and Subsidiaries (a development stage company) as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the two years then ended and for the period from January 1, 1998 (inception of development stage) to December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IVP Technology Corporation and Subsidiaries as of December 31, 2001 and the results of their operations and their cash flows for each of the two years then ended and for the period from January 1, 1998 (inception of development stage) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company's recurring losses during the development stage of $12,883,106, working capital deficiency of $4,334,448 and stockholders' deficiency of $862,165, raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEINBERG & COMPANY, P.A.


Boca Raton, Florida
March 8, 2002



                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STATE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                             AS OF DECEMBER 31, 2001
                             -----------------------

                                    ASSETS

CURRENT ASSETS
  Cash                                                                              $            232
                                                                                       ---------------
   Total Current Assets                                                                          232
                                                                                       ---------------

OTHER ASSETS
  Miscellaneous receivable                                                                       872
  Deferred licensing fee, net of amortization                                              3,600,431
                                                                                       ---------------
   Total Other Assets                                                                      3,601,303
                                                                                       ---------------

TOTAL ASSETS                                                                        $      3,601,535
                                                                                       ===============


                   LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                   ----------------------------------------

CURRENT LIABILITIES
  Accounts payable and accrued liabilities                                          $        479,571
  Accounts payable - license agreement                                                     3,620,268
  Note payable                                                                               200,000
  Interest payable                                                                            34,841
                                                                                       ---------------
   Total Current Liabilities                                                               4,334,680
                                                                                       ---------------

NOTE PAYABLE - LONG-TERM                                                                     129,020
                                                                                       ---------------

STOCKHOLDERS' DEFICIENCY
  Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued and outstanding
  Common stock, $.001 par value 150,000,000 shares authorized, 48,752,848 issued
   and outstanding                                                                            48,753
  Common stock to be issued                                                                   50,000
  Additional paid-in capital                                                              13,238,354
  Accumulated deficit (accumulated in development stage $12,883,106 in 2001)             (13,859,272)
                                                                                       ---------------
                                                                                            (522,165)
  Less deferred compensation and licensing fee                                              (340,000)
                                                                                       ---------------

TOTAL STOCKHOLDERS' DEFICIENCY                                                              (862,165)
                                                                                       ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                      $      3,601,535
----------------------------------------------                                         ===============

                 See accompanying notes to consolidated financial statements.


                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                                         CUMULATIVE
                                                                                        FROM JANUARY
                                                                                           1, 1998
                                                                                         (INCEPTION
                                                       FOR THE          FOR THE              OF
                                                      YEAR ENDED       YEAR ENDED        DEVELOPMENT
                                                       DECEMBER         DECEMBER          STAGE) TO
                                                         31,              31,           DECEMBER 31,
                                                         2001             2000              2001
                                                     -------------    -------------     --------------

REVENUE                                           $       67,358   $       40,002    $       107,360
                                                     -------------    -------------     --------------

OPERATING EXPENSES
Amortization                                              19,837          114,000            239,837
Interest                                                  22,341           12,501             62,303
Legal and accounting                                     125,715          215,569            551,964
Management fees                                                 -         308,841            758,841
Development and licensing fees and software
  support                                                723,527          355,109            655,414
Consulting fees                                          387,086        1,637,279          5,421,351
Other                                                           -         162,312            568,586
                                                     -------------    -------------     --------------
  Total Operating Expenses                              1,278,506       2,805,611          8,258,296
                                                     -------------    -------------     --------------

LOSS FROM OPERATIONS                                  (1,211,148)      (2,765,609)        (8,150,936)

OTHER EXPENSE
Write-off of goodwill and other costs                           -                -        (4,000,000)
                                                     -------------    -------------     --------------

LOSS BEFORE EXTRAORDINARY ITEM                        (1,211,148)      (2,765,609)       (12,150,936)
                                                     -------------    -------------     --------------

EXTRAORDINARY ITEM
Loss on extinguishment of debt                                  -                -          (732,170)
                                                     -------------    -------------     --------------

NET LOSS                                          $   (1,211,148)  $   (2,765,609)   $   (12,883,106)
                                                     =============    =============     ==============

LOSS PER SHARE                                    $        (0.03)  $        (0.08)   $         (0.48)
                                                     =============    =============     ==============

WEIGHTED AVERAGE NUMBER OF OUTSTANDING COMMON
  SHARES                                              44,855,321       33,449,427         26,975,568
                                                     =============    =============     ==============

                 See accompanying notes to consolidated financial statements.


                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
  FOR THE PERIOD FROM JANUARY 1, 1998 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31, 2001


                                         Additional                                                              Deferred
                     Common Stock         Paid-In    Accumulated    Subscription   Common Stock To Be Issued   Compensation
                 Shares        Amount     Capital       Deficit      Receivable      Shares           Amount    and Services  Total
                 --------      ------    ----------  -----------    ------------   ---------          ------    ------------ -------

Balance,
  December 31,
  1997           5,990,84   $   5,991  $ 4,407,725   $ (976,166)   $       -              -       $      -  $          -  $3,437,550

Stock issued
 for cash and
 subscriptions   8,363,00       8,363      390,247             -   (359,000)              -              -             -      39,610
Stock issued
  for services   2,000,00       2,000     2,998,00             -           -              -              -             -   3,000,000
Net loss 1998           -           -            -   (7,086,094)           -              -              -             - (7,086,094)
                 ---------  ----------  ------------ ------------  ----------    ----------        --------   ---------- -----------

Balance,
  December 31,
  1998           16,353,848    16,354     7,795,972  (8,062,260)   (359,000)              -              -             -   (608,934)

Stock issued
  for cash         3,650,00     3,650       189,360            -   (136,350)              -              -           -        56,660
Cash collected            -         -             -            -     359,000              -              -           -       359,000
 Stock issued
 for services       200,000       200         9,800            -           -              -              -           -        10,000
Stock issued
  for debt        5,787,000     5,787      1,209,48            -           -              -              -           -     1,215,270
Stock issued
  for license     1,500,000     1,500       218,500            -           -              -              -           -       220,000
Net loss 1999             -         -             -  (1,820,255)           -              -              -           -   (1,820,255)
                 ---------- ---------  ------------  -----------   ---------     ----------       --------   ---------   -----------

Balance,
  December 31,
  1999           27,490,848    27,491     9,423,115  (9,882,515)   (136,350)              -              -           -     (568,259)

Stock issued for
  cash and
  offering costs  8,000,000     8,000       667,000            -           -              -              -           -       675,000
Cash collected            -         -             -            -     136,350              -              -           -       136,350
Stock issued for
  services        2,670,000     2,670     1,611,991            -           -                                 (316,286)     1,298,375
Stock issued for
  company
  recapitalization  350,000       350         (350)            -           -              -              -           -             -
Stock issued
  for debt          600,000       600       449,400            -           -              -              -           -       450,000
Stock to be issued        -         -             -            -            -     1,000,000        720,000           -       720,000
Stock issued for
  licensing fee           -         -             -            -            -                                (580,000)     (580,000)
Net loss, 2000            -         -             -  (2,765,609)            -             -              -           -   (2,765,609)
                 ---------- ---------  ------------  -----------   ----------    ----------       --------   ---------   -----------

Balance,
  December 31,
  2000           39,110,848    39,111  $ 12,151,156  $ (12,648,124)  $      -     1,000,000       $ 720,000 $(896,286)    $(634,143)

Stock issued for
  services        9,512,000     9,512       883,488              -          -             -               -          -       893,000
Stock issued      1,000,000     1,000       719,000              -          -   (1,000,000)       (720,000)          -             -
Stock rescission   (870,000     (870)     (515,290)              -          -             -               -          -     (516,160)
Deferred cost
  recognized              -         -             -              -          -             -               -    556,286       556,286
Stock to be issued
  for services            -         -             -              -          -     1,000,000          50,000          -        50,000

Net loss, 2001            -         -             -    (1,211,148)                        -               -          -   (1,211,148)
                 ---------- ---------  ------------  -----------   ----------    ----------       --------   ---------   -----------

BALANCE,
--------
  DECEMBER 31,
  ------------
  2001           48,752,848    48,753  $ 13,238,354  $(13,859,272)   $      -     1,000,000       $  50,000  (340,000)    $(862,165)
  ====           ========== =========  ============ ==============     =======   ==========       ========= ==========    ==========

                 See accompanying notes to consolidated financial statements.


                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          CUMULATIVE
                                                                                        FROM JANUARY 1,
                                                                                         1998 (INCEPTION
                                                                                         OF DEVELOPMENT
                                                        YEAR ENDED      YEAR ENDED          STAGE) TO
                                                        DECEMBER 31,   DECEMBER 31,        DECEMBER 31,
                                                            2001           2000                2001
                                                        ------------   ---------------   ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                               $  (1,211,148) $  (2,765,609)   (12,883,106)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
   Loss on extinguishment of debt                                    -              -         732,170
   Write-off of goodwill and other costs                             -              -       4,000,000
   Stock issued for services                                   743,126      1,298,375       5,051,501
   Stock issued for licensing fee                              240,000        140,000         380,000
   Amortization                                                 19,837        114,000         239,837
  Changes in operating assets and liabilities:
   (Increase) decrease in:
   Accounts receivable                                           6,452        (6,452)               -
   Increase (decrease) in:
   Accounts payable and accrued expenses                        49,181        196,977         408,442
   Management fees payable                                           -              -         450,000
   Interest payable                                             22,340         12,501          34,841
                                                            -----------    -----------   ------------
     Net Cash Used In Operating Activities                   (130,212)    (1,010,208)     (1,586,315)
                                                            -----------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Minority interest                                                  -              -             400
  Other                                                              -              -             400
                                                            -----------   ------------   ------------
   Net Cash Provided By Investing Activities                                        -             800
                                                            -----------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of
   subscriptions                                                     -        811,351       1,235,321
  Proceeds from loans and notes                                129,020        200,000         343,355
  Proceeds from stockholders                                         -              -           6,618
                                                            -----------   ------------   ------------
   Net Cash Provided By Financing Activities                   129,020      1,011,351       1,585,294
                                                            -----------   ------------   ------------

NET INCREASE (DECREASE) IN CASH                                (1,192)          1,143           (221)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 1,424            281             453
                                                            -----------   ------------   ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD               $         232  $       1,424  $          232
------------------------------------------                  ===========   ============   ============

SUPPLEMENTAL DISCLOSURE OF NON - CASH FINANCING ACTIVITIES:
----------------------------------------------------------
Acquisition of license agreement for short-term payable  $   3,620,268  $           -       3,620,268
                                                            ===========    ===========   =============

Issuance of 600,000 shares of common stock to settle
  management fee payable                                 $           -  $     450,000         450,000
                                                            ===========    ===========   =============

                 See accompanying notes to consolidated financial statements.

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2001
                             -----------------------

NOTE 1         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION


(A) ORGANIZATION
----------------

Mountain Chief, Inc. was incorporated in the State of Nevada on February 11, 1994. This name was subsequently changed by Articles of Amendment dated November 16, 1994 to IVP Technology Corporation (the "Company"). The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, the Company was involved with various unsuccessful activities relating to the sale of technology products and then became inactive in 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998 (Inception of Development Stage). Activities from inception of development stage included raising of capital and negotiations and acquisition of software distribution licenses (See Note 6).


(B) ACQUISITION
---------------

Effective March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company with no assets or liabilities, from the stockholders thereof in an exchange for an aggregate of 350,000 shares of the Company's common stock and paid $200,000 of consulting expenses in connection with the acquisition. The $200,000 was recorded as an expense in the 2000 financial statements. Pursuant to Rule 12-g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, the
Company elected to become the successor issuer to Erebus Corporation for reporting purposes under the Securities Exchange Act of 1934. For financial reporting purposes, the acquisition was treated as a recapitalization of the Company with the par value of the common stock charged to additional-paid-in capital.


(C) BASIS OF PRESENTATION
-------------------------

The consolidated financial statements are expressed in United States dollars and have been prepared in accordance with generally accepted accounting principles
(GAAP) in the United States.


(D) PRINCIPLES OF CONSOLIDATION
-------------------------------

The consolidated financial statements include the accounts of the Company and its inactive subsidiaries, Lanvoice Corporation and Erebus Corporation. All significant inter-company transactions and balances have been eliminated.


(E) FOREIGN CURRENCY TRANSLATION
--------------------------------

Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated at year-end exchange rates. Nonmonetary assets and liabilities are remeasured into U.S. dollars at historical rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiaries is reflected as a separate component of stockholder's equity. Foreign currency transaction gains or losses are reported in results of operations.


(F) USE OF ESTIMATES
--------------------

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(G) CASH AND CASH EQUIVALENTS
-----------------------------

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.


(H) FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company's accounts receivable, accounts payable and accrued liabilities, and note and interest payable thereon approximates fair value due to the relatively short period to maturity for these instruments.


(I) INCOME TAXES
----------------

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


(J) CONCENTRATION OF CREDIT RISK
--------------------------------

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.


(K) LOSS PER SHARE
------------------

Basic and diluted net loss per common share for all periods presented is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". There were no common stock equivalents at December 31, 2000 and 1999.


(L) LONG-LIVED ASSETS
---------------------

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates that the asset is impaired, when the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company has not recognized any impairment loss during the year ended December 31, 2001.


(M) BUSINESS SEGMENTS
---------------------

The  Company  applies  Statement  of  Financial  Accounting  Standards  No.  131
"Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.


(N) REVENUE RECOGNITION
-----------------------

The Company derives its revenues solely from the licensing of the PowerAudit software. No revenue is derived for support services such as, consulting, education and outsourcing revenues. While the basis for software license revenue recognition is substantially governed by the provisions of Statement of Position No. 97-2, SOFTWARE REVENUE RECOGNITION,issued by the American Institute of

Certified Public Accountants (SOP 97-2), we exercise judgment and use estimates in connection with the determination of the amount of software license and services revenues to be recognized in each accounting period.

The Company's software license arrangements do not allow for any modification or customization of the underlying software. Consequently, the Company recognizes revenue when: (1) it enters into a legally binding arrangement with a customer for the license of software; (2) it delivers the products or perform the services; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties and (4) collection is probable. All of the Company's license revenues are recognized in this manner.


(O) NEW ACCOUNTING PRONOUNCEMENTS
---------------------------------

The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001. The adoption of SFAS 141 did not have a material effect on the Company's financial position or results of operations.

Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged The adoption of SFAS 142 and 143 will not have a material effect on the Company's financial position or results of operations.


NOTE 2         MANAGEMENT FEES PAYABLE

During 2000, the Company settled disputes with three former directors relating to services performed through December 31, 1999 by issuing 600,000 common shares valued at $450,000. The stock was valued at its quoted trading price on the settlement date and the resulting management fees had been expensed and accrued through December 31, 1999.


NOTE 3         NOTES PAYABLE


(A) NOTE PAYABLE - SHORT-TERM
-----------------------------

The Company has a convertible note payable with Rainbow Investments International Limited ("RII") for $200,000 which is outstanding at December 31, 2001. The note bears interest at 10% per annum and was due May 2001. As of December 31, 2001, accrued interest on the note amounted to $34,841. The debt and accrued interest is convertible to common stock at a conversion price equal to 80% of the average closing bid price per share during the ten trading days immediately prior to any such conversion. On July 16, 2001, the Company received notice from RII of their intent to convert the note and accrued interest to common stock. The Company intends to convert such note payable, however, as of December 31, 2001 the conversion has not taken place.

(B) NOTE PAYABLE - LONG-TERM
----------------------------

On July 30, 2001, the Company entered into a two-year note with Berra Holdings, Ltd. to borrow up to $187,500 at 6% interest. As of December 31, 2001 the Company has borrowed $129,020. The note is collateralized by 2,500,000 shares of common stock held in the name of Clarino Investment International, Ltd., an unrelated party.

Future maturities of long-term debt as of December 31, 2001 are as follows:

                                                          AMOUNT
                                                      ----------
                                        2002           $ 200,000
                                        2003             129,020
                                                      ----------
                                        Total          $ 329,020


NOTE 4         EQUITY

The Company's Capital Stock consists of common and preferred stock. As of December 31, 2001, no preferred stock is outstanding and the Company's Board of Directors have not yet determined the terms and conditions of the preferred stock. Holders of common stock are entitled to one vote per share. At December 31, 2001, the Company had 48,752,848 shares of common stock outstanding.

During 1998 the Company issued 8,363,000 common shares for cash of $39,610 and a related subscription receivable of $359,000 which was satisfied in 1999 with cash of $327,700 and an offset of $31,300 to due to stockholder.

During 1998 the Company issued 2,000,000 common shares for past services. For financial reporting purposes, the stock was valued at its quoted trading price on the grant date resulting in an aggregate consulting expense of $3,000,000 recorded in 1998.

During 1999 the Company issued 3,650,000 common shares for cash of $56,660 and a related subscription receivable of $136,350 which was collected in March 2000.

During 1999 the Company issued 200,000 common shares for services. For financial reporting purposes the stock was valued at its quoted trading price on the grant dates resulting in expense of $10,000.

During 1999 the Company issued 5,787,000 common shares valued at $1,215,270 in exchange for $483,100 of debt, customer deposits and accounts payable to unrelated parties. For financial reporting purposes the stock was valued at its quoted trading price on the settlement date. The Company recognized a $732,170 loss on extinguishment.

During 1999 the Company issued 1,500,000 common shares for the extension of a licensing agreement. For financial statement purposes the stock was valued at its quoted trading price.

During 2000, the Company issued 4,500,000 common shares for cash of $675,000 and 3,500,000 common shares for costs in connection with the offering, which were valued at $350,000. The value of the 3,500,000 shares of common stock is a direct offering cost and accordingly has been charged to equity in 2000 (See
Note 6(B)).

During 2000, 2,670,000 common shares were issued for services in the amount of $1,614,661. These shares were valued at the quoted trading price on the grant date. Deferred compensation in the amount of $316,286 was recorded during the year for unearned consulting services.

In March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation from the stockholders thereof in exchange for an aggregate of 350,000 shares of the Company's common stock at par value. . The acquisition of all of the outstanding shares of Erebus Corporation was accounted for as a recapitalization (See Note 1(B)).

During 2000, the Company issued 600,000 common shares valued at its quoted trading price. The stock was issued for payment of debt (See Note 2).

In May 2000, the Company amended and extended its software distribution agreement. The agreement was extended to May 31, 2003 and the territory expanded to Switzerland. In consideration of the above the Company issued 1,000,000 common shares in August 2001 and increased the royalty fee from 5% to 7.5%. The shares were valued at $0.72 based upon the closing pricing at May 31, 2000. The $720,000 was originally recorded as common stock to be issued in the equity section of the balance sheet at December 31, 2000 and the cost of the agreement is being amortized over the remaining term of the agreement (See Note 8(A)).

As of December 31, 2000, the Company recognized $140,000 as licensing fee expense and recorded $580,000 for unearned licensing fee. The balance is deferred licensing fee and will be amortized on a pro-rata basis over the remaining life of the agreement.

During 2001, the Company issued 9,512,000 common shares for services valued at the quoted trading price at the time of issuance. The total value of such issuances amounted to $893,000. The Company also incurred and recorded $50,000 of expenses for services rendered in 2001 for which it will issue 1,000,000 shares in 2002.

During 2001, the Company rescinded 870,000 shares having a value of $516,160 previously issued to consultants for non-performance of services. Such shares were valued at the original issued value which reflected market prices at the time of issuance. The Company reversed $516,160 of consulting fees included in the consolidated statement of operations for the calendar year 2001. Had the Company not rescinded the consulting agreement, total consulting fees would have been approximately $903,246 for the calendar year 2001.


NOTE 5         INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                         2001             2000
                                                      ------------     ---------
            Current:
              Federal                              $            -   $          -
              State                                             -              -
              Deferred-Federal and State                        -              -
                                                      ------------     ---------
            Income tax expense (benefit)           $            -   $          -
                                                      ============     =========

The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2001 and 2000, as follows:

                                                         2001           2000
                                                    -----------     ----------

            U.S. Federal income tax provision
            (benefit)                            $   (411,800)   $  (940,300)
            Effect of net operating loss
            carryforward                               411,800        940,300
                                                    -----------     ----------

                                                 $           -   $          -
                                                    ===========     ==========

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31 are as follows:

                                                    2001           2000
                                                 -----------     ----------
         Deferred tax assets:
         Net operating loss carryforward      $   4,712,200   $  4,300,400
                                                                 ----------
                                                 -----------
           Total gross deferred tax assets        4,712,200      4,300,400
         Less valuation allowance                 4,712,200      4,300,400
                                                 -----------     ----------
         Net deferred tax assets              $           -   $          -
                                                 ===========     ==========

At December 31, 2001, the Company had net operating loss carryforwards of approximately $13,859,300, for U.S. federal income tax purposes available to offset future taxable income expiring on various dates beginning in 2016 through 2021.

The valuation allowance at January 1, 2001 was approximately $4,300,400. The net change in the valuation allowance during the year ended December 31, 2000 was an increase of approximately $411,800.

NOTE 6         AGREEMENTS


(A) SOFTWARE DISTRIBUTION AGREEMENTS
------------------------------------

On March 30, 1999, the Company entered into a software distributing agreement, granting the Company an exclusive right to distribute a software product known as "Power Audit" throughout the United States of America. (See below for subsequent amendments and extensions.) The significant terms and conditions governing the agreement are as follows:

1.      Payment by the Company of $50,000 in development funds.

2. Issuance of 500,000 in common shares of the Company to the owners and developers of the software upon its delivery, which was in October 1999.

3. The Company is to pay royalties at 20% on the first $500,000 of sales. Between $500,000 and $1,000,000 the Company will pay 12.5% on sales and 5% on sales over $1,000,000.

The agreement has a term of fourteen (14) months and could be terminated on six-month notice by either party. It can be extended on a year to year basis, provided the gross annual sales exceed $1,000,000 and all other terms are observed by the parties.

In September 1999, for a consideration of the Company's issuance of an additional 1,000,000 common shares, the agreement was amended to include the European Economic Community in its distribution territory and payment of $4,200 per month for software support and services. The 1,500,000 common shares were issued in 1999 and were valued on the agreement and amendment dates based on the quoted trading price. The resulting $220,000 value was presented as license fees, net of $106,000 accumulated amortization, as of December 31, 1999. During the year ended December 31, 2000, the remaining license fees of $114,000 have been charged to operations as amortization expense. The license fees are amortized over the contract life.

In May 2000, the parties agreed to amend and extend the software agreement for three years to May 31, 2003. The amended agreement expanded the territory to include the Country of Switzerland, required the Company to issue 1,000,000 common shares (See Note 4) and complete a financing of a minimum of $2,000,000 with a portion of the proceeds to be used to contract services of or to develop its own technical support and internal marketing group. In connection with the issuance of the common shares, the Company may be obligated to absorb costs relating to the registration of those shares. As of the date of these financial statements, the cost to register those shares has not been determined. In addition, the Company is required to secure a minimum of twelve (12) purchases of the software product prior to the expiration of the twelve-month period ending June 1, 2001. In the event that the minimum sales requirement is not met, the Company is required to compensate the Software Owner for unearned royalties at the rate of $3,750 per unrealized sale up to the maximum of twelve (12) or $45,000 and issue 100,000 common shares. Lastly, the royalty fee for sales over $1,000,000 has been changed from 5% to 7.5%.


(B) CONSULTING AGREEMENTS
-------------------------

On November 1, 1999 (the "Agreement Date") the Company entered into a consulting agreement whereby the consultant agreed to assist the Company in raising stipulated minimum equity capital and perform other consulting services. Payment of 3,500,000 common shares has been placed in escrow and the issuance was contingent on raising the equity capital. In accordance with generally accepted accounting principles, the escrowed shares were not considered outstanding until released and therefore no value had been assigned to them. In 2000 these shares were released and were valued at the quoted trading price on the Agreement Date and charged to equity as an offering cost (See Note 4).

On March 17, 2000, the Company entered into a consulting agreement with the former stockholder of the acquired inactive reporting shell company (See Note 1(B)). The consulting agreement states that one year after the execution of the agreement ("reset date"), the 350,000 common shares issued by the Company to the former stockholder shall be increased or decreased based upon the average closing price of the Company's stock 30 days prior to the reset date, so the value of the 350,000 shares will equal $500,000. The average closing price of the stock was .1487 cents per share. The Company is obligated to issue an additional 3,012,475 common shares to the consultant. As of the date of this report, the Company has not received a request for the additional shares.

(C) LICENSING AGREEMENT
-----------------------

On December 28, 2001, the Company entered into a two-year licensing agreement to distribute software, which is used in the insurance industry. The company received a non-exclusive right to sell such software to clients in North
America, Mexico, Canada, and their overseas territories. The cost of such agreement was (pound)2,500,000 (US $3,620,268) and is being amortized over the two-year period of the software licensing agreement. Amortization for 2001 was $19,837. Deferred licensing fee, net of amortization is included as an Other Asset on the balance sheet.


NOTE 7         GOING CONCERN

As reflected in the accompanying financial statements, the Company's recurring losses during the development stage of $12,883,106, and its working capital deficiency of $4,334,680 and stockholders' deficiency of $862,165, raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has entered into a software distribution agreement (See Note 6(A)) and a licensing agreement (See Note 6(C)) has raised equity capital and intends on raising additional equity capital in order to implement its business plan and marketing efforts. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.


NOTE 8         SUBSEQUENT EVENTS


(A) STOCK PURCHASE /MANAGEMENT AGREEMENT
----------------------------------------

On September 17, 2001, the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of International Technology Marketing, Inc. ("ITM"). In connection with the agreement, the Company is to issue 50,000,000 shares to the former shareholders, which will be held in escrow subject to the Company reaching certain sales milestones. The agreement calls for the Company to compensate the former shareholders of ITM in their efforts to meet the sales milestones.

The revenue milestones to be reached after the closing are as follows:

        > Upon achieving revenues of $500,000 the escrow agent will release 10,000,000 shares.

        > Upon achieving an additional $500,000 of revenues the escrow agent will release another 10,000,000 shares.

        > Upon achieving $2,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

        > Upon achieving $6,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

        >   Upon  reaching   $16,200,000   in  cumulative   revenues  the  final
            10,000,000 shares will be released.

Pending execution of the escrow agreement, IVP Technology is holding these shares for the benefit of the former shareholders of International Technology Marketing. The former shareholders of ITM include the Company's current management group. The Company has not recorded any amounts associated with the acquisition of ITM, which had minimal assets and/or liabilities on the date of acquisition. For accounting purposes, the Company has not treated the acquisition as an acquisition under the principles of APB 16, but has instead treated the acquisition as an assumption of contingent management contracts for services to be rendered by the former ITM shareholders to the Company. The contingent shares will be issued and released out of escrow to the former principal owners of ITM upon the attainment of certain performance goals as described above. In return, the former principal owners will perform management and marketing services to the Company. Upon attainment of each performance milestone, the Company will record the issuance of stock as compensation expense in the period earned.


(B) LOAN AGREEMENT
------------------

On February 16, 2002, the Company entered into a short-term loan agreement that calls for repayment on April 30, 2002. The loan was for (pound)600,000 (US

$864,180) and carries a rate of 4% above HSBC Bank base rate. Interest is payable monthly.


(C) MARKETING AGREEMENT
-----------------------

On January 18, 2002, the Company entered into a one -year marketing agreement with a consultant who will provide product marketing and advisory services to the Company in the European Economic Community and North America.. The Company will issue 5,000,000 shares within 60 days of the contract date. The shares are valued at $,05 per share corresponding to the date that the Company entered into the agreement with the marketing consultant. The Company will account for the cost of the marketing agreement during its fiscal year ended December 31, 2002 by expensing its entire cost in the amount of $250,000 in accordance with the provisions of SFAS 123 "Accounting for Stock-Based Compensation".

WE  HAVE  NOT   AUTHORIZED  ANY  DEALER,
SALESPERSON  OR OTHER  PERSON TO PROVIDE
ANY     INFORMATION    OR    MAKE    ANY
REPRESENTATIONS   ABOUT  IVP  TECHNOLOGY
CORPORATION  EXCEPT THE  INFORMATION  OR
REPRESENTATIONS    CONTAINED   IN   THIS
PROSPECTUS.  YOU  SHOULD NOT RELY ON ANY
ADDITIONAL         INFORMATION        OR
REPRESENTATIONS IF MADE.

              -----------------------


This prospectus does not constitute an offer to                       ----------------------
sell, or a solicitation of an offer to buy any
securities:                                                                 PROSPECTUS

  / /   except the common stock offered by this                       ---------------------
        prospectus;

  / /   in any jurisdiction in which the offer or
        solicitation is not authorized;
                                                                95,360,913 SHARES OF COMMON STOCK
  / /   in any jurisdiction where the dealer or
        other salesperson is not qualified to make
        the offer or solicitation;
                                                                    IVP TECHNOLOGY CORPORATION
  / /   to any person to whom it is unlawful to
        make the offer or solicitation; or

  / /   to any person who is not a United States
        resident or who is outside the
        jurisdiction of the United States.
                                                                       ______________, 2003

The delivery of this prospectus or any accompanying sale does not imply that:

  / / there have been no changes in the affairs of IVP Technology Corporation after the date of this prospectus; or

  / /   the information contained in this
        prospectus is correct after the date of
        this prospectus.

              -----------------------

Until   _________,   2003,  all  dealers
effecting transactions in the registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   prospectus.   This  is  in
addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of IVP Technology to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of IVP Technology. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IVP Technology pursuant to the foregoing, or otherwise, IVP Technology has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. IVP Technology will pay all expenses in connection with this offering.

         Securities and Exchange Commission Registration Fee      $       1,198
         Printing and Engraving Expenses                          $       2,500
         Accounting Fees and Expenses                             $      15,000
         Legal Fees and Expenses                                  $      50,000
         Miscellaneous                                            $      16,302

         TOTAL                                                    $      85,000

RECENT SALES OF UNREGISTERED SECURITIES

        On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. The shares were valued at $260 corresponding to the date that the Company's Board of Directors approved the transaction.

        On June 28, 2002, we issued 2,410,916 shares of common stock to Rainbow Investments pursuant to the terms of our March 17, 2000 convertible debt agreement. The shares were issued in satisfaction of a convertible debenture and accrued interest of $223,773.03.

        On June 28, 2002, we issued 23,370 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

        On May 28, 2002, IVP acquired Ignition Entertainment Limited. IVP will issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock as payment to Ignition over a period of two years from the date of the acquisition: Additionally, the management team of Ignition may earn up to 1,500,000 shares of preferred stock if certain revenue and net income goals are met at specific time periods. These shares will be held in escrow and disbursed by the escrow agent according to the escrow agreement. The parties are still negotiating the terms of the escrow agreement.

                                                                          AFTER THE
                                            BETWEEN       AFTER THE     PRECEDING TIME       AFTER THE
                                 WITHIN    91 AND 180   PRECEDING TIME   PERIOD AND       PRECEDING TIME
                                90 DAYS OF  DAYS AFTER   PERIOD TO      SIX MONTHS TO          AND
TIME PERIOD:                     CLOSING   MAY 28, 2002 MAY 28, 2003    MAY 28, 2003       MAY 28, 2004        2004
--------------------------

GOALS:                          --        --            --             $13,000,000        $26,000,000         $45,000,000
Gross Revenues (in U.S.
Dollars)
Net Income (in U.S. Dollars)    --        --             --             $1,000,000         $5,000,000         $15,000,000
PAYMENTS:                       --        5,000,000      --             if reach           if reach           if reach
Incentive Payments of IVP                 to DcD                        both above         both               both
common and preferred shares               Holdings                      goals              above              above
                                                                        500,000            goals              goals
                                                                        shares of          500,000            500,000
                                                                        convertible        shares of          shares of
                                                                        preferred          convertible        convertible
                                                                        stock              preferred          preferred
                                                                               stock       stock
Release of 50 Million Shares    --        15,000,000     1,000,000      1,000,000          1,000,000          500,000
of IVP common stock (upon                 shares of      shares of      shares of          shares of          shares of
conversion of all preferred               common         preferred      preferred          preferred          preferred
stock issued)                             stock          stock          stock              stock              stock
                                                         (convertible   (convertible       (convertible       (convertible
                                                         to             to                 to                 to
                                                         10,000,000     10,000,000         10,000,000         5,000,000
                                                         shares of      shares of          shares of          shares of
                                                         common         common             common             common
                                                         stock)         stock)             stock)             stock)

        In May 2002, IVP Technology entered into an agreement with Vanessa Land for marketing and advisory services connected with product marketing in the European Economic Community and North America. In relation with this agreement, IVP Technology issued 5,000,000 shares of common stock to Ms. Vanessa Land. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $0.05 per share, or an aggregate of $250,000, on the date of issuance.

        On May 1, 2002, IVP Technology agreed to issue 4,000,000 shares of its restricted common stock having a value of $760,000 in full settlement of its obligation to DcD Holdings Ltd. IVP Technology issued these shares on or about August 6, 2002.

        In April 2002, IVP Technology raised $150,000 of gross proceeds from Cornell Capital Partners related to the issuance of convertible debentures. Cornell Capital Partners was the purchaser of the convertible debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the Cornell Capital Partners' option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

        The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $64,286, was recorded as an interest expense and a component of equity on the issuance date.

        In February 2003, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P., which replaced an earlier equity line that contained impermissible conditions. Under this agreement, IVP
Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain a fee of 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with the Equity Line of Credit. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

        On April 26, 2002, IVP Technology issued 62,027 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered. These shares were valued as per the agreement.

        On or about March 25, 2002, IVP Technology issued 100,000 shares of common stock to Barry Gross that was earned pursuant to a consulting contract signed in 2000. These shares were valued at $0.09 per share, or an aggregate of $9,000, on the date of issuance.

        On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Brian MacDonald to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as non-cash salaries and employment expenses.

        On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Peter Hamilton to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as non-cash salaries and employment expenses.

        On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Kevin Birch to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as non-cash salaries and employment expenses.

        On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Geno Villella to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as non-cash salaries and employment expenses.

        On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Sherry Bullock to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. Subsequently, Ms. Bullock left employment with IVP Technology and has accepted a partial payment of 800,000 shares and the remainder of her performance based shares have been reallocated to the remaining founding shareholders of International Technology Marketing. A 20% portion of these shares were valued as at the quarter ended September 30, 2002 at the market price of .19 cents and were expensed as non-cash salaries and employment expenses.

        On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Maxwell in lieu of compensation for services performed in 2001 as President of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of the board meeting.

        On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Trainor in lieu of compensation for services performed in 2001 as Secretary of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of the board meeting.

        On or about March 25, 2002, IVP Technology issued 2,375,600 shares of common stock valued at $0.05 per share to Thomas Chown for the conversion of approximately $118,780 of debts owed by the corporation for services performed in 2001 on the date of the agreement.

        On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Buford Industries, Inc. as conversion of $50,000 of fees earned for introducing IVP to International Technology Marketing. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of the agreement.

        On or about March 25, 2002, IVP Technology issued 50,000 shares of common stock to Ruffa and Ruffa, P.A. for payment of interest on outstanding legal bills for the year 2001 - 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of the agreement.

        On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to J. Stephen Smith to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 shares per year.

        On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Michael Sidrow to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. Sidrow's resignation from the board of directors.

        On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Robert King to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. King's resignation from the board of directors.

        On February 16, 2002, IVP Technology completed an interim financing agreement for a bridge loan of (pound)600,000 (U.S. $864,180) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan was due April 30, 2002 and accrues interest at a rate of 4% per year above the HSBC Bank base rate. Interest is payable monthly. On May 1, 2002, IVP Technology received written notice from the lender, DcD Limited, that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share.

        On or about August 17, 2001, IVP Technology issued 1,000,000 shares of common stock to Orchestral Corporation for extension of the licensing contract and to obtain market distribution to Switzerland. These shares were valued at $0.12 per share, or an aggregate of $120,000, on the date of issuance.

        On or about July 30, 2001, IVP Technology rescinded the issuance of 870,000 shares of common stock previously issued to Koplan Consulting Corp. and Mr. Peter Kertes for services not performed.

        On or about April 26, 2001, IVP Technology issued 1,200,000 shares of common stock to Gross Capital Associates for marketing and promotion consulting services. These shares were valued at $0.14 per share, or an aggregate of $168,000, on the date of issuance.

        On or about April 26, 2001, IVP Technology issued 1,000,000 shares of common stock to John Coady for financial advisory services. These shares were valued at $0.14 per share, or an aggregate of $140,000, on the date of issuance.

        In March 2000, IVP, through an agreement with TPG Capital Corporation, which was operated by James Cassidy, a lawyer in Washington D.C., acquired Erebus Corporation for $200,000 in cash and 350,000 shares of IVP valued at $500,000, the market value of IVP's stock at the time of acquisition. This consideration was paid as a fee to TPG Capital, the sole shareholder of Erebus Corporation. The Erebus transaction was undertaken between Erebus, a non-active reporting entity, and IVP Technology, in order for IVP could become a reporting issuer with the SEC and thereby maintain its status as a listed company on the OTCBB. From an accounting standpoint the Erebus transaction was treated as a recapitalization (stock for stock transaction and no goodwill was recorded).

        TPG Capital was the sole shareholder of Erebus Inc., an inactive reporting shell company. The consulting agreement states that one year after the execution of the agreement ("reset date") the 350,000 common shares issued by IVP Technology to the former stockholder shall be increased or decreased based upon the average closing price of IVP Technology's stock 30 days prior to the reset date, so the value of the 350,000 shares was equal $500,000. The average closing price of the stock was $0.1487 per share. Based on the consulting agreement IVP Technology is obligated to issue an additional 3,028,378 common shares to the consultant as an additional fee. IVP Technology does not believe that it will be legally obligated to issue the shares based on the reset date as the SEC had previously reached a settlement agreement with Mr. Cassidy and TPG Capital with regard certain practices related to vending reporting shells to nonreporting entities in order for the later to retain listing status on the OTC BB. See SEC Litigation release no. 17023/June 4, 2001.

        With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding IVP Technology so as to make an informed investment decision. More specifically, IVP Technology had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in IVP Technology's securities.


EXHIBITS AND REPORTS ON FORM 8-K

        (A)    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM SB-2.


EXHIBIT NO.       DESCRIPTION                                    LOCATION
-------------     -----------                                    ------------------------------------

2.1               Agreement and Plan of Reorganization dated     Incorporated by reference to Exhibit
                  March 21, 2000 between IVP Technology          4.1 to IVP Technology's Form 8-K12G3
                  Corporation and Erebus Corporation             filed on April 19, 2000

3.1               Certificate of Amendment of Articles of        Incorporated by reference to Exhibit
                  Incorporation                                  3.1 to IVP Technology's Form 10-KSB
                                                                 filed on April 15, 2002

3.2               Bylaws                                         Incorporated by reference to Exhibit
                                                                 3.2 to Amendment No. 2 to the Form
                                                                 SB-2 filed on November 14, 2002

4.4               Description of Securities                      Incorporated by reference to Exhibit
                                                                 4.4 to IVP Technology's Form S-8
                                                                 filed on July 23, 2001

5.1               Opinion of Kirkpatrick & Lockhart LLP re:      Provided herewith
                  Legality


10.4              Second Amending Agreement to Software          Incorporated by reference to Exhibit
                  Distribution Agreement dated as of May 31,     10.4 to IVP Technology's Form 10-QSB
                  2000 between the Registrant and Orchestral     filed on September 24, 2000
                  Corporation

10.5              Service Bureau Arrangement Agreement dated     Incorporated by reference to Exhibit
                  September 28, 2000 between the Registrant      10.5 to IVP Technology's Form 10-QSB
                  and E-RESPONSES.COM                            filed on November 14, 2000

10.6              Stock Purchase Agreement dated September 17,   Incorporated by reference to Exhibit
                  2001 among the Registrant, International       10.6 to IVP Technology's Form 10-KSB
                  Technology Marketing, Inc., Brian MacDonald,   filed on April 15, 2002
                  Peter Hamilton, Kevin Birch, Sherry Bullock,
                  and Geno Villella

10.7              Agreement dated May 15, 2000 between the       Incorporated by reference to Exhibit
                  Registrant and Rainbow Investments             10.7 to IVP Technology's Form 10-KSB
                  International Limited                          filed on April 15, 2002

10.8              Employment Agreement dated August 30, 2001     Incorporated by reference to Exhibit
                  between International Technology Marketing,    10.8 to IVP Technology's Form 10-KSB
                  Inc. and Brian J. MacDonald                    filed on April 15, 2002

10.9              Agreement dated February 12, 2002 between      Incorporated by reference to Exhibit
                  the Registrant and SmartFocus Limited          10.9 to IVP Technology's Form 10-KSB
                                                                 filed on April 15, 2002

10.10             Warrant Agreement dated May 15, 2000 between   Incorporated by reference to Exhibit
                  the Registrant and Rainbow Investments         10.10 to IVP Technology's Form 10-KSB
                  International Limited                          filed on April 15, 2002

                                      II-6

EXHIBIT NO.       DESCRIPTION                                    LOCATION
-------------     -----------                                    ------------------------------------

10.11             Convertible Promissory Note dated May 2000     Incorporated by reference to Exhibit
                  between the Registrant and Rainbow             10.11 to IVP Technology's Form 10-KSB
                  Investments International Limited              filed on April 15, 2002

10.12             Software Distribution Agreement dated          Incorporated by reference to Exhibit
                  December 28, 2001 between the Registrant and   10.12 to IVP Technology's Form 10-KSB
                  TIG Acquisition Corporation                    filed on April 15, 2002

10.13             Loan Agreement dated January 16, 2002          Incorporated by reference to Exhibit
                  between the Registrant and DcD Holdings        10.13 to IVP Technology's Form 10-KSB
                  Limited                                        filed on April 15, 2002

10.14             Agreement for the Provision of Marketing       Incorporated by reference to Exhibit
                  Services dated May 3, 2002 between the         10.1 to IVP Technology's Form S-8
                  Registrant and Vanessa Land                    filed with the SEC on May 3, 2002

10.15             Reserved

10.16             Employment Agreement dated August 30, 2001     Incorporated by reference to Exhibit
                  between International Technology Marketing,    10.16 to IVP Technology's Form 10-KSB
                  Inc. and Geno Villella                         filed on April 15, 2002

10.17             Employment Agreement dated August 30, 2001     Incorporated by reference to Exhibit
                  between International Technology Marketing,    10.17 to IVP Technology's Form 10-KSB
                  Inc. and Kevin Birch                           filed on April 15, 2002

10.18             Employment Agreement dated August 30, 2001     Incorporated by reference to Exhibit
                  between International Technology Marketing,    10.18 to IVP Technology's Form 10-KSB
                  Inc. and Peter J. Hamilton                     filed on April 15, 2002

10.19             Employment Agreement dated August 30, 2001     Incorporated by reference to Exhibit
                  between International Technology Marketing,    10.19 to IVP Technology's Form 10-KSB
                  Inc. and Sherry Bullock                        filed on April 15, 2002

10.20             Loan and Security Agreement dated July 30,     Incorporated by reference to Exhibit
                  2001 among the Registrant, Clarino             10.20 to IVP Technology's Form 10-KSB
                  Investments International Ltd., and Berra      filed on April 15, 2002
                  Holdings Ltd.

10.21             Consulting and Advisory Extension Agreement    Incorporated by reference to the
                  dated February 14, 2001 between the            Exhibit to IVP Technology's Form
                  Registrant and Barry Gross D/B/A Gross         10-QSB filed on May 21, 2001
                  Capital Associates

10.22             Letter Agreement dated June 28, 2001,          Incorporated by reference to Exhibit
                  between the Registrant and Andris Gravitis     4.1 to IVP Technology's Form S-8
                                                                 filed on July 23, 2001

10.23             Letter Agreement dated June 28, 2001,          Incorporated by reference to Exhibit
                  between the Registrant and Thomas Chown.       4.2 to IVP Technology's Form S-8
                                                                 filed on July 23, 2001

10.24             Letter Agreement dated May 30, 2001, between   Incorporated by reference to Exhibit
                  the Registrant and Ruffa & Ruffa, P.C. for     4.3 to IVP Technology's Form S-8
                  Modification of Retainer Agreement             filed on July 23, 2001

10.25             Consulting Agreement dated September 1, 2000   Incorporated by reference to Exhibit
                  between the Registrant and Barry Gross d/b/a   13.1 to IVP Technology's Form 10-KSB
                  Gross Capital Associates                       filed on July 5, 2001

                                      II-7

EXHIBIT NO.       DESCRIPTION                                    LOCATION
-------------     -----------                                    ------------------------------------

10.26             Consulting and Advisory Agreement dated        Incorporated by reference to Exhibit
                  September 25, 2000 between the Registrant      13.2 to IVP Technology's Form 10-KSB
                  and Koplan Consulting Corporation              filed on July 5, 2001

10.27             Warrant Agreement dated February 11, 2003      Provided herewith
                  between the Registrant and Cornell Capital
                  Partners LP

10.28             Equity Line of Credit Agreement dated          Provided herewith
                  February 11, 2003 between the Registrant
                  and Cornell Capital Partners LP

10.29             Registration Rights Agreement dated            Provided herewith
                  February 11, 2003 between the Registrant
                  and Cornell Capital Partners, LP

10.30             Escrow Agreement dated February 11, 2003       Provided herewith
                  among the Registrant, Cornell Capital
                  Partners, LP, Butler Gonzalez, and First
                  Union National Bank

10.31             Securities Purchase Agreement dated April 3,   Incorporated by reference to Exhibit
                  2002 among the Registrant and the Buyers       10.31 to IVP Technology's Form 10-KSB
                                                                 filed on April 15, 2002

10.32             Escrow Agreement dated April 3, 2002 among     Incorporated by reference to Exhibit
                  the Registrant, the Buyers, and First Union    10.32 to IVP Technology's Form 10-KSB
                  National Bank                                  filed on April 15, 2002

10.33             Debenture Agreement Dated April 3, 2002        Incorporated by reference to Exhibit
                  between the Registrant and Cornell Capital     10.33 to IVP Technology's Form 10-KSB
                  Partners LP                                    filed on April 15, 2002

10.34             Investor Registration Rights Agreement dated   Incorporated by reference to Exhibit
                  April 3, 2002 between the Registrant and the   10.34 to IVP Technology's Form 10-KSB
                  Investors                                      filed on April 15, 2002

10.35             Placement Agent Agreement dated April 3,       Incorporated by reference to Exhibit
                  2002 among the Registrant, Westrock            10.35 to IVP Technology's Form 10-KSB
                  Advisors, Inc. and Cornell Capital Partners    filed on April 15, 2002
                  LP

10.36             Letter Agreement dated February 20, 2002       Incorporated by reference to Exhibit
                  between the Registrant and Buford Industries   10.36 to IVP Technology's Form 10-KSB
                  Inc.                                           filed on April 15, 2002

10.37             Letter Confirmation Agreement dated July 21,   Incorporated by reference to Exhibit
                  2001 between the Registrant and Buford         10.37 to IVP Technology's Form 10-KSB
                  Industries Inc.                                filed on April 15, 2002

10.38             Consulting Agreement dated March 1, 2002       Incorporated by reference to Exhibit
                  between the Registrant and Danson Partners     10.38 to IVP Technology's Form 10-KSB
                  LLC                                            filed on April 15, 2002

10.39             Term Sheet between the Registrant and          Incorporated by reference to Exhibit
                  Cornell Capital Partners, LP Increasing the    10.39 to IVP Technology's Form SB-2
                  Commitment under the Equity Line of Credit     filed on May 15, 2002
                  to $10 million

                                      II-8

EXHIBIT NO.       DESCRIPTION                                    LOCATION
-------------     -----------                                    ------------------------------------

10.40             Consulting Agreement dated February 12, 2002   Incorporated by reference to Exhibit
                  between the Registrant and Danson Partners     10.40 to IVP Technology's Form SB-2
                  LLC                                            filed on May 15, 2002

10.41             Escrow Agreement dated as of May 15, 2002      Incorporated by reference to Exhibit
                  among the Registrant, Brian MacDonald, Peter   10.41 to IVP Technology's Form SB-2
                  Hamilton, Kevin Birch, Sherry Bullock, and     filed on May 15, 2002
                  Gino Villella

10.42             Termination letter dated June 13, 2002         Incorporated by reference to Exhibit
                  between the Registrant and Orchestral          10.42 to IVP Technology's Form 10-QSB
                  Corporation                                    filed on August 19, 2002

10.43             Acquisition Agreement dated as of May 28,      Incorporated by reference to Exhibit
                  2002 regarding the purchase of Ignition        10.43 to IVP Technology's Form 10-QSB
                  Entertainment                                  filed on August 19, 2002

10.44             Consulting Agreement dated as of June 1,       Incorporated by reference to Exhibit
                  2002 Ignition Entertainment Limited and        10.44 to IVP Technology's Form 10-QSB
                  Montpelier Limited                             filed on August 19, 2002

10.45             Amendment to Equity Line of Credit Agreement   Incorporated by reference to Exhibit
                  dated May 2002 between IVP Technology and      10.45 to Amendment No. 2 to the Form
                  Cornell Capital Partners.                      SB-2 filed on November 14, 2002

10.46             Letter of Credit Facility dated as of April    Incorporated by reference to Exhibit
                  10, 2002 between Revelate Limited and          10.46 to Amendment No. 2 to the Form
                  Ignition Entertainment Limited                 SB-2 filed on November 14, 2002

10.47             Debenture dated as of June 14, 2002 between    Incorporated by reference to Exhibit
                  Revelate Limited and Ignition Entertainment    10.47 to Amendment No. 2 to the Form
                  Limited                                        SB-2 filed on November 14, 2002

10.48             Standard Conditions for Purchase of Debts      Incorporated by reference to Exhibit
                  dated May 23, 2002 between DcD Factors PLC     10.48 to Amendment No. 2 to the Form
                  and Ignition Entertainment Limited             SB-2 filed on November 14, 2002

10.49             All Assets Debenture dated as of May 23,       Incorporated by reference to Exhibit
                  2002 between DcD Factors PLC and Ignition      10.49 to Amendment No. 2 to the Form
                  Entertainment Limited                          SB-2 filed on November 14, 2002

10.50             Memorandum of Agreement dated as of July 1,    Incorporated by reference to Exhibit
                  2002 between Springboard Technology            10.50 to Amendment No. 2 to the Form
                  Solutions Inc. and IVP Technology              SB-2 filed on November 14, 2002

10.51             Heads of Agreement dated as of December 28,    Incorporated by reference to Exhibit
                  2001 and amended on September 30, 2002         10.51 to Amendment No. 2 to the Form
                  between TiG Acquisition Corporation and IVP    SB-2 filed on November 14, 2002
                  Technology

10.52             XBOX Development Kit License dated as of       Incorporated by reference to Exhibit
                  January 22, 2001 between Awesome Development   10.52 to Amendment No. 3 to the Form
                  Ltd. and Microsoft Ireland Operations Limited  SB-2 filed on January 9, 2003

10.53             Licensed Developer Agreement dated as of       Incorporated by reference to Exhibit
                  October 15, 2002 between Ignition USA and      10.53 to Amendment No. 3 to the Form
                  Sony Computer Entertainment America Inc.       SB-2 filed on January 9, 2003

                                      II-9

EXHIBIT NO.       DESCRIPTION                                    LOCATION
-------------     -----------                                    ------------------------------------

10.54             Licensed Developer Agreement dated as of       Incorporated by reference to Exhibit
                  October 15, 2002 between Ignition USA and      10.54 to Amendment No. 3 to the Form
                  Sony Computer Entertainment America            SB-2 filed on January 9, 2003

10.55             Development System Agreement dated as of       Incorporated by reference to Exhibit
                  October 15, 2002 between Ignition USA and      10.55 to Amendment No. 3 to the Form
                  Sony Computer Entertainment America Inc.       SB-2 filed on January 9, 2003

10.56             GCN License Agreement dated as of November     Incorporated by reference to Exhibit
                  8, 2002 between Nintendo of America Inc. and   10.56 to Amendment No. 3 to the Form
                  Ignition USA                                   SB-2 filed on January 9, 2003

10.57             Licensed Publisher Agreement October 18,       Incorporated by reference to Exhibit
                  2002 between Sony Computer Entertainment       10.57 to Amendment No. 3 to the Form
                  America Inc. and Ignition USA                  SB-2 filed on January 9, 2003

10.58             Licensed Publisher Agreement dated as of       Incorporated by reference to Exhibit
                  October 18, 2002 between Ignition USA and      10.58 to Amendment No. 3 to the Form
                  Sony Computer Entertainment American Inc.      SB-2 filed on January 9, 2003

10.59             Agreement dated as of March 17, 2000 between   Incorporated by reference to Exhibit
                  IVP Technology and TPG Capital Corporation     10.59 to Amendment No. 3 to the Form
                                                                 SB-2 filed on January 9, 2003

23.1              Consent of Kirkpatrick & Lockhart LLP          Incorporated by reference to Exhibit
                                                                 5.1 to this Form SB-2

23.2              Consent of Weinberg & Company, P.A.            Provided herewith

(B)     REPORTS ON FORM 8-K.

        On August 8, 2002, IVP Technology filed a Form 8-K disclosing that it was not required to file financial information regarding its acquisition of Ignition Entertainment.

        On May 29, 2002, IVP Technology filed a report on Form 8-K disclosing that on May 22, 2002 IVP Technology Corporation entered into a Purchase and Sale agreement to acquire all of the common shares of Ignition Entertainment Limited, an entity formed in the United Kingdom, that develops, produces and distributes consumer software and games for multiple computer, game, communication and hand held device platforms.

        In the same May 29, 2002 report on Form 8-K, IVP Technology disclosed that on May 13, 2002, Dr. Michael Sidrow and Mr. Robert King resigned from IVP Technology's Board of Directors due to personal reasons associated with their other obligations. The board of directors of IVP Technology has invited Shabir Randeree, Managing Director of DcD Limited, and Hassan Sadiq, Chief Operating Officer of The Innovation Group to become members of the board in replacement for Messrs. Sidrow and King to serve until the next Annual General Meeting of shareholders expected in the Fall of 2002. Both Mr. Sadiq and Mr. Randeree reside in the United Kingdom. Neither Mr. Randeree nor Mr. Sadiq have accepted the invitation to date.

        IVP Technology filed a report on Form 8-K on May 6, 2002 disclosing that on May 1, 2002, IVP Technology received written notice that the lender, DcD Limited, agreed to convert the loan for $864,180 due on April 30, 2002 to 4,000,000 shares of common stock. This equates to a conversion price of approximately $0.19 per share.

UNDERTAKINGS

        The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (i)    Include   any   prospectus   required  by  Sections
10(a)(3) of the Securities Act of 1933 (the "Act");

                      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                      (iii)  Include   any   additional   or  changed   material
information on the plan of distribution;

               (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on February 11, 2003.

                              IVP TECHNOLOGY CORPORATION

                              By:     /s/  Brian MacDonald
                                 -------------------------
                              Name:   Brian MacDonald
                              Title:  President, Chief Executive Officer
                                      and  Chairman of the Board of Directors


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                            TITLE                                        DATE
---------                            -----                                        -----

/s/ Brian MacDonald
--------------------
Brian MacDonald                      President, Chief Executive Officer           February 11, 2003
                                     (Principal
                                     Accounting Officer), Chairman of the
                                     Board of
                                     Directors


/s/ J. Stephen Smith
--------------------
J. Stephen Smith                     Director                                     February 11, 2003


/s/ Peter Hamilton
--------------------
Peter Hamilton                       Director                                     February 11, 2003